As Filed With The Securities and Exchange Commission on November 27, 2001


                                                             File Nos. 333-67866
                                                                        811-4865

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


      Pre-Effective Amendment No. 2             |X|
      Post-Effective Amendment No.              |_|


REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

      Amendment No. 36                          |X|

                        (Check appropriate box or boxes.)

                               VARIABLE ACCOUNT A
                           (Exact Name of Registrant)

            American International Life Assurance Company of New York
                               (Name of Depositor)

                       80 Pine Street, New York, NY 10005
         (Address of Depositor's Principal Executive Offices) (Zip Code)

                                 (302) 594-2978
               (Depositor's Telephone Number, including Area Code)

                             Kenneth D. Walma, Esq.
           American International Life Assurance Company of New York
                                 One Alico Plaza
                           Wilmington, Delaware 19899
                     (Name and Address of Agent for Service)

      Copies to:

      Michael Berenson, Esq.       and Ernest T. Patrikis, Esq.
      Morgan, Lewis & Bockius LLP      Senior Vice President and General Counsel
      1800 M Street                    American International Group, Inc.
      Washington, DC 20036-5869        70 Pine Street
                                       New York, NY  10270

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this filing.

It is proposed that this filing will become effective (check appropriate box)

|_|   immediately upon filing pursuant to paragraph (b) of Rule 485

|_|   on May 1, 2001 pursuant to paragraph (b) of Rule 485

|_|   60 days after filing pursuant to paragraph (a)(i) of Rule 485

|_|   on ______ pursuant to paragraph (a)(i) of Rule 485

|_|   on ______ pursuant to paragraph (a)(ii) of Rule 485

If appropriate, check the following box:

|_| This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Title of Securities Being Registered: Flexible Premium Deferred Variable Annuity Contract.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that his registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

                                     PART A

                    OVATION ADVISOR VARIABLE ANNUITY PROFILE

This profile is a summary of some of the more important points that you should know and consider before purchasing a variable annuity. The variable annuity is more fully described in the accompanying prospectus. The sections in this summary correspond to sections in the prospectus that discuss the topics in more detail. All capitalized terms are used as defined in the prospectus. Please read the prospectus carefully.

                                __________, 2001

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1. OVATION ADVISOR VARIABLE ANNUITY
================================================================================

This variable annuity contract is between you and American International Life Assurance Company of New York. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as providing retirement income. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings.

This contract offers a choice of investment options. You may divide your money among any or all of the 19 variable investment options provided by Alliance Capital Management L.P. and the fixed investment option. Your investment is not guaranteed. The value of your contract can fluctuate up or down based on the performance of the underlying investments you select and you may experience a loss.

The variable investment portfolios offer professionally managed investment choices with goals ranging from capital preservation to aggressive growth. Your choices for the various investment options are listed later in this profile.

Like most deferred annuities, the contract has an accumulation phase and an income phase. During the accumulation phase, you invest money in your contract. Your earnings are based on the investment performance of the variable investment portfolios to which your money is allocated and/or the interest rate earned on the fixed investment option. You may withdraw money from your contract during the accumulation phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. A tax penalty may apply if you make withdrawals before age 59 1/2. The income phase begins with the Annuity Date that you select. During the income phase, you, or another person you select as the Annuitant, will receive payments from your annuity. Your payments may be fixed in dollar amount, vary with investment performance or a combination of both, depending on where you allocate your money. Among other factors, the amount of money you are able to accumulate in your contract during the accumulation phase will determine the amount of your payments during the income phase.

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2. ANNUITY OPTIONS
================================================================================

You can select one of the annuity options listed below:

      (1)   payments for the Annuitant's lifetime;
      (2) payments for the Annuitant's lifetime, but for not less than 10 years; and
      (3)   payments for the lifetime of the survivor of two Annuitants.

We may offer other annuity options, subject to our discretion.

You will need to decide if you want payments to fluctuate with investment performance, remain constant, or reflect a combination of the two. You will also select the date on which payments begin. Once we begin making payments you cannot change your annuity option. If your contract is part of a non-qualified retirement plan (one that is established with after tax dollars), payments during the income phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable as income. For contracts that are part of a qualified retirement plan using before tax dollars, the entire payment is taxable as income.

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3. PURCHASING A VARIABLE ANNUITY CONTRACT
================================================================================

You can buy a contract through your financial representative, who can also help you complete the proper forms. The minimum initial investment is $2,000. Additional amounts of $1,000 or more may be added to your contract at any time during the accumulation phase. You can pay additional premium of $100 or more per month by enrolling in an automatic investment plan.

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4. INVESTMENT OPTIONS
================================================================================

You may allocate money to the following variable investment portfolios of Alliance Variable Products Series Fund, Inc.

Alliance Variable Products Series Fund, Inc.
(managed by Alliance Capital Management L.P.)

Global Bond Portfolio
Global Dollar Government Portfolio
Growth Portfolio (Class B)
Growth and Income Portfolio (Class B)
High-Yield Portfolio
International Portfolio
AllianceBernstein International Value Portfolio
Money Market Portfolio (Class B)
North American Government Income Portfolio
Premier Growth Portfolio (Class B)
Quasar Portfolio
AllianceBernstein Real Estate Investment Portfolio
AllianceBernstein Small Cap Value Portfolio
Technology Portfolio (Class B)
Total Return Portfolio
U.S. Government/High Grade Securities Portfolio
AllianceBernstein Utility Income Portfolio
AllianceBernstein Value Portfolio (Class B)
Worldwide Privatization Portfolio

The fixed investment option is part of our general account. The interest rate may differ from time to time but we will never credit less than a 3% annual effective rate. Once established, the rate will not change during the selected period. You may also elect to participate in our dollar cost averaging program.

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5. EXPENSES
================================================================================

Each year we deduct a $30 contract maintenance fee from your Contract Value. This fee is waived if the value of your contract is at least $50,000. We also deduct insurance charges on a daily basis equal to 1.40% annually of the average daily value of your contract allocated to the variable investment options. The insurance charges include a mortality and expense risk charge of 1.25% and an administrative charge of 0.15%.

If you select the optional death benefit, we will calculate and deduct a charge against the assets in the variable account. For the annual ratchet plan the charge is equal to 0.10% annually.

As with other professionally managed investments, there are also investment charges imposed on contracts with money allocated to the variable investment options. These charges include management fees and other operating expenses and are estimated to range from 0.87% to 1.31%.

Each year you are allowed to make 12 transfers without charge. After your first 12 transfers, a $10 transfer fee will apply to each subsequent transfer.

You may also be assessed a premium tax of up to 3.5% depending upon the state where you reside.

The following chart is designed to help you understand the charges under your contract. The column "Total Annual Insurance Charges" reflects maximum insurance charges of 1.56%, including the optional death benefit charge and the $30 contract maintenance fee. We converted the contract maintenance fee to a percentage using an assumed contract size of $50,000. The actual impact of this charge on your contract may differ from this percentage. The column "Total Annual Portfolio Charges" shows portfolio charges for each portfolio after waivers and/or reimbursements by Alliance Capital Management L.P. for the year ended December 31, 2000. The third column is the total of all annual charges. The fourth and fifth columns show two examples of the charges you would pay under the contract. The examples assume that you invest $1,000 in a contract that earns 5% annually and that you withdraw your money (1) at the end of year 1 and (2) at the end of year 10. The premium tax is assumed to be 0% in both examples.

                                                                Total       Total                                      Total
                                                               Annual      Annual      Total    Total Expenses       Expenses
                                                              Insurance   Portfolio    Annual   at the end of     At the end of
                                                               Charges     Charges     Charges     1 Year           10 Years
Alliance Variable Products Series Fund, Inc.
Global Bond Portfolio                                            1.56%       1.02%      2.58%        $26               $291
Global Dollar Government Portfolio                               1.56%       0.95%      2.51%        $25               $285
Growth Portfolio (Class B)                                       1.56%       1.08%      2.64%        $27               $297
Growth and Income Portfolio (Class B)                            1.56%       0.95%      2.51%        $25               $285
High-Yield Portfolio                                             1.56%       0.95%      2.51%        $25               $285
International Portfolio                                          1.56%       0.95%      2.51%        $25               $285
AllianceBernstein International Value Portfolio                  1.56%       0.95%      2.51%        $25               $285
Money Market Portfolio (Class B)                                 1.56%       0.95%      2.51%        $25               $285
North American Government Income Portfolio                       1.56%       0.95%      2.51%        $25               $285
Premier Growth Portfolio (Class B)                               1.56%       1.30%      2.86%        $29               $319
Quasar Portfolio                                                 1.56%       0.95%      2.51%        $25               $285
AllianceBernstein Real Estate Investment Portfolio               1.56%       0.95%      2.51%        $25               $285
AllianceBernstein Small Cap Value Portfolio                      1.56%       0.95%      2.51%        $25               $285
Technology Portfolio (Class B)                                   1.56%       1.31%      2.87%        $29               $319
Total Return Portfolio                                           1.56%       0.87%      2.43%        $25               $277
U.S. Government/High Grade Securities Portfolio                  1.56%       0.95%      2.51%        $25               $285
AllianceBernstein Utility Income Portfolio                       1.56%       1.00%      2.56%        $26               $290
AllianceBernstein Value Portfolio (Class B)                      1.56%       1.20%      2.76%        $28               $309
Worldwide Privatization Portfolio                                1.56%       0.95%      2.51%        $25               $285

For more detailed information, see "Fee Tables" in the prospectus.

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6. TAXES
================================================================================

Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a non-qualified contract (one that is established with after tax dollars) are deferred until they are withdrawn. In a qualified contract (one that is established with before tax dollars like an IRA), all amounts are taxable when they are withdrawn.

When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income rate. You may be subject to a 10% tax penalty for distributions or withdrawals before age 59 1/2.

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7. ACCESS TO YOUR MONEY
================================================================================

You may withdraw part or all of your Contract Value at anytime. You may have to pay income tax on any amount withdrawn and a 10% tax penalty may apply if you are under age 59 1/2.

Under the systematic withdrawal program, you may withdraw a maximum of 10% of your premium payments each Contract Year. The minimum withdrawal amount is $200. You must have at least $24,000 in Contract Value to participate in the systematic withdrawal program.

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8. PERFORMANCE
================================================================================

The following chart shows total returns for each variable investment option for each of the calendar years shown. These numbers reflect the insurance charges, the contract maintenance fee, and the investment charges. Past performance is not a guarantee of future results.

                             SUMMARY OF PERFORMANCE

                                                       2000       1999       1998       1997      1996      1995     1994     1993
Global Bond Subaccount                                -0.29%     -7.42%     12.53%     -0.73%     4.73%    23.02%   -6.55%   10.41%
Global Dollar Government Subaccount                   12.42%     24.32%    -22.80%     11.66%    23.16%    21.29%      N/A      N/A
Growth Subaccount (Class B)                          -18.95%     32.60%     26.94%     28.21%    26.70%    33.37%      N/A      N/A
Growth and Income Subaccount (Class B)                11.96%      9.82%     19.21%     27.01%    22.36%    33.90%   -1.77%   10.17%
High-Yield Subaccount                                 -6.24%     -4.23%     -5.03%        N/A       N/A       N/A      N/A      N/A
International Subaccount                             -21.03%     38.29%     11.45%      1.89%     5.75%     8.34%    5.21%      N/A
AllianceBernstein International Value Subaccount         N/A        N/A        N/A        N/A       N/A       N/A      N/A      N/A
Money Market Subaccount (Class B)                      4.12%      3.22%      3.52%      3.65%     3.23%     3.55%    1.85%      N/A
North American Government Income Subaccount           10.77%      7.39%      2.62%      8.10%    17.29%    20.79%      N/A      N/A
Premier Growth Subaccount (Class B)                  -17.94%     30.48%     45.92%     32.00%    20.99%    43.31%   -4.62%      N/A
Quasar Subaccount                                     -7.45%     15.45%     -5.82%     16.95%       N/A       N/A      N/A      N/A
AllianceBernstein Real Estate Investment
  Subaccount                                          24.88%     -6.43%    -20.13%        N/A       N/A       N/A      N/A      N/A
AllianceBernstein Small Cap Value Subaccount             N/A        N/A        N/A        N/A       N/A       N/A      N/A      N/A
Technology Subaccount (Class B)                      -22.76%     73.27%     61.51%      4.99%       N/A       N/A      N/A      N/A
Total Return Subaccount                               10.91%      5.05%     15.36%     19.43%    13.56%    21.96%      N/A      N/A
U.S. Government/High Grade Securities Subaccount       9.48%     -3.81%      6.71%      7.17%     1.11%    17.60%   -5.36%      N/A
AllianceBernstein Utility Income Subaccount            9.85%     17.74%     22.18%     23.97%     6.37%    19.78%      N/A      N/A
AllianceBernstein Value Subaccount (Class B)             N/A        N/A        N/A        N/A       N/A       N/A      N/A      N/A
Worldwide Privatization Subaccount                   -24.12%     56.63%      9.29%      9.21%    16.86%     9.34%      N/A      N/A

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9. DEATH BENEFIT
================================================================================

If you die during the accumulation phase, the surviving joint owner or, if none, the beneficiary will receive a death benefit. If no named beneficiary is living at the time a death benefit becomes payable, we will pay the death benefit to the last surviving owner's estate. Unless you indicate otherwise, we will pay the traditional death benefit. You may select from the death benefit options described below at the time you purchase your contract. Once we issue your contract, you cannot add death benefit options. You should discuss with your financial representative which option is best for you. Additional information is available in the prospectus.

Traditional Death Benefit

The traditional death benefit is equal to the greater of:

(1)   the Contract Value; or

(2) the total of all premium paid, reduced proportionally by any surrenders in the same proportion that the Contract Value was reduced on the date of a surrender.

The traditional death benefit will be paid if no other death benefit is selected.

Optional Death Benefit

There is a charge for the optional death benefit as described under "Expenses" above.

Annual Ratchet Plan. We will pay a death benefit equal to the greatest of:

(1)   the Contract Value;

(2) the total of all premium paid reduced proportionally by any surrenders in the same proportion that the Contract Value was reduced on the date of a surrender; or

(3) the greatest Contract Value at any Contract Anniversary reduced proportionally by any surrenders subsequent to that Contract Anniversary in the same proportion that the Contract Value was reduced on the date of a surrender, plus any premium paid subsequent to that Contract Anniversary.

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10. OTHER INFORMATION
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Right to Examine and Cancel: You may cancel your contract within ten days (or longer if your state requires a longer period) by delivering or mailing it to our Administrative Office. Your contract will be treated as void on the date we receive it if delivered or the date of the postmark if mailed. We will pay you an amount equal to the value of your contract (unless otherwise required by state law). Its value may be more or less than the money you initially invested.

Dollar Cost Averaging: If selected, this program allows you to invest in the portfolios gradually over time at a fixed dollar amount or a certain percentage each month. This type of investing will cover various market cycles. You must have at least $12,000 in the money market portfolio or the fixed investment option to elect this program.

Asset Rebalancing: If selected, this program seeks to keep your investment in line with your goals. We will maintain your specified allocation mix among the subaccounts that you selected. The Contract Value allocated to each subaccount will grow or decline in value at different rates during the quarter. Asset rebalancing automatically reallocates according to the allocation percentages you selected. Your Contract Value must be at least $12,000 to elect this program.

Systematic Withdrawal Program: If selected, this program allows you to receive monthly, quarterly, semiannual, or annual withdrawals of at least $200 each during the accumulation phase equal to up to 10% of your premium payments during each Contract Year. Of course, withdrawals may be taxable and a 10% tax penalty may apply if you are under age 59 1/2. Your Contract Value must be at least $24,000 to elect this option.

Confirmations and Quarterly Statements: You will receive a confirmation of each financial transaction within your contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your Contract Value.

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11. INQUIRIES
================================================================================

If you have questions about your contract or need to make changes, call your financial representative or contact us at:

American International Life Assurance Company of New York
c/o Delaware Valley Financial Services
P.O. Box 3031
Berwyn, PA  19312-0031
1-800-255-8402

                                   PROSPECTUS

                        OVATION ADVISOR VARIABLE ANNUITY

                                    issued by

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

                                   through its

                               VARIABLE ACCOUNT A

This prospectus describes a variable annuity contract being offered to individuals and groups. It is a flexible premium, deferred annuity contract with a fixed investment option. Please read this prospectus carefully before investing and keep it for future reference.

The contract has twenty investment options to which you can allocate your money -- nineteen variable investment options listed below and one fixed investment option. The fixed investment option is part of our general account, which earns a minimum of 3% interest. The variable investment options are portfolios of the Alliance Variable Products Series Fund, Inc.

Alliance Variable Products Series Fund, Inc.
(managed by Alliance Capital Management L.P.)

Global Bond Portfolio
Global Dollar Government Portfolio
Growth Portfolio (Class B)
Growth and Income Portfolio (Class B)
High-Yield Portfolio
International Portfolio
AllianceBernstein International Value Portfolio
Money Market Portfolio (Class B)
North American Government Income Portfolio
Premier Growth Portfolio (Class B)
Quasar Portfolio
AllianceBernstein Real Estate Investment Portfolio
AllianceBernstein Small Cap Value Portfolio
Technology Portfolio (Class B)
Total Return Portfolio
U.S. Government/High Grade Securities Portfolio
AllianceBernstein Utility Income Portfolio
AllianceBernstein Value Portfolio (Class B)
Worldwide Privatization Portfolio

To learn more about the contract, you can obtain a copy of the Statement of Additional Information ("SAI") dated ________, 2001. The SAI has been filed with the Securities and Exchange Commission ("SEC") and is incorporated by reference into this prospectus. The table of contents of the SAI appears on the last page of this prospectus. For a free copy of the SAI, call us at (800) 255-8402 or write to us at American International Life Assurance Company of New York,
Attention: Variable Products, One Alico Plaza, 600 King Street, Wilmington, Delaware 19801.

In addition, the SEC maintains a website at http://www.sec.gov that contains the prospectus, SAI, materials incorporated by reference and other information that we have filed electronically with the SEC.

Variable annuities involve risks, including possible loss of principal. They are not a deposit of any bank or insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

The SEC has not approved or disapproved of the contract or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ________, 2001

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                                TABLE OF CONTENTS
================================================================================

DEFINITIONS....................................................................

FEE TABLES.....................................................................

CONDENSED FINANCIAL INFORMATION................................................

THE CONTRACT...................................................................

INVESTMENT OPTIONS.............................................................

CHARGES AND DEDUCTIONS.........................................................

ACCESS TO YOUR MONEY...........................................................

ANNUITY PAYMENTS...............................................................

DEATH BENEFIT..................................................................

PERFORMANCE....................................................................

TAXES..........................................................................

OTHER INFORMATION..............................................................

FINANCIAL STATEMENTS...........................................................

TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.......................

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                                   DEFINITIONS
================================================================================

We have capitalized certain terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.

Accumulation Unit - An accounting unit of measure used to calculate your Contract Value prior to the Annuity Date.

Administrative Office - The Annuity Service Office c/o Delaware Valley Financial Services, Inc., P.O. Box 3031, Berwyn, Pennsylvania 19312-0031.

Annuitant - The person you designate to receive annuity payments and whose life determines the duration of annuity payments involving life contingencies. Certain annuity options under the contract may permit a Joint Annuitant.

Annuity Date - The date on which annuity payments begin.

Annuity Unit - An accounting unit of measure used to calculate annuity payments after the Annuity Date.

Contract Anniversary - An anniversary of the date we issued your contract.

Contract Value - The dollar value as of any Valuation Date of all amounts accumulated under your contract.

Contract Year - Each period of twelve months commencing with the date we issued your contract.

Premium Year - Any period of twelve months commencing with the date we receive a premium payment and ending on the same date in each succeeding twelve-month period thereafter.

Valuation Date - Each day that the New York Stock Exchange is open for trading.

Valuation Period - The period between the close of business on any Valuation Date and the close of business for the next succeeding Valuation Date.

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                                   FEE TABLES
================================================================================

                           Owner Transaction Expenses

Sales Load..............................................................    None

Transfer Fee
    First 12 Per Contract Year..........................................    None
    Thereafter..........................................................     $10

Contract Maintenance Fee (waived if Contract Value is $50,000 or greater).............................................................  $30/yr

Standard Variable Account Annual Expenses (as a percentage of average account value)
    Mortality and Expense Risk Charge...................................   1.25%
    Administrative Charge...............................................   0.15%
                                                                           =====
    Total Standard Variable Account Annual Expenses.....................   1.40%

Optional Variable Account Annual Expenses (as a percentage of average account value)
    Annual Ratchet Plan.................................................   0.10%

                            Annual Portfolio Expenses
                           After Waivers/Reimbursement
                     (as a percentage of average net assets)

                                                                                                          Totalo Annual
                                                                Management       Other        12b-1       Portfolio
                                                                Fees             Expenses     Fees        Expenses(1)
Alliance Variable Products Series Fund, Inc.
Global Bond Portfolio                                               0.65%          0.37%      0.00%         1.02%
Global Dollar Government Portfolio                                  0.00%          0.95%      0.00%         0.95%
Growth Portfolio (Class B)                                          0.75%          0.08%      0.25%         1.08%
Growth and Income Portfolio (Class B)                               0.63%          0.07%      0.25%         0.95%
High-Yield Portfolio                                                0.56%          0.39%      0.00%         0.95%
International Portfolio                                             0.69%          0.26%      0.00%         0.95%
AllianceBernstein International Value Portfolio(2)                  0.01%          0.94%      0.00%         0.95%
Money Market Portfolio (Class B)                                    0.50%          0.20%      0.25%         0.95%
North American Government Income Portfolio                          0.57%          0.38%      0.00%         0.95%
Premier Growth Portfolio (Class B)                                  1.00%          0.05%      0.25%         1.30%
Quasar Portfolio                                                    0.81%          0.14%      0.00%         0.95%
AllianceBernstein Real Estate Investment Portfolio                  0.18%          0.77%      0.00%         0.95%
AllianceBernstein Small Cap Value Portfolio(2)                      0.04%          0.91%      0.00%         0.95%
Technology Portfolio (Class B)                                      0.99%          0.07%      0.25%         1.31%
Total Return Portfolio                                              0.63%          0.24%      0.00%         0.87%
U.S. Government/High Grade Securities Portfolio                     0.60%          0.35%      0.00%         0.95%
AllianceBernstein Utility Income Portfolio                          0.75%          0.25%      0.00%         1.00%
AllianceBernstein Value Portfolio (Class B)(2)                      0.11%          0.84%      0.25%         1.20%
Worldwide Privatization Portfolio                                   0.51%          0.44%      0.00%         0.95%

(1) Total annual expenses for the following portfolios before waivers and reimbursement by Alliance Capital Management L.P. for the year ended December 31, 2000, were as follows:

           Global Bond Portfolio.........................................1.06%
           Global Dollar Government Portfolio............................2.42%
           High-Yield Portfolio..........................................1.42%
           International Portfolio.......................................1.34%
           North American Government Income Portfolio....................1.24%
           Quasar Portfolio..............................................1.14%
           AllianceBernstein Real Estate Investment Portfolio............1.67%
           Technology Portfolio (Class B)................................1.33%
           AllianceBernstein Utility Income Portfolio....................1.04%
           Worldwide Privatization Portfolio.............................1.43%

(2) Expenses for these three portfolios are estimated for the current fiscal year. Total annual expenses before waivers and reimbursements by Alliance Capital Management L.P. for the current fiscal year are estimated to be as follows:

           AllianceBernstein International Value Portfolio...............1.94%
           AllianceBernstein Small Cap Value Portfolio...................1.91%
           AllianceBernstein Value Portfolio.............................1.84%

Examples

You would pay the following maximum expenses on a $1,000 investment, assuming 5% growth, whether or not you surrender or annuitize at the end of the applicable period:

                                                              1 Year        3 Years       5 Years       10 Years
                                                              ------        -------       -------       --------
Alliance Variable Products Series Fund, Inc.
Global Bond Portfolio                                           $26             $80          $137         $291
Global Dollar Government Portfolio                              $25             $78          $134         $285
Growth Portfolio (Class B)                                      $27             $82          $140         $297
Growth and Income Portfolio (Class B)                           $25             $78          $134         $285
High-Yield Portfolio                                            $25             $78          $134         $285
International Portfolio                                         $25             $78          $134         $285
AllianceBernstein International Value Portfolio                 $25             $78          $134         $285
Money Market Portfolio (Class B)                                $25             $78          $134         $285
North American Government Income Portfolio                      $25             $78          $134         $285
Premier Growth Portfolio (Class B)                              $29             $89          $151         $319
Quasar Portfolio                                                $25             $78          $134         $285
AllianceBernstein Real Estate Investment Portfolio              $25             $78          $134         $285
AllianceBernstein Small Cap Value Portfolio                     $25             $78          $134         $285
Technology Portfolio (Class B)                                  $29             $89          $151         $319
Total Return Portfolio                                          $25             $76          $130         $277
U.S. Government/High Grade Securities Portfolio                 $25             $78          $134         $285
AllianceBernstein Utility Income Portfolio                      $26             $80          $136         $290
AllianceBernstein Value Portfolio (Class B)                     $28             $86          $146         $309
Worldwide Privatization Portfolio                               $25             $78          $134         $285

If you do not select the optional death benefit, you would pay the following expenses on a $1,000 investment, assuming 5% growth, whether or not you surrender or annuitize at the end of the applicable period:

                                                              1 Year        3 Years       5 Years       10 Years
                                                              ------        -------       -------       --------
Alliance Variable Products Series Fund, Inc.
Global Bond Portfolio                                           $25             $77          $132         $282
Global Dollar Government Portfolio                              $24             $75          $129         $275
Growth Portfolio (Class B)                                      $26             $79          $135         $288
Growth and Income Portfolio (Class B)                           $24             $75          $129         $275
High-Yield Portfolio                                            $24             $75          $129         $275
International Portfolio                                         $24             $75          $129         $275
AllianceBernstein International Value Portfolio                 $24             $75          $129         $275
Money Market Portfolio (Class B)                                $24             $75          $129         $275
North American Government Income Portfolio                      $24             $75          $129         $275
Premier Growth Portfolio (Class B)                              $28             $86          $146         $309
Quasar Portfolio                                                $24             $75          $129         $275
AllianceBernstein Real Estate Investment Portfolio              $24             $75          $129         $275
AllianceBernstein Small Cap Value Portfolio                     $24             $75          $129         $275
Technology Portfolio (Class B)                                  $28             $86          $146         $310
Total Return Portfolio                                          $24             $73          $125         $267
U.S. Government/High Grade Securities Portfolio                 $24             $75          $129         $275
AllianceBernstein Utility Income Portfolio                      $25             $77          $131         $280

AllianceBernstein Value Portfolio (Class B)                     $27             $83          $141         $299
Worldwide Privatization Portfolio                               $24             $75          $129         $275

The purpose of the tables and examples above is to assist you in understanding the various costs and expenses that you will bear directly or indirectly. The examples reflect expenses of the variable account and the portfolios, but do not reflect a deduction for premium taxes. The first example assumes the maximum variable account charges in the amount of 1.56%, including the optional benefit charge and the contract maintenance fee. We converted the contract maintenance fee to a percentage using an assumed contract size of $50,000. The second example reflects expenses of the variable account in the amount of 1.46%, which does not include the optional benefit charge. The examples should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

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                        CONDENSED FINANCIAL INFORMATION
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Historical accumulation unit values are not included because no contracts have been issued using the subaccounts described in this prospectus.

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                                  THE CONTRACT
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General Description

An annuity is a contract between you, as the owner, and a life insurance company. The contract provides tax deferral for your earnings, which means your earnings accumulate on a tax-deferred basis until you take money out of your contract. It also provides a death benefit and a guaranteed income in the form of annuity payments beginning on a date you select. Until you, or another person you select as the Annuitant, begin to receive annuity payments, your annuity is in the accumulation phase. The income phase starts when we begin making annuity payments. If you die during the accumulation phase, we guarantee a death benefit to the surviving joint owner, if applicable, or to your beneficiary.

The contract is called a variable annuity because you can allocate your money among variable investment options. Each subaccount of our variable account invests in shares of a corresponding portfolio of a mutual fund. Depending on market conditions, the various portfolios may make or lose money. If you allocate money to the portfolios, your Contract Value during the accumulation phase will depend on their investment performance. In addition, the amount of the variable annuity payments you may receive will depend on the investment performance of the portfolios you select for the income phase.

The contract also has a fixed investment option that is part of our general account. Premium you allocate to the fixed investment option will earn interest at a fixed rate that we set. We guarantee the interest rate will never be less than 3%. Your Contract Value in the general account during the accumulation phase will depend on the total interest we credit. During the income phase, each annuity payment you receive from the fixed portion of your contract will be for the same amount.

Purchasing a Contract

Premium is the money you give us as payment to buy the contract, as well as any additional money you give us to invest in the contract after you own it. The minimum initial investment for both qualified and non-qualified contracts is $2,000. You may add premium payments of $1,000 or more to your contract at any time during the accumulation phase. You can pay scheduled subsequent premium of $100 or more per month by enrolling in an automatic investment plan.

We may refuse any premium. In general, we will not issue a contract to anyone who is over age 85.

Allocation of Premium

When you purchase a contract, you will tell us how to allocate your initial premium among the investment options. We will allocate additional premium in the same way unless you tell us otherwise.

At the time of application, we must receive your initial premium at our Administrative Office before the contract will be effective. We will issue your contract and allocate your initial premium within two business days. If you do not give us all the necessary information we need to issue the contract, we will contact you to obtain it. If we are unable to complete this process within five business days, we will send your money back unless you allow us to keep it until we get all the necessary information.

Right to Examine Contract

If you change your mind about owning this contract, you can cancel it within ten days after receiving it (or longer if required by state law) by delivering it or mailing it back to our Administrative Office c/o Delaware Valley Financial Services, Inc., P.O. Box 3031, Berwyn, PA 19312-0031. You will receive your Contract Value as of the day we receive your request if delivered or the date of the postmark if mailed, which may be more or less than the money you initially invested.

In certain states or if you purchase your contract as an individual retirement annuity, we may be required to return your premium. If you cancel your contract during the right to examine period, we will return to you an amount equal to your premium payments less any partial surrender.

Accumulation Units

The value of an Accumulation Unit may go up or down from day to day. When you pay a premium, we credit your contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount of premium allocated to a subaccount by the value of the Accumulation Unit for that subaccount. We calculate the value of an Accumulation Unit as of the close of business of the New York Stock Exchange ("NYSE") on each day that the NYSE is open for trading. Except in the case of initial premium, we credit Accumulation Units to your contract at the value next calculated after we receive your premium at our Administrative Office.

The Accumulation Unit value for each portfolio will vary from one valuation period to the next based on the investment experience of the assets in the portfolio and the deduction of certain charges and expenses. The SAI contains a detailed explanation of how Accumulation Units are valued.

Your value in any portfolio is determined by multiplying its unit value by the number of units you own. Your value within the variable investment options is the sum of your values in all the portfolios. The total value of your contract, referred to as the Contract Value, equals your value in the variable investment options plus your value in the fixed investment option.

Transfers During the Accumulation Phase

You can transfer money among the investment options by written request or by telephone. You can make twelve transfers every Contract Year without charge. There is a $10 transfer fee for each transfer over twelve in a Contract Year. Transfers as a result of dollar cost averaging or asset rebalancing are not counted against your twelve free transfers.

The minimum amount you can transfer is the lesser of $1,000 or the entire value in the investment option. You cannot make a partial transfer if, after the transfer, there would be less than $1,000 in the investment option from which the transfer is being made. Your transfer request must clearly state which investment options are involved and the amount of the transfer.

We will accept transfers by telephone from you, your representative or anyone else designated by you. Neither we nor the fund will be liable for following telephone instructions we reasonably believe to be genuine or for any loss, damage, cost or expense in acting on such instructions. We have procedures in place to provide reasonable assurance that telephone instructions are genuine.

We reserve the right to modify, suspend or terminate the transfer provisions at any time.

Dollar Cost Averaging

The contract has a feature that allows you to dollar cost average your allocations to the portfolios by authorizing us to make periodic allocations of Contract Value from either the money market portfolio or the fixed investment option to one or more of the other portfolios. Dollar cost averaging is a systematic method of investing in which securities are purchased at regular intervals in fixed dollar amounts so that the cost of the securities gets averaged over time and possibly over various market cycles. It will result in the reallocation of Contract Value to one or more portfolios and these amounts will be credited at the Accumulation Unit value as of the Valuation Dates on which the exchanges are effected. The amounts exchanged from a portfolio will result in a debiting of a greater number of units when the Accumulation Unit value is low and a lower number of units when the Accumulation Unit value is high.

To elect dollar cost averaging, you must have at least $12,000 allocated to the money market portfolio or the fixed investment option. You must send us a completed dollar cost averaging request form, which is available from the Administrative Office. We will not consider your request unless your Contract Value is allocated as required or the premium submitted is at least $12,000.

There is no charge for the dollar cost averaging program. In addition, your periodic transfers under the dollar cost averaging program are not counted against your twelve free transfers per Contract Year. We reserve the right to modify, suspend or terminate the dollar cost averaging program at any time. Dollar cost averaging does not guarantee profits, nor does it assure that you will not have losses.

Asset Rebalancing

Once your premium has been allocated among the investment options, the earnings may cause the percentage invested in each investment option to differ from your allocation instructions. You can direct us to automatically rebalance your contract to return to your allocation percentages by selecting our asset rebalancing program. Rebalancing may be on a monthly or quarterly basis and will occur on the last business day of the applicable period. To elect asset rebalancing, your Contract Value must be at least $12,000.

There is no charge for asset rebalancing. In addition, a rebalancing is not counted against your twelve free transfers each Contract Year. We reserve the right to modify, suspend or terminate this program at anytime.

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                               INVESTMENT OPTIONS
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Variable Investment Options

Variable Account A

Our board of directors authorized the organization of the variable account in 1986. The variable account is maintained pursuant to New York insurance law and is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended (the "1940 Act"). However, the SEC does not supervise the management or the investment practices of the variable account.

We own the assets in the variable account and use them to support the variable portion of your contract and other variable annuity contracts described in other prospectuses. The variable account's assets are separate from our other assets and are not chargeable with liabilities arising out of any other business we conduct. Income, gains or losses, whether or not realized, are credited to or charged against the subaccounts of the variable account without regard to income, gains or losses arising out of any of our other business. As a result, the investment performance of each subaccount of the variable account is entirely independent of the investment performance of our general account and of any of our other variable accounts.

The variable account is divided into subaccounts, each of which invests in shares of a different portfolio of a mutual fund. The variable account maintains subaccounts that are not available under the contract. We may, from time to time, add or remove subaccounts and the corresponding portfolios. No substitution of shares of one portfolio for another will be made until you have been notified and the SEC has approved the change. If deemed to be in the best interest of persons having voting rights under the contract, the variable account may be operated as a management company under the 1940 Act, may be deregistered under that Act in the event such registration is no longer required, or may be combined with one or more other variable accounts.

The Fund and Its Portfolios

The Alliance Variable Products Series Fund, Inc. is a mutual fund registered with the SEC. It has additional portfolios that are not available under the contract.

You should carefully read the fund's prospectus before investing. The fund prospectus is attached to this prospectus and contains information regarding management of the portfolios, investment objectives, investment advisory fees and other charges. The prospectus also discusses the risks involved in investing in the portfolios. Below is a summary of the investment objectives of the portfolios available under the contract. There is no assurance that any of these portfolios will achieve its stated objectives.

Global Bond Portfolio seeks a high level of return from a combination of current income and capital appreciation by investing in a globally diversified portfolio of high quality debt securities denominated in the U.S. dollar and a range of foreign currencies

Global Dollar Government Portfolio seeks a high level of current income and, secondarily, capital appreciation.

Growth Portfolio (Class B) seeks to provide long-term growth of capital. Current income is incidental to the portfolio's objective.

Growth and Income Portfolio (Class B) seeks reasonable current income and reasonable opportunities for appreciation through investments primarily in dividend-paying common stocks of good quality.

High-Yield Portfolio seeks to earn the highest level of current income without assuming undue risk by investing principally in high-yielding fixed income securities rated Baa or lower by Moody's or BBB or lower by S&P, Duff & Phelps or Fitch or, if unrated, of comparable quality.

International Portfolio seeks to obtain a total return on its assets from long-term growth of capital principally through a broad portfolio of marketable securities of established non-U.S. companies (or companies incorporated outside the U.S.), companies participating in foreign economies with prospects for growth, and foreign government securities.

AllianceBernstein International Value Portfolio seeks long-term growth of capital by investing primarily in a diversified portfolio of non-U.S. equity securities with an emphasis on companies that the adviser believes are undervalued.

Money Market Portfolio (Class B) seeks safety of principal, excellent liquidity and maximum current income to the extent consistent with the first two objectives.

North American Government Income Portfolio seeks the highest level of current income, consistent with what Alliance considers to be prudent investment risk, that is available from a portfolio of debt securities issued or guaranteed by the governments of the United States, Canada or Mexico, their political subdivisions (including Canadian Provinces, but excluding states of the United States), agencies, instrumentalities or authorities.

Premier Growth Portfolio (Class B) seeks growth of capital by pursuing aggressive investment policies.

Quasar Portfolio seeks growth of capital by pursuing aggressive investment policies. Current income is incidental to the portfolio's objective.

AllianceBernstein Real Estate Investment Portfolio seeks total return from long-term growth of capital and income principally through investing in equity securities of companies that are primarily engaged in or related to the real estate industry.

AllianceBernstein Small Cap Value Portfolio seeks long-term growth of capital by investing primarily in a diversified portfolio of equity securities of companies with small market capitalizations with an emphasis on companies that the adviser believes are undervalued.

Technology Portfolio (Class B) seeks growth of capital. Current income is incidental to the portfolio's objective.

Total Return Portfolio seeks to achieve a high return through a combination of current income and capital appreciation.

U.S. Government/High Grade Securities Portfolio seeks high current income consistent with preservation of capital.

AllianceBernstein Utility Income Portfolio seeks current income and capital appreciation by investing primarily in equity and fixed-income securities of companies in the utilities industry.

AllianceBernstein Value Portfolio (Class B) seeks long-term growth of capital by investing primarily in a diversified portfolio of equity securities of companies with relatively large market capitalizations that the adviser believes are undervalued.

Worldwide Privatization Portfolio seeks long-term capital appreciation.

Alliance Capital Management L.P. may compensate us for providing administrative services in connection with the portfolios that are offered under the contract. Such compensation is paid from its assets.

Fixed Investment Option

Premium you allocate to the fixed investment option is guaranteed and goes into our general account. The general account is not registered with the SEC. The general account is invested in assets permitted by state insurance law. It is made up of all of our assets other than assets attributable to our variable accounts. Unlike our variable account assets, assets in the general account are subject to claims of owners like you, as well as claims made by our other creditors.

We credit money allocated to the fixed investment option with interest on a daily basis at the guaranteed rate then in effect. The rate of interest to be credited to the general account is determined wholly within our discretion. However, the rate will not be changed more than once per year. The interest rate will never be less than 3%.

If you allocate premium to the fixed investment option, the fixed portion of your Contract Value during the accumulation phase will depend on the total interest we credit to your contract. During the income phase, each annuity payment you receive from the fixed portion of your contract will be for the same amount.

We reserve the right to delay any payment from the general account for up to six months from the date we receive the request at our Administrative Office, as permitted by law.

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                             CHARGES AND DEDUCTIONS
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Insurance Charges

Each day, we deduct insurance charges from your Contract Value. This is done as part of our calculation of the value of Accumulation Units during the accumulation phase and of Annuity Units during the income phase. The insurance charges are the mortality and expense risk charge, the administrative charge, and the charge for the optional death benefit described under "Death Benefit."

Mortality and Expense Risk Charge

The mortality and expense risk charge is equal, on an annual basis, to 1.25% of the daily value of the variable portion of your contract. We will not increase this charge. It compensates us for assuming the risks associated with our obligations to make annuity payments, provide the death benefit, and cover the cost of administering the contract. If the charges under the contract are not sufficient, we will bear the loss. If the charges are sufficient, we will keep the balance of this charge as profit.

Administrative Charge

The administrative charge is equal, on an annual basis, to 0.15% of the daily value of the variable portion of your contract. It compensates us for our administrative expenses, which include preparing the contract, confirmations and statements, and maintaining contract records. If this charge is not enough to cover the costs of administering the contract, we will bear the loss.

Optional Death Benefit Charges

If you elect the optional death benefit, we will calculate and deduct a charge against the assets in the variable account equal to an annual charge as shown below.

Annual Ratchet Plan                                  0.10%

Contract Maintenance Fee

During the accumulation phase, we will deduct a contract maintenance fee of $30 from your contract on each Contract Anniversary. We will not increase this fee. It compensates us for the expenses incurred to establish and maintain your contract. If you surrender the entire value of your contract, the contract maintenance fee will be deducted prior to the surrender. During the income phase, we will pro rate the contract maintenance fee and deduct it from the annuity payments.

We do not deduct the contract maintenance fee if your Contract Value is $50,000 or more when the deduction is to be made.

Premium Taxes

We will deduct from your Contract Value any premium tax imposed by the state or locality where you reside. Premium taxes currently imposed on the contract by various states range from 0% to 3.5% of premiums paid. These taxes are due either when premium is paid or when annuity payments begin. It is our current practice to charge you for these taxes when annuity payments begin or if you surrender the contract in full. In the future, we may discontinue this practice and assess the tax when it is due or upon the payment of the death benefit.

Income Taxes

Although we do not currently deduct any charges for income taxes attributable to your contract, we reserve the right to do so in the future.

Fund Expenses

There are deductions from and expenses paid out of the assets of the various portfolios. These charges are described in the prospectus for the Alliance Variable Products Series Fund, Inc. and are summarized in the fee table.

Reduction or Elimination of Certain Charges and Additional Amounts Credited

We may reduce or eliminate the administrative charge or change the minimum premium requirement when the contract is sold to groups of individuals under circumstances that reduce our sales expenses. We will determine the eligibility of such groups by considering factors such as:

      (1)   the size of the group;

      (2)   the total amount of premium we expect to receive from the group;

      (3) the nature of the purchase and the persistency we expect in that group;

      (4) the purpose of the purchase and whether that purpose makes it likely that expenses will be reduced; and

      (5) any other circumstances that we believe are relevant in determining whether reduced sales expenses may be expected.

We may also waive or reduce the contract maintenance fee in connection with contracts sold to employees, employees of affiliates, registered representatives, employees of broker-dealers which have a current selling agreement with us, and immediate family members of those persons. Any reduction or waiver may be withdrawn or modified by us.

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                              ACCESS TO YOUR MONEY
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Generally

Contract Value is available in the following ways:

      o by surrendering all or part of your Contract Value during the accumulation phase;

      o     by receiving annuity payments during the income phase;

      o     when we pay a death benefit.

Generally, surrenders are subject to a contract maintenance fee and, if it is a full surrender, premium taxes. Surrenders may also be subject to income tax and a penalty tax.

To make a surrender you must send a complete and detailed written request to our Administrative Office. We will calculate your surrender as of the close of business of the NYSE at the value next determined after we receive your request. To surrender your entire Contract Value, you must also send us your contract.

Under most circumstances, partial surrenders must be for a minimum of $500. We require that your Contract Value be at least $2,000 after the partial surrender. If the Contract Value would be less than $2,000 as a result of a partial surrender, we may cancel the contract. Unless you provide us with different instructions, partial surrenders will be made pro rata from each investment option in which your contract is invested.

We may be required to suspend or postpone the payment of a surrender for an undetermined period of time when:

      o the NYSE is closed (other than a customary weekend and holiday closings);

      o     trading on the NYSE is restricted;

      o an emergency exists such that disposal of or determination of the value of shares of the portfolios is not reasonably practicable;

      o     the SEC, by order, so permits for the protection of owners.

Systematic Withdrawal Program

The systematic withdrawal program allows you to make regularly scheduled withdrawals from your Contract Value of at least $200 each on a monthly, quarterly, semiannual, or annual basis. In order to initiate the program, your Contract Value must be at least $24,000. A maximum of 10% of your premium payments may be withdrawn in a Contract Year.

There is no charge for participating in this program. You may not elect this program if you have made a partial surrender earlier in the same Contract Year.

In the event that your value in a specified portfolio or the fixed investment option is not sufficient to make a withdrawal or if your request for systematic withdrawal does not specify the investment options from which to deduct withdrawals, withdrawals will be deducted pro rata from your Contract Value in each portfolio and the fixed investment option.

You may cancel the systematic withdrawal program at any time by written request. It will be cancelled automatically if your Contract Value falls below $1,000. In the event the systematic withdrawal program is canceled, you may not elect to participate in the program again until the next Contract Anniversary.

If your contract is issued in connection with an individual retirement annuity or 403(b) Plan, you are cautioned that your rights to implement a systematic withdrawal program may be subject to the terms and conditions of your plan, regardless of the terms and conditions of your contract. Moreover, implementation of the systematic withdrawal program may subject you to adverse tax consequences, including a 10% tax penalty if you are under age 59 1/2. See "Taxes" for a discussion of the various tax consequences.

For information, including the necessary enrollment form, please check with our Administrative Office. We reserve the right to modify, suspend or terminate this program at any time.

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                                ANNUITY PAYMENTS
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Generally

Beginning on the Annuity Date, the Annuitant will receive monthly annuity payments. You may choose annuity payments that are fixed, variable or a combination of fixed and variable.

You select the Annuity Date, which must be the first day of a month and must be at least one year after we issue your contract. You may change the Annuity Date at least 30 days before payments are to begin. However, annuity payments must begin by the first day of the month following the Annuitant's 90th birthday. Certain states may require that annuity payments begin prior to such date and we must comply with those requirements.

You may change the Annuitant at any time prior to the Annuity Date. If you are not the Annuitant and the Annuitant dies before the Annuity Date, you must notify us and designate a new Annuitant.

Annuity Options

The contract offers the three annuity options described below. Other annuity options may be made available, including other guarantee periods and options without life contingencies, subject to our discretion. If you do not choose an annuity option, we will make annuity payments in accordance with option 2. However, if the annuity payments are for joint lives, we will make payments in accordance with option 3. Where permitted by state law, we may pay the annuity in one lump sum if your Contract Value is less than $2,000 or annuity payments would be less than $20 per month. In addition, if your annuity payments would be less than $100 per month, we have the right to change the frequency of your payment to be on a semiannual or annual basis so that the payments are at least $100.

Option 1 - Life Income

Under this option, we will make monthly annuity payments as long as the Annuitant is alive. Annuity payments stop when the Annuitant dies.

Option 2 - Life Income With 10 Year Guarantee

Under this option, we will make monthly annuity payments as long as the Annuitant is alive with the additional guarantee that payments will be made for a period you select of at least 10 years. If the Annuitant dies before all guaranteed payments have been made, the rest will be paid to the beneficiary for the remainder of the period.

Option 3 - Joint and Last Survivor Annuity

Under this option, we will make monthly annuity payments as long as either the Annuitant or Joint Annuitant is alive. Upon the death of the Annuitant, we will continue to make annuity payments so long as the Joint Annuitant is alive. If your contract is issued as an individual retirement annuity, payments under this option will be made only to you as Annuitant or to your spouse. Upon the death of either of you, we will continue to make annuity payments so long as the survivor is alive.

Variable Annuity Payments

If you choose to have any portion of your annuity payments based on the variable investment options, the amount of your payments will depend upon:

      o     your Contract Value in the portfolios on the Annuity Date;

      o the 5% assumed investment rate used in the annuity table for the contract;

      o     the performance of the portfolios you selected;

      o     the annuity option you selected.

If the actual performance exceeds the 5% assumed rate, the annuity payments will increase. Similarly, if the actual rate is less than 5%, the annuity payments will decrease. The SAI contains more information.

Transfers During Income Phase

Transfers during the income phase are subject to the same limitations as transfers during the accumulation phase. See "The Contract - Transfers During Accumulation Phase." However, you may only make one transfer each month and you may only transfer money among the variable investment options. You may not transfer money from the fixed investment option to the variable investment options or from the variable investment options to the fixed investment option.

Deferment of Payments

We may defer making fixed annuity payments for up to six months subject to state law. We will credit interest to you during the deferral period.

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                                  DEATH BENEFIT
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Death of Owner Before the Annuity Date

If you die before the Annuity Date and the contract is jointly owned, the death benefit is payable to the surviving joint owner. If you die before the Annuity Date and there is no surviving joint owner, the death benefit is payable to the beneficiary. We will determine the value of the death benefit as of the date we receive proof of death in a form acceptable to us. If ownership is changed from one natural person to another natural person, the death benefit will equal the Contract Value. If the surviving joint owner, if any, or designated beneficiary is your spouse, he or she can elect to continue the contract and become the owner. We determine the amount of the death benefit based on the death benefit option you select at the time of application, if any, and calculate it in accordance with the terms of that option as described below. The amount of the death benefit will never be less than the traditional death benefit. The optional death benefit may not be available in all states.

Traditional Death Benefit

Under the traditional death benefit, we will pay the amount equal to the greater of:

      (1)   the Contract Value; or

      (2) the total of all premium paid reduced proportionally by any surrenders in the same proportion that the Contract Value was reduced on the date of a surrender;

The traditional death benefit will be paid unless you specify otherwise.

Optional Death Benefit

Annual Ratchet Plan. We will pay a death benefit equal to the greatest of:

      (1)   the Contract Value;

      (2) the total of all premium paid reduced proportionally by any surrenders in the same proportion that the Contract Value was reduced on the date of a surrender; or

      (3) the greatest Contract Value at any Contract Anniversary reduced proportionally by any surrenders subsequent to that Contract Anniversary in the same proportion that the Contract Value was reduced on the date of a surrender, plus any premiums paid subsequent to that Contract Anniversary.

The annual ratchet plan will be in effect if:

      (1)   you select it on your application; and

      (2)   the charge for the annual ratchet plan is shown in your contract.

The annual ratchet plan will cease to be in effect when we receive your written request to discontinue it.

Payment to Surviving Joint Owner or Beneficiary

Upon your death if prior to the Annuity Date, the surviving joint owner or the beneficiary, as applicable, may elect the death benefit to be paid as follows:

      (1) payment of the entire death benefit within five years of the date of your death; or

      (2) payment over the recipient's lifetime with distribution beginning within one year of your date of death.

If no payment option is elected within sixty days of our receipt of proof of your death, a single sum settlement will be made at the end of the sixty-day period following such receipt. Upon payment of a death benefit, the contract will end.

Death of Owner After the Annuity Date

If you are not the Annuitant, and if your death occurs on or after the Annuity Date, no death benefit will be payable under the contract. Any guaranteed payments remaining unpaid will continue to be paid to the Annuitant pursuant to the annuity option in force at the date of your death. If the contract is not owned by an individual, the Annuitant will be treated as the owner and any change of the named Annuitant will be treated as if the owner died.

Death of Annuitant

Before the Annuity Date

If you are not the Annuitant, and if the Annuitant dies before the Annuity Date, you may name a new Annuitant. If you do not name a new Annuitant within sixty days after we are notified of the Annuitant's death, we will deem you to be the new Annuitant.

After the Annuity Date

If an Annuitant dies after the Annuity Date, the remaining payments, if any, will be as specified in the annuity option in effect when the Annuitant died. We will require proof of the Annuitant's death. The remaining benefit, if any, will be paid to the beneficiary at least as rapidly as under the method of distribution in effect at the Annuitant's death. If you were not the Annuitant and no beneficiary survives the Annuitant, we will pay any remaining benefit to you.

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                                  PERFORMANCE
================================================================================

Occasionally, we may advertise certain performance information for one or more subaccounts, including average annual total return and yield information. A subaccount's performance information is based on its past performance only and is not intended as an indication of future performance.

When we advertise the average annual total return of a subaccount, it will be calculated for one, five, and ten year periods or, where a subaccount has been in existence for a period of less than one, five, or ten years, for such lesser period. Average annual total return is measured by comparing the value of the investment in a subaccount at the beginning of the relevant period to the value of the investment at the end of the period. Then the average annual compounded rate of return is calculated to produce the value of the investment at the end of the period. We may simultaneously present returns that do not reflect all of the contract charges.

When we advertise the yield of a subaccount, we will calculate it based upon a given thirty-day period. The yield is determined by dividing the net investment income earned per Accumulation Unit during the period by the value of an Accumulation Unit on the last day of the period.

When we advertise the performance of the money market subaccount, we may advertise the yield or the effective yield in addition to the average annual total return. The yield of the money market subaccount refers to the income generated by an investment in that subaccount over a seven-day period. The income is then annualized (i.e., the amount of income generated by the investment during that week is assumed to be generated each week over a 52-week period and is shown as a percentage of the investment). The effective yield is calculated similarly but when annualized the income earned by an investment in the money market subaccount is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment during a 52-week period.

Average annual total return at the variable account level is lower than at the underlying portfolio level because it is reduced by all contract charges except the optional benefit charge (i.e., mortality and expense risk charge, administrative charge, and contract maintenance fee). Similarly, yield and effective yield at the variable account level are lower than at the portfolio level because they are also reduced by all contract charges except the optional benefit charge.

Performance information for a subaccount may be compared to:

      (1) the Standard & Poor's 500 Stock Index, Dow Jones Industrial Average, Donoghue Money Market Institutional Averages, indices measuring corporate bond and government security prices as prepared by Lehman Brothers, Inc. and Salomon Brothers, or other indices measuring performance of a pertinent group of securities so that investors may compare a portfolio's results with those of a group of securities widely regarded by investors as representative of the securities markets in general;

      (2) other variable annuity separate accounts or other investment products tracked by Lipper Analytical Services (a widely used independent research firm which ranks mutual funds and other investment companies by overall performance, investment objectives, and assets), or tracked by other ratings services, companies, publications, or persons who rank separate accounts or other investment products on overall performance or other criteria;

      (3) the Consumer Price Index (measure for inflation) to assess the real rate of return from an investment in the contract; and

      (4) indices or averages of alternative financial products available to prospective investors, including the Bank Rate Monitor which monitors average returns of various bank instruments.

================================================================================
                                      TAXES
================================================================================

Introduction

The following discussion of federal income tax treatment is general in nature and is not intended as tax advice. This discussion is based on current law and interpretations, which may change. For a discussion of federal income taxes as they relate to the fund, please see the accompanying fund prospectus. No attempt is made to consider any applicable state or other tax laws. We do not guarantee the tax status of your contract.

Annuity Contracts in General

The Internal Revenue Code (the "Code") provides special rules regarding the tax treatment of annuity contracts. Generally, you will not be taxed on the earnings in an annuity contract until you take the money out. Different rules apply depending on how you take the money out and whether your contract is qualified or non-qualified, as explained below.

If you do not purchase your contract under a retirement arrangement entitled to favorable federal income tax treatment, your contract is referred to as a non-qualified contract. If you purchase your contract under a retirement arrangement entitled to favorable federal income tax treatment, your contract is referred to as a qualified contract.

Tax Treatment of Distributions -- Non-Qualified Contracts

If you make a withdrawal from a non-qualified contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as a return of premium, until all gain has been withdrawn. For annuity payments, any portion of each payment that is considered a return of your premium will not be taxed. There is a 10% tax penalty on any taxable amount you receive unless the amount received is paid:

      (1)   after you reach age 59 1/2;

      (2)   to your beneficiary after you die;

      (3)   after you become disabled;

      (4) in a series of substantially equal installments made not less frequently than annually under a lifetime annuity; or

      (5)   under an immediate annuity.

Distributions under the contract, including withdrawals, full surrenders, payments upon death, and annuity payments, are subject to tax as ordinary income when received.

Assignments

If you assign all or part of the contract as collateral for a loan, the part assigned will be treated as a withdrawal taxable as ordinary income to the extent there is gain in the contract. Please consult your tax adviser prior to making an assignment of the contract.

Gifts of Contracts

If you transfer a contract for less than full consideration, such as by gift, you will generally trigger tax on the gain in the contract. This rule does not apply to those transfers between spouses or incident to divorce.

Contracts Owned by Non-Natural Persons

If the contract is held by a non-natural person (for example, a corporation or trust), the contract is generally not treated as an annuity contract for federal income tax purposes, and the income on the contract (generally the excess of the Contract Value over the premium) is includable in income each year. The rule does not apply where the non-natural person is only the nominal owner, such as a trust or other entity acting as an agent for a natural person, and in other limited circumstances.

Distribution at Death Rules

Upon the death of the first owner of the contract to die, certain rules apply:

o If the owner dies on or after the Annuity Date, and before the entire interest in the contract has been distributed, the remaining portion must be distributed at least as quickly as the method in effect on the owner's death.

o If the owner dies before the Annuity Date, the entire interest must generally be distributed within five years after the date of death.

o If the beneficiary is a natural person, the interest may be annuitized over the life of that individual or over a period not extending beyond the life expectancy of that individual, so long as distributions commence within one year after the date of death.

o If the beneficiary is the spouse of the owner, the contract may be continued in the name of the spouse as owner.

o If the owner is not an individual, the death of the "primary annuitant" (as defined under the Code) is treated as the death of the owner. In addition, when the owner is not an individual, a change in the primary annuitant is treated as the death of the owner.

Section 1035 Exchanges

Code Section 1035 generally provides that no gain or loss shall be recognized on the exchange of an annuity contract for another annuity contract unless money or other property is distributed as part of the exchange. A replacement contract obtained in a tax-free exchange of contracts succeeds to the status of the surrendered contract. Special rules and procedures apply to Section 1035 transactions. Prospective owners wishing to take advantage of Section 1035 of the Code should consult their tax advisers.

Tax Treatment of Distributions -- Qualified Contracts

If you purchase your contract under a tax-favored retirement plan or account, your contract is referred to as a qualified contract. Examples of qualified plans or accounts are:

o     Individual Retirement Annuities ("IRAs");

o     Roth IRAs;

o Tax Deferred Annuities (governed by Code Section 403(b) and referred to as "403(b) Plans");

o     Keogh Plans; and

o Employer-sponsored pension and profit sharing arrangements such as 401(k) plans.

Withdrawals in General

Generally, with the exception of a Roth IRA, you have not paid any taxes on the premium used to buy a qualified contract or on any earnings. Therefore, any amount you take out as a withdrawal or as annuity payments will be taxable income. In addition, a 10% tax penalty may apply to the taxable part of a withdrawal received before age 59 1/2. Limited exceptions are provided, such as where amounts are paid in the form of a qualified life annuity, upon death or disability of the employee, to pay certain medical expenses, or, in some cases, upon separation from service on or after age 55.

Individual Retirement Annuities

Code Section 408 permits eligible individuals to contribute to an IRA. By attachment of an endorsement that reflects the limits of Code Section 408(b), the Contracts may be issued as an IRA. Contracts issued in connection with an IRA are subject to limitations on eligibility, maximum contributions, and time of distribution. Certain distributions from certain retirement plans qualifying for federal tax advantages may be rolled over into an IRA. In addition, distributions from an IRA may be rolled over to another IRA, provided certain conditions are met. Most IRAs cannot accept contributions after the owner reaches 70 1/2, and must also begin required distributions at that age. Sales of the contract for use with IRAs are subject to special requirements, including the requirement that informational disclosure be given to each person desiring to establish an IRA. That person must be given the opportunity to affirm or reverse a decision to purchase the contract. Contracts offered by this prospectus in connection with an IRA are not available in all states. The accidental death benefit is not available under a contract issued in connection with an IRA.

Roth IRAs

Code Section 408A provides special rules for "Roth IRAs." The basic distinction between a Roth IRA and a traditional IRA is that contributions to a Roth IRA are not deductible and "qualified distributions" from a Roth IRA are not includable in gross income for federal income tax purposes. Other differences include the ability to make contributions to a Roth IRA after age 70 1/2 and to defer distributions beyond age 70 1/2. Taxpayers whose adjusted gross incomes exceed certain levels are not eligible for Roth IRAs.

403(b) Plans

The contracts are also available for use in connection with a previously established 403(b) plan. Code Section 403(b) imposes certain restrictions on your ability to surrender and make partial withdrawals from a contract used in connection with a 403(b) Plan, if attributable to premium paid under a salary reduction agreement. Specifically, an owner may surrender the contract or make a partial withdrawal only (a) when the employee attains age 59 1/2, separates from service, dies, or becomes disabled, or (b) in the case of hardship. In the case of hardship, only an amount equal to the premium paid may be withdrawn. 403(b) Plans are subject to additional requirements, including eligibility, limits on contributions, minimum distributions, and nondiscrimination requirements applicable to the employer. In particular, distributions generally must commence by April 1 of the calendar year following the later of the year in which the employee (a) attains age 70 1/2, or (b) retires. Owners and their employers are responsible for compliance with these rules. Contracts offered by this prospectus in connection with a 403(b) Plan are not available in all states.

Rollovers

Distributions from a 401(a) qualified plan or 403(b) plan (other than non-taxable distributions representing a return of capital, distributions meeting the minimum distribution requirement, distributions for the life or life expectancy of the recipient(s) or distributions that are made over a period of more than 10 years) are eligible for tax-free rollover within 60 days of the date of distribution, but are also subject to federal income tax withholding at a 20% rate unless paid directly to another qualified plan, 403(b) plan or IRA. A prospective owner considering use of the contract in connection with a rollover should consult a competent tax adviser with regard to the suitability of the contract for this purpose and for information concerning the tax law provisions applicable to qualified plans, 403(b) plans, and IRAs.

Diversification and Investor Control

The Code imposes certain diversification requirements on the underlying investments for a variable annuity to be treated as an annuity contract for tax purposes. We believe that the portfolios are being managed so as to comply with these requirements.

The tax regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, would be considered the owner of the shares of the portfolios. If any guidance on this point is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of assets in the portfolios. We reserve the right to make changes to the contract we think necessary to see that it qualifies as a variable annuity contract for tax purposes.

Treatment of Charges for Optional Death Benefits

In the opinion of American International Life Assurance Company of New York, any optional death benefit available under the contract is part of the annuity contract. There is a risk, however, that the Internal Revenue Service would take the position that an optional death benefit is not part of the annuity contract. In such a case, charges against the variable account value of the annuity contract or charges withheld from a rollover for the benefits would be considered distributions subject to tax, including penalty taxes, and charges withheld from the premium for the contract would not be deductible in the case of a qualified contract and would not be included in the investment in the contract in the case of a non-qualified contract.

Withholding

We are required to withhold federal income taxes on withdrawals, lump sum distributions, and annuity payments that include taxable income unless the payee elects to not have any withholding or in certain other circumstances. If you do not provide a social security number or other taxpayer identification number, you will not be permitted to elect out of withholding. Special withholding rules apply to payments made to non-resident aliens.

For lump-sum distributions or withdrawals, we are required to withhold 10% of the taxable portion of any withdrawal or lump sum distribution unless you elect out of withholding. For annuity payments, the company will withhold on the taxable portion of annuity payments based on a withholding certificate you file with us. If you do not file a certificate, you will be treated, for purposes of determining your withholding rates, as a married person with three exemptions.

You are liable for payment of federal income taxes on the taxable portion of any withdrawal, distribution, or annuity payment. You may be subject to penalties under the estimated tax rules if your withholding and estimated tax payments are not sufficient.

================================================================================
                                OTHER INFORMATION
================================================================================

American International Life Assurance Company of New York

We are a stock life insurance company organized under the laws of New York. We were incorporated in 1962. Our principal business address is 80 Pine Street, New York, New York 10005. We provide a full range of life insurance and annuity plans. We are a subsidiary of American International Group, Inc. ("AIG"), which serves as the holding company for a number of companies engaged in the international insurance business in approximately 130 countries and jurisdictions around the world.

We may occasionally publish in advertisements, sales literature and reports the ratings and other information assigned to AIG by one or more independent rating organizations such as A.M. Best Company, Moody's and Standard & Poor's. The purpose of the ratings is to reflect the rating organization's opinion of our financial strength and should not be considered as bearing on the investment performance of assets held in the variable account.

The ratings are not recommendations to purchase our life insurance or annuity products or to hold or sell these products, nor do the ratings comment on the suitability of such products for a particular investor. There can be no assurance that any rating will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by a rating organization if, in such organization's judgment, future circumstances so warrant. The ratings do not reflect the investment performance of the variable account or the degree of risk associated with an investment in the variable account.

Ownership

This prospectus describes both individual flexible premium deferred variable annuity contracts and group flexible premium deferred variable annuity contracts. The individual and group contracts described in this prospectus are identical except that the individual contract is issued directly to the individual owner. A group contract is issued to a contract holder for the benefit of the participants in the group. If you are a participant in the group you will receive a certificate evidencing your ownership. You, either as the owner of an individual contract or as the owner of a certificate, are entitled to all the rights and privileges of ownership. As used in this prospectus, the term contract is equally applicable to an individual contract or to a certificate.

Voting Rights

To the extent required by law, we will vote the portfolio shares held in the variable account at shareholder meetings in accordance with instructions received from persons having a voting interest in the portfolio. However, if legal requirements or our interpretation of present law changes to permit us to vote the portfolio shares in our own right, we may elect to do so.

Prior to the Annuity Date, you hold a voting interest in each portfolio in whose corresponding subaccount you have Contract Value. We determine the number of portfolio shares that are attributable to you by dividing the corresponding value in a particular portfolio by the net asset value of one portfolio share. After the Annuity Date, we determine the number of portfolio shares that are attributable to you by dividing the reserve maintained in a particular portfolio to meet the obligations under the contract by the net asset value of one portfolio share. The number of votes that you will have a right to cast will be determined as of the record date established by each portfolio.

We will solicit voting instructions by mail prior to the shareholder meeting. Each person having a voting interest in a portfolio will receive proxy material, reports and other materials relating to the appropriate portfolios. We will vote shares in accordance with instructions received from the person having a voting interest. We will vote shares for which we receive no timely instructions and any shares not attributable to owners in proportion to the voting instructions we have received.

The voting rights relate only to amounts invested in the variable account. There are no voting rights with respect to funds allocated to the fixed investment option.

Administration of the Contract

While we have primary responsibility for all administration of the contract and the variable account, we have retained the services of Delaware Valley Financial Services, Inc. ("DVFS") pursuant to an administrative agreement. These administrative services include issuance of the contract and maintenance of owner records. DVFS serves as the administrator to various insurance companies offering variable annuity contracts and variable life insurance policies.

Legal Proceedings

There are no pending legal proceedings that, in our judgment, are material with respect to the variable account.

================================================================================
                              FINANCIAL STATEMENTS
================================================================================


Financial statements of American International Life Assurance Company of New York and Variable Account A are included in the SAI, which may be obtained without charge by calling (800) 255-8402 or writing to American International Life Assurance Company of New York, Attention: Variable Products, One Alico Plaza, 600 King Street, Wilmington, Delaware 19801. The financial statements have also been filed electronically with the SEC and can be obtained through its website at http://www.sec.gov. Financial statements of the variable account are not included because no contracts have been issued using the subaccounts described in this prospectus.

================================================================================
                              TABLE OF CONTENTS OF
                     THE STATEMENT OF ADDITIONAL INFORMATION
================================================================================

GENERAL INFORMATION............................................................
      American International Life Assurance Company of New York................
      Independent Accountants..................................................
      Legal Counsel............................................................
      Distributor..............................................................
      Potential Conflicts......................................................

CALCULATION OF PERFORMANCE DATA................................................
      Yield and Effective Yield Quotations for the Money Market Subaccount.....
      Yield Quotations for Other Subaccounts...................................
      Standardized Performance Data............................................
      Non-Standardized Performance Data........................................
      Tax Deferred Accumulation................................................

ANNUITY PROVISIONS.............................................................
      Variable Annuity Payments................................................
      Annuity Unit Value.......................................................
      Net Investment Factor....................................................
      Additional Provisions....................................................

FINANCIAL STATEMENTS...........................................................

                                     PART B

                       STATEMENT OF ADDITIONAL INFORMATION

                              ______________, 2001

                        OVATION ADVISOR VARIABLE ANNUITY
                                    issued by
            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                                   through its
                               VARIABLE ACCOUNT A

This statement of additional information is not a prospectus. It should be read in conjunction with the prospectus describing the flexible premium deferred annuity contract. The prospectus concisely sets forth information what a prospective investor should know before investing. For a copy of the prospectus dated _____________, 2001, call us at (800) 255-8402 or write to us at American International Life Assurance Company of New York, Attention: Variable Products, One Alico Plaza, 600 King Street, Wilmington, Delaware 19801.

================================================================================
                               TABLE OF CONTENTS
================================================================================

GENERAL INFORMATION............................................................3
     American International Life Assurance Company of New York.................3
     Independent Accountants...................................................3
     Legal Counsel.............................................................3
     Distributor...............................................................3
     Potential Conflicts.......................................................3

CALCULATION OF PERFORMANCE DATA................................................4
     Yield and Effective Yield Quotations for the Money Market Subaccount......4
     Yield Quotations for Other Subaccounts....................................4
     Standardized Performance Data.............................................5
     Non-Standardized Performance Data.........................................5
     Tax Deferred Accumulation.................................................9

ANNUITY PROVISIONS.............................................................9
     Variable Annuity Payments.................................................9
     Annuity Unit Value.......................................................10
     Net Investment Factor....................................................10
     Additional Provisions....................................................11

FINANCIAL STATEMENTS..........................................................11

================================================================================
                               GENERAL INFORMATION
================================================================================

American International Life Assurance Company of New York

A description of American International Life Assurance Company of New York and its ownership is contained in the prospectus. We will provide for the safekeeping of the assets of Variable Account A.

Independent Accountants

Our financial statements have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, whose offices are located in Washington, DC.

Legal Counsel

Legal matters relating to the federal securities laws in connection with the contract described herein and in the prospectus are being passed upon by Morgan, Lewis & Bockius LLP, Washington, D.C.

Distributor

Our affiliate, AIG Equity Sales Corp. ("AIGESC"), 70 Pine Street, New York, New York, acts as the distributor of the contract. AIGESC is a wholly owned subsidiary of American International Group, Inc. Commissions not to exceed 7% of premiums will be paid to entities that sell the contract. Additional payments may be made for other services not directly related to the sale of the contract, including the recruitment and training of personnel, production of promotional literature and similar services. Commissions are paid by Variable Account A directly to selling dealers and representatives on behalf of AIGESC. Aggregate commissions were $4,114,883 in 2000, $2,379,279 in 1999, and $2,001,940 in 1998.
Commissions retained by AIGESC were $0 in 2000, 1999, and 1998.

Potential Conflicts

Shares of the funds may be sold only to separate accounts of life insurance companies. They may be sold to our other separate accounts, as well as to separate accounts of other affiliated or unaffiliated life insurance companies, to fund variable annuity contracts and variable life insurance policies. It is conceivable that, in the future, it may be disadvantageous for variable life insurance separate accounts and variable annuity separate accounts to invest in a fund simultaneously. Although neither we nor the funds currently foresee any such disadvantages, either to variable life insurance policy owners or to variable annuity owners, each fund's board of directors will monitor events in order to identify any material irreconcilable conflicts which may possibly arise and to determine what action, if any, should be taken. If a material irreconcilable conflict were to occur, we will take whatever steps are deemed necessary, at our expense, to remedy or eliminate the irreconcilable material conflict. As a result, one or more insurance company separate accounts might withdraw their investments in the fund. This might force the fund to sell securities at disadvantageous prices.

================================================================================
                        CALCULATION OF PERFORMANCE DATA
================================================================================

Yield and Effective Yield Quotations for the Money Market Subaccount

The yield quotation for the money market subaccount will be for the seven days ended on the date of the most recent balance sheet of Variable Account A included in the registration statement. It will be computed by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one Accumulation Unit in the money market subaccount at the beginning of the period, subtracting a hypothetical charge reflecting deductions from owner accounts, dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and multiplying the base period return by (365/7) with the resulting figure carried to at least the nearest hundredth of one percent.

Any effective yield quotation for the money market subaccount will be for the seven days ended on the date of the most recent balance sheet of Variable Account A included in the registration statement and will be carried at least to the nearest hundredth of one percent. It will be computed by determining the net change, exclusive of capital changes, in the value of a hypothetical pre-existing account having a balance of one Accumulation Unit in the money market subaccount at the beginning of the period, subtracting a hypothetical charge reflecting deductions from owner accounts, dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then compounding the base period return by adding 1, raising the sum to a power equal to 365 divided by 7, and subtracting 1 from the result, according to the following formula:

               Effective Yield = [(Base Period Return + 1)365/7]-1

For purposes of the yield and effective yield quotations, the hypothetical charge reflects all deductions that are charged to all owner accounts in proportion to the length of the base period. For any fees that vary with the size of the account, the account size is assumed to be the money market subaccount's mean account size. No deductions are assessed upon annuitization under the contract. Realized gains and losses from the sale of securities and unrealized appreciation and depreciation of the money market subaccount and the corresponding portfolio are excluded from the calculation of yield.

Yield Quotations for Other Subaccounts

Yield quotations will be based on the thirty-day period ended on the date of the most recent balance sheet of Variable Account A included in the registration statement, and are computed by dividing the net investment income per Accumulation Unit earned during the period by the maximum offering price per unit on the last day of the period, according to the following formula:

                           Yield = 2[(a - b + 1)^6 - 1]
                                      -----
                                       cd

Where: a = net investment income earned during the period by the portfolio attributable to shares owned by the Subaccount.

            b = expenses accrued for the period (net of reimbursements)

            c = the average daily number of Accumulation Units outstanding during the period.

            d = the maximum offering price per Accumulation Unit on the last day of the period

Yield quotations for a subaccount reflect all recurring contract charges. For any charge that varies with the size of the account, the account size is assumed to be the respective subaccount's mean account size.

Standardized Performance Data

The total return quotations for all of the subaccounts will be average annual total return quotations for one, five, and ten year periods (or, where a subaccount has been in existence for a period of less than one, five or ten years, for such lesser period) ended on the date of the most recent balance sheet of Variable Account A and for the period from the date monies were first placed into the subaccounts until the aforesaid date. This type of performance information is referred to as standardized performance and is based on the life of the subaccount. The quotations are computed by finding the average annual compounded rates of return over the relevant periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                                  P(1+T)^n = ERV

Where:      P = a hypothetical initial payment of $1,000

            T = average annual total return

            n = number of years

            ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the particular period at the end of the particular period

The average annual total return quotations reflect all portfolio expenses and all contract charges except the optional benefit charge and assume a total surrender at the end of the particular period. For any charge that varies with the size of the account, the account size is assumed to be the respective subaccount's mean account size.

Non-Standardized Performance Data

Non-standardized performance data will be calculated in a manner similar to the average annual total return described above for the subaccounts. It is average annual total return for the underlying portfolios for one, three, five, and ten year periods (or, where a portfolio has been in existence for a period of less than one, three, five or ten years, for such lesser period). For purposes of determining non-standardized average annual total return, the actual investment performance of each portfolio is reflected from the date such portfolio commenced operations even though the contract may not have been available at that time. The quotations are computed by finding the average annual compounded rates of return over the relevant periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:

                                  P(1+T)^n = ERV

Where:      P = a hypothetical initial payment of $1,000

            T = average annual total return

            n = number of years

            ERV = ending redeemable value of a hypothetical $1,000 payment made at the beginning of the particular period at the end of the particular period

Non-standardized average annual total return quotations reflect all portfolio expenses and all contract charges except the contract maintenance fee and the optional benefit charge. For any charge that varies with the size of the account, the account size is assumed to be the respective subaccount's mean account size.

                    Standardized Average Annual Total Return

This table reflects hypothetical subaccount investment results as of December 31, 2000, based on a $1,000 hypothetical investment over the periods indicated below. The returns reflect all portfolio expenses and all variable account charges except the optional benefit charge. The variable account charges include the mortality and expense risk charge, administrative charge, and contract maintenance fee. The portfolio charges include management fees and other operating expenses.

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                                                                                                                   10 YEARS
                                                               SUBACCOUNT                                          OR SINCE
                         SUBACCOUNT                          INCEPTION DATE        1 YEAR         5 YEARS          INCEPTION
==================================================================================================================================
Global Bond Subaccount                                           7/8/92            -0.29%          1.51%             3.75%
----------------------------------------------------------------------------------------------------------------------------------
Global Dollar Government Subaccount                              4/20/94           12.42%          8.17%             8.73%
----------------------------------------------------------------------------------------------------------------------------------
Growth Subaccount (Class B)                                      8/16/94          -18.95%         17.18%            19.36%
----------------------------------------------------------------------------------------------------------------------------------
Growth and Income Subaccount (Class B)                           7/8/92            11.96%         17.83%            16.11%
----------------------------------------------------------------------------------------------------------------------------------
High-Yield Subaccount                                           10/24/97           -6.24%          N/A              -4.19%
----------------------------------------------------------------------------------------------------------------------------------
International Subaccount                                         10/1/93          -21.03%          5.58%             5.92%
----------------------------------------------------------------------------------------------------------------------------------
Money Market Subaccount (Class B)                                2/3/93             4.12%          3.48%             2.96%
----------------------------------------------------------------------------------------------------------------------------------
North American Government Income Subaccount                      4/11/94           10.77%          9.09%             7.47%
----------------------------------------------------------------------------------------------------------------------------------
Premier Growth Subaccount (Class B)                              2/3/93           -17.94%         20.03%            17.69%
----------------------------------------------------------------------------------------------------------------------------------
Quasar Subaccount                                                8/2/96            -7.45%          N/A               5.05%
----------------------------------------------------------------------------------------------------------------------------------
AllianceBernstein Real Estate Investment Subaccount              1/2/97            24.88%          N/A               3.17%
----------------------------------------------------------------------------------------------------------------------------------
Technology Subaccount (Class B)                                  1/10/96          -22.76%          N/A              19.95%
----------------------------------------------------------------------------------------------------------------------------------
Total Return Subaccount                                          8/26/94           10.91%         12.76%            12.76%
----------------------------------------------------------------------------------------------------------------------------------
U.S. Government/High Grade Securities Subaccount                 8/20/93            9.48%          4.03%             4.10%
----------------------------------------------------------------------------------------------------------------------------------
AllianceBernstein Utility Income Subaccount                      4/20/94            9.85%         15.78%            14.38%
----------------------------------------------------------------------------------------------------------------------------------
Worldwide Privatization Subaccount                               8/16/94          -24.12%         10.60%             9.83%
----------------------------------------------------------------------------------------------------------------------------------

                  Non-Standardized Average Annual Total Return

This table reflects adjusted hypothetical portfolio investment results as of December 31, 2000, based on a $1,000 hypothetical investment over the periods indicated below. The returns reflect all portfolio charges and certain variable account charges. The variable account charges include the mortality and expense risk charge and administrative charge. The returns do not reflect the contract maintenance fee or optional benefit charge. If reflected, those charges would reduce the performance quoted. The portfolio charges include management fees and other operating expenses.

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                                                                                                                    10 YEARS
                                                        PORTFOLIO                                                   OR SINCE
                       PORTFOLIO                      INCEPTION DATE      1 YEAR       3 YEARS      5 YEARS         INCEPTION
====================================================================================================================================
Global Bond Portfolio                                     7/8/92           -0.23%        1.30%        1.56%            3.75%
------------------------------------------------------------------------------------------------------------------------------------
Global Dollar Government Portfolio                       4/20/94           12.48%        2.59%        8.22%            8.76%
------------------------------------------------------------------------------------------------------------------------------------
Growth Portfolio (Class B)                               8/16/94          -18.89%      10.89%        17.22%           19.38%
------------------------------------------------------------------------------------------------------------------------------------
Growth and Income Portfolio (Class B)                     7/8/92           12.02%       13.58%       17.86%           16.13%
------------------------------------------------------------------------------------------------------------------------------------
High-Yield Portfolio                                     10/24/97          -6.18%       -5.35%        N/A             -4.16%
------------------------------------------------------------------------------------------------------------------------------------
International Portfolio                                  10/1/93          -20.97%       6.80%         5.58%            5.97%
------------------------------------------------------------------------------------------------------------------------------------
Money Market Portfolio (Class B)                          2/3/93            4.18%        3.64%        3.61%            3.01%
------------------------------------------------------------------------------------------------------------------------------------
North American Government Income Portfolio               4/11/94           10.83%        6.90%        9.13%            7.51%
------------------------------------------------------------------------------------------------------------------------------------
Premier Growth Portfolio (Class B)                        2/3/93          -17.88%      16.08%        20.06%           17.71%
------------------------------------------------------------------------------------------------------------------------------------
Quasar Portfolio                                          8/2/96           -7.39%        0.23%        N/A              5.11%
------------------------------------------------------------------------------------------------------------------------------------
AllianceBernstein Real Estate Investment Portfolio        1/2/97           24.94%       -2.26%        N/A              3.23%
------------------------------------------------------------------------------------------------------------------------------------
Technology Portfolio (Class B)                           1/10/96          -22.70%      29.36%         N/A             19.98%
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Total Return Portfolio                                   8/26/94           10.97%       10.39%       12.76%           12.80%
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government/High Grade Securities Portfolio          8/20/93            9.54%        3.99%        4.03%            4.15%
------------------------------------------------------------------------------------------------------------------------------------
AllianceBernstein Utility Income Portfolio               4/20/94            9.91%       16.52%       15.81%           14.41%
------------------------------------------------------------------------------------------------------------------------------------
Worldwide Privatization Portfolio                        8/16/94          -24.06%       9.15%        10.64%            9.87%
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Tax Deferred Accumulation

In reports or other communications to you or in advertising or sales materials, we may also describe the effects of tax deferred compounding on Variable Account A's investment returns or upon returns in general. These effects may be illustrated in charts or graphs and may include comparisons at various points in time of returns under the contract or in general on a tax-deferred basis with the returns on a taxable basis. Different tax rates may be assumed.

In general, individuals who own annuity contracts are not taxed on increases in the value under the annuity contract until some form of distribution is made from the contract. Thus, the annuity contract will benefit from tax deferral during the accumulation phase, which generally will have the effect of permitting an investment in an annuity contract to grow more rapidly than a comparable investment under which increases in value are taxed on a current basis. The chart shows accumulations on an initial investment or premium of a given amount, assuming hypothetical gross annual returns compounded annually, and a stated assumed rate. The values shown for the taxable investment do not include any deduction for management fees or other expenses but assume that taxes are deducted annually from investment returns. The values shown for the variable annuity in a chart reflect the deduction of contractual expenses such as the 1.25% mortality and expense risk charge, the 0.15% administrative charge, and the $30 contract maintenance fee, but not the expenses of an underlying investment portfolio. The chart assumes a full surrender at the end of the period shown and the payment of taxes at the 31% rate on the amount in excess of the premium.

In developing tax-deferral charts, we will follow these general principles:

      (1)   the assumed rate of earnings will be realistic;

      (2) the chart will depict accurately the effect of all fees and charges or provide a narrative that prominently discloses all fees and charges;

      (3) comparative charts for accumulation values for tax-deferred and non-tax-deferred investments will depict the implications of any surrender; and

      (4) a narrative accompanying the chart will disclose prominently that there may be a 10% tax penalty on a surrender by an owner who has not reached age 59 1/2.

The rates of return illustrated are hypothetical and are not an estimate or guaranty of performance. Actual tax rates may vary for different taxpayers.

================================================================================
                               ANNUITY PROVISIONS
================================================================================

Variable Annuity Payments

A variable annuity is an annuity with payments which are not predetermined as to dollar amount and will vary in amount with the net investment results of the applicable subaccounts. At the Annuity Date, the Contract Value in each subaccount will be applied to the applicable annuity tables contained in the contract. The annuity table used will depend upon the payment option chosen. The same Contract Value amount applied to each payment option may produce a different initial annuity payment. If, as of the Annuity Date, the then current annuity rates applicable to contract will provide a larger income than that guaranteed for the same form of annuity under the contract, the larger amount will be paid.

The first annuity payment for each subaccount is determined by multiplying the amount of the Contract Value allocated to that subaccount by the factor shown in the table for the option selected, divided by 1000. The dollar amount of subsequent annuity payments is determined as follows:

      (a) The dollar amount of the first annuity payment is divided by the Annuity Unit value as of the Annuity Date. This establishes the number of Annuity Units for each monthly payment. The number of Annuity Units remains fixed during the annuity payment period, subject to any transfers.

      (b) The fixed number of Annuity Units is multiplied by the Annuity Unit value for the Valuation Period fourteen days prior to the date of payment.

The total dollar amount of each variable annuity payment is the sum of all subaccount variable annuity payments less the pro-rata amount of the administrative charge.

Annuity Unit Value

The value of an Annuity Unit for each subaccount was arbitrarily set initially at $10. This was done when the first portfolio shares were purchased. The Annuity Unit value at the end of any subsequent Valuation Period is determined by multiplying the subaccount's Annuity Unit value for the immediately preceding Valuation Period by the quotient of (a) and (b) where:

      o (a) is the net investment factor for the Valuation Period for which the Annuity Unit value is being determined; and

      o     (b) is the assumed investment factor for such Valuation Period.

The assumed investment factor adjusts for the interest assumed in determining the first variable annuity payment. Such factor for any Valuation Period shall be the accumulated value, at the end of such period, of $1.00 deposited at the beginning of such period at the assumed investment rate of 5%.

Net Investment Factor

The net investment factor is used to determine how investment results of a portfolio affect the Annuity Unit value of the subaccount from one Valuation Period to the next. The net investment factor for each subaccount for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

      o     (a) is equal to:

            (i) the net asset value per share of the portfolio held in the subaccount determined at the end of that Valuation Period, plus

            (ii) the per share amount of any dividend or capital gain distribution made by the portfolio held in the subaccount if the "ex-dividend" date occurs during that same Valuation Period, plus or minus

            (iii) a per share charge or credit, which we determine, for changes in tax reserves resulting from investment operations of the subaccount.

      o     (b) is equal to:

            (i) the net asset value per share of the portfolio held in the subaccount determined as of the end of the prior Valuation Period, plus or minus

            (ii) the per share charge or credit for any change in tax reserves for the prior Valuation Period.

      o     (c) is equal to:

            (i) the percentage factor representing the mortality and expense risk charge, plus

            (ii)  the percentage factor representing the administrative charge.

The net investment factor may be greater or less than the assumed investment factor. Therefore, the Annuity Unit value may increase or decrease from Valuation Period to Valuation Period.

Additional Provisions

We will require proof of age and sex of the Annuitant before making any life annuity payment provided for by the contract. If the age or sex of the Annuitant has been misstated, we will compute the amount payable based on the correct age and sex. If annuity payments have begun, any underpayment that may have been made will be paid in full with the next annuity payment, including interest at the minimum annual rate of 3%. Any overpayments, including interest at the minimum annual rate of 3%, unless repaid to us in one sum, will be deducted from future annuity payments until we are repaid in full.

If a contract provision requires that a person be alive, we may require due proof that the person is alive before we act under that provision.

We will give the payee under an annuity payment option a settlement contract for the payment option.

You may assign the contract prior to the Annuity Date. You must send a dated and signed written request to our Administrative Office accompanied by a duly executed copy of any assignment. We are not responsible for the validity of any assignment.

================================================================================
                              FINANCIAL STATEMENTS
================================================================================


Our financial statements are included herein. The financial statements have also been filed electronically with the SEC and can be obtained through its website at http://www.sec.gov. Our financial statements shall be considered only as bearing upon our ability to meet our obligations under the contract.

                      AMERICAN INTERNATIONAL LIFE ASSURANCE
                               COMPANY OF NEW YORK
                          (a wholly-owned subsidiary of
                       American International Group, Inc.)

                    REPORT ON AUDITS OF FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                    [PricewaterhouseCoopers LLP Letterhead]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
American International Life Assurance Company of New York

In our opinion, the accompanying balance sheets and the related statements of income, capital funds, cash flows, and comprehensive income present fairly, in all material respects, the financial position of American International Life Assurance Company of New York (a wholly-owned subsidiary of American International Group, Inc.) at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

February 2, 2001
Washington, DC

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                                 BALANCE SHEETS
                                 (in thousands)

                                                         December 31,   December 31,
                                                             2000           1999
                                                         ------------   ------------
Assets

Investments and cash:
     Fixed maturities:
        Bonds available for sale, at market value        $5,167,357     $4,973,736
        (cost: 2000 - $5,198,196; 1999 - $5,076,750)
     Equity securities:
         Common stock
         (cost: 2000 - $13,408; 1999 - $12,837)              29,991         24,428
         Non-redeemable preferred stocks
         (cost: 2000 - $24,610; 1999 - $27,047)              24,514         26,602
Mortgage loans on real estate, net of allowance
  (2000 - $19,000; 1999 - $19,000)                          472,576        460,455
Real estate, net of accumulated
 depreciation of $7,626 in 2000 and $6,976 in 1999           15,500         18,937
Policy loans                                                 10,481          9,986
Other invested assets                                       177,002         79,381
Short-term investments, at cost (approximates market
  value)                                                     23,505        143,766
Cash                                                              9            245
                                                         ----------     ----------

    Total investments and cash                            5,920,935      5,737,536

Amounts due from related parties                              9,598          9,470
Investment income due and accrued                            89,363         82,501
Premium and insurance balances receivable                    11,325         17,345
Reinsurance assets                                          351,726        306,663
Deferred policy acquisition costs                            48,334         46,655
Federal income tax receivable                                    --          6,598
Deferred income taxes                                        12,412         55,056
Separate and variable accounts                              386,675        423,534
Other assets                                                    656          1,170
                                                         ----------     ----------

                                    Total assets         $6,831,024     $6,686,528
                                                         ==========     ==========

                 See accompanying notes to financial statements.

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                                 BALANCE SHEETS
                      (in thousands, except share amounts)

                                                           December 31,     December 31,
                                                                2000            1999
                                                           ------------     ------------
Liabilities
  Policyholder contract deposits                            $ 3,675,472     $ 3,741,873
  Future policy benefits for life and accident and
    health insurance contracts                                1,990,030       1,713,163
  Reserve for unearned premiums                                   6,999           5,948
  Policy and contract claims                                    191,432         335,557
  Reserve for commissions, expenses and taxes                     5,751           5,183
  Insurance balances payable                                      6,208           7,565
  Federal income tax payable                                      1,940              --
  Amounts due to related parties                                  3,105           3,320
  Separate and variable accounts                                386,675         423,534
  Other liabilities                                              62,562          32,137
                                                            -----------     -----------

                                    Total liabilities         6,330,174       6,268,280
                                                            -----------     -----------

Capital funds

  Common stock, $200 par value; 16,125 shares
       authorized, issued and outstanding                         3,225           3,225
  Additional paid-in capital                                    197,025         197,025
  Retained earnings                                             264,977         277,829
  Accumulated other comprehensive income                         35,623         (59,831)
                                                            -----------     -----------

                                    Total capital funds         500,850         418,248
                                                            -----------     -----------

Total liabilities and capital funds                         $ 6,831,024     $ 6,686,528
                                                            ===========     ===========

                 See accompanying notes to financial statements.

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                              STATEMENTS OF INCOME
                                 (in thousands)

                                                          Years ended December 31,
                                                  ---------------------------------------
                                                     2000           1999           1998
                                                  ---------      ---------      ---------
Revenues:
  Premium income                                  $ 236,174      $ 189,448      $ 100,339
  Net investment income                             454,863        462,215        455,176
  Realized capital losses                           (60,266)       (13,103)        (1,694)
                                                  ---------      ---------      ---------

                  Total revenues                    630,771        638,560        553,821
                                                  ---------      ---------      ---------

Benefits and expenses:
  Death and other benefits                          263,403        244,895        178,401
  Increase in future policy benefits
   and policyholder contract deposits               280,852        239,635        252,476
  Acquisition and insurance expenses                 74,829         65,533         59,662
                                                  ---------      ---------      ---------

                  Total benefits and expenses       619,084        550,063        490,539
                                                  ---------      ---------      ---------

Income before income taxes                           11,687         88,497         63,282
                                                  ---------      ---------      ---------

Income taxes (benefits):
   Current                                           13,372         15,263         33,357
   Deferred                                          (8,833)        16,354        (10,772)
                                                  ---------      ---------      ---------

                  Total income taxes                  4,539         31,617         22,585
                                                  ---------      ---------      ---------

Net income                                        $   7,148      $  56,880      $  40,697
                                                  =========      =========      =========

                 See accompanying notes to financial statements.

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                           STATEMENTS OF CAPITAL FUNDS
                                 (in thousands)

                                                          Years ended December 31,
                                                 ---------------------------------------
                                                   2000           1999            1998
                                                 ---------      ---------      ---------
Common stock

Balance at beginning of year                     $   3,225      $   3,225      $   3,225
                                                 ---------      ---------      ---------

Balance at end of year                               3,225          3,225          3,225
                                                 ---------      ---------      ---------

Additional paid-in capital

Balance at beginning of year:                      197,025        197,025        197,025
                                                 ---------      ---------      ---------

Balance at end of year                             197,025        197,025        197,025
                                                 ---------      ---------      ---------


Retained earnings
  Balance at beginning of year                     277,829        220,949        190,252
  Net income                                         7,148         56,880         40,697
  Dividends to Stockholders                        (20,000)            --        (10,000)
                                                 ---------      ---------      ---------

  Balance at end of year                           264,977        277,829        220,949
                                                 ---------      ---------      ---------

Accumulated other comprehensive income
  Balance at beginning of year                     (59,831)       194,918        184,681
  Unrealized appreciation (depreciation) of
       investments - net of reclassification
       adjustments                                 146,932       (400,842)        (4,208)
  Deferred income tax benefit (expense) on
       changes and future policy benefits          (51,478)       146,093         14,445
                                                 ---------      ---------      ---------

   Balance at end of year                           35,623        (59,831)       194,918
                                                 ---------      ---------      ---------

               Total capital funds               $ 500,850      $ 418,248      $ 616,117
                                                 =========      =========      =========

                 See accompanying notes to financial statements.

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                      Years ended December 31,
                                                                          ---------------------------------------------
                                                                             2000              1999             1998
                                                                          -----------      -----------      -----------
Cash flows from operating activities:
 Net income                                                               $     7,148      $    56,880      $    40,697
                                                                          -----------      -----------      -----------

Adjustments to reconcile net income to net cash provided by operating activities:
 Non-cash revenues, expenses, gains and losses included in income:
 Change in insurance reserves                                                 133,793           45,730          323,971
 Change in premiums and insurance balances
  receivable and payable -net                                                   4,662           (5,697)           4,753
 Change in reinsurance assets                                                 (45,063)        (279,429)          (6,624)
 Change in deferred policy acquisition costs                                   (1,680)          (5,234)          (1,674)
 Change in investment income due and accrued                                   (6,861)            (799)             628
 Realized capital losses                                                       60,266           13,103            1,694
 Change in current and deferred income taxes -net                                (295)           2,133           (6,220)
 Change in reserves for commissions, expenses and taxes                           568              135              480
 Change in other assets and liabilities - net                                  35,850            2,969          (24,194)
                                                                          -----------      -----------      -----------
Total adjustments                                                             181,240         (227,089)         292,814
                                                                          -----------      -----------      -----------
 Net cash (used in) provided by operating activities                          188,388         (170,209)         333,511
                                                                          -----------      -----------      -----------

Cash flows from investing activities:
 Cost of fixed maturities, at market sold                                     281,411          913,262          317,042
 Cost of fixed maturities, at market matured or redeemed                      462,195          641,409          824,480
 Cost of equity securities sold                                                 3,047            1,149            1,413
 Cost of real estate sold                                                       2,786               --            5,107
 Realized capital losses                                                      (60,266)         (13,103)          (1,694)
 Purchase of fixed maturities                                                (848,607)      (1,815,447)      (1,202,023)
 Purchase of equity securities                                                 (1,182)         (14,641)         (13,671)
 Mortgage loans granted                                                      (108,183)         (64,782)        (140,623)
 Repayments of mortgage loans                                                  96,067          148,799          150,803
 Change in policy loans                                                          (496)             296              401
 Change in short-term investments                                             120,260          108,799         (172,672)
 Change in other invested assets                                              (28,228)         (22,632)         (12,118)
 Other - net                                                                  (21,027)          (4,525)         (16,637)
                                                                          -----------      -----------      -----------
  Net cash used in investing activities                                      (102,223)        (121,416)        (260,192)
                                                                          -----------      -----------      -----------

Cash flows from financing activities:
 Change in policyholder contract deposits                                     (66,401)         134,683           93,569
 Dividends to stockholders                                                    (20,000)              --          (10,000)
                                                                          -----------      -----------      -----------
    Net cash provided by financing activities                                 (86,401)         134,683           83,569
                                                                          -----------      -----------      -----------

Change in cash                                                                   (236)        (156,942)         156,888
Cash at beginning of year                                                         245          157,187              299
                                                                          -----------      -----------      -----------
Cash at end of year                                                       $         9      $       245      $   157,187
                                                                          ===========      ===========      ===========

                 See accompanying notes to financial statements.

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                       STATEMENTS OF COMPREHENSIVE INCOME
                                 (in thousands)

                                                        Years ended December 31,
                                                ---------------------------------------
                                                   2000           1999           1998
                                                ---------      ---------      ---------
Comprehensive income

Net income                                      $   7,148      $  56,880      $  40,697
                                                ---------      ---------      ---------

Other comprehensive income

Unrealized appreciation (depreciation) of
    investments - net of reclassification
    adjustments                                   146,932       (400,842)        (4,208)
 Changes due to deferred income tax benefit
    (expense) on changes in
    future policy benefits                        (51,478)       146,093         14,445
                                                ---------      ---------      ---------

  Other comprehensive income                       95,454       (254,749)        10,237
                                                ---------      ---------      ---------

 Comprehensive income                           $ 102,602      $(197,869)     $  50,934
                                                =========      =========      =========

                 See accompanying notes to financial statements.

            AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK
                          NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

      (a) Basis of Presentation: American International Life Assurance Company of New York (the Company) is a wholly owned subsidiary of American International Group, Inc. (the Parent). The financial statements of the Company have been prepared on the basis of generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company is licensed to sell life and accident & health insurance in the District of Columbia and all states except Arizona, Connecticut and Maryland. The Company is also licensed in America Samoa, Virgin Islands and Guam.

            The Company also files financial statements prepared in accordance with statutory practices prescribed or permitted by the Insurance Department of the State of New York. Financial statements prepared in accordance with GAAP differ in certain respects from the practices prescribed or permitted by regulatory authorities. The significant differences are: (1) statutory financial statements do not reflect fixed maturities available for sale at market value; (2) policy acquisition costs, charged against operations as incurred for regulatory purposes, have been deferred and are being amortized over the anticipated life of the contracts; (3) individual life and annuity policy reserves based on statutory requirements have been adjusted based upon mortality, lapse and interest assumptions applicable to these coverages, including provisions for reasonable adverse deviations; these assumptions reflect the Company's experience and industry standards; (4) deferred income taxes not recognized for regulatory purposes have been provided for temporary differences between the bases of assets and liabilities for financial reporting purposes and tax purposes; (5) for regulatory purposes, future policy benefits, policyholder contract deposits, policy and contract claims and reserve for unearned premiums are presented net of ceded reinsurance; and (6) an asset valuation reserve and interest maintenance reserve using National Association of Insurance Commissioners (NAIC) formulas are set up for regulatory purposes.

      (b) Investments: Fixed maturities available for sale, where the company may not have the ability or positive intent to hold these securities until maturity, are carried at current market value. Interest income with respect to fixed maturity securities is accrued currently. Included in fixed maturities available for sale are collateralized mortgage obligations (CMOs). Premiums and discounts arising from the purchase of CMOs are treated as yield adjustments over their estimated lives. Common and non-redeemable preferred stocks are carried at current market values. Dividend income is generally recognized when receivable. Short-term investments are carried at cost, which approximates market.

            Unrealized gains and losses from investments in equity securities, fixed maturities available for sale and other invested assets are reflected as a separate component of comprehensive income, net of deferred income taxes and future policy benefits in capital funds currently.

            Realized capital gains and losses are determined principally by specific identification. Where declines in values of securities below cost or amortized cost are considered to be other than temporary, a charge is reflected in income for the difference between cost or amortized cost and estimated net realizable value.

            Mortgage loans on real estate are carried at unpaid principal balance less unamortized loan origination fees and costs less an allowance for uncollectible loans. Interest income on such loans is accrued currently.

            Real estate is carried at depreciated cost and is depreciated on a straight-line basis over 31.5 years. Expenditures for maintenance and repairs are charged to income as incurred; expenditures for betterments are capitalized and depreciated over their estimated lives.

            Policy loans are carried at the aggregate unpaid principal balance.

            Other invested assets consist primarily of limited partnerships and other investments not classified elsewhere herein. These assets are recorded using either the cost or the equity method depending on the type of investment. Unrealized gains and losses from the revaluation of those investments carried at market values are reflected in comprehensive income, net of any related deferred income tax.

      (c) Income Taxes: The Company joins in a consolidated federal income tax return with the Parent and its domestic subsidiaries. The Company and the Parent have a written tax allocation agreement whereby the Parent agrees not to charge the Company a greater portion of the consolidated tax liability than would have been paid by the Company if it had filed a separate return. Additionally, the Parent agrees to reimburse the Company for any tax benefits arising out of its net losses within ninety days after the filing of that consolidated tax return for the year in which these losses are utilized. Deferred federal income taxes are provided for temporary differences related to the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

      (d) Premium Recognition and Related Benefits and Expenses: Premiums for traditional life insurance and life contingent annuity contracts are recognized when due. Revenues for universal life and investment-type products consist of policy charges for the cost of insurance, administration, and surrenders during the period. Premiums on accident and health insurance are reported as earned over the contract term. The portion of accident and health premiums which is not earned at the end of a reporting period is recorded as unearned premiums. Estimates of premiums due but not yet collected are accrued. Policy benefits and expenses are associated with earned premiums on long-duration contracts resulting in a level recognition of profits over the anticipated life of the contracts.

            Policy acquisition costs for traditional life insurance products are generally deferred and amortized over the premium paying period of the policy. Deferred policy acquisition costs and policy initiation costs related to universal life and investment-type products are amortized in relation to expected gross profits over the life of the policies (see Note 3).

            The liability for future policy benefits and policyholder contract deposits is established using assumptions described in Note 4.

      (e) Policy and Contract Claims: Policy and contract claims include amounts representing: (1) the actual in-force amounts for reported life claims and an estimate of incurred but unreported claims; and
            (2) an estimate, based upon prior experience, for accident and health reported and incurred but unreported losses. The methods of making such estimates and establishing the resulting reserves are continually reviewed and updated and any adjustments resulting therefrom are reflected in income currently.

      (f) Separate and Variable Accounts: These accounts represent funds for which investment income and investment gains and losses accrue directly to the policyholders. Each account has specific investment objectives, and the assets are carried at market value. The assets of each account are legally segregated and are not subject to claims which arise out of any other business of the Company.

      (g) Reinsurance Assets: Reinsurance assets include the balances due from both reinsurance and insurance companies under the terms of the Company's reinsurance arrangements for ceded unearned premiums, future policy benefits for life and accident and health insurance contracts, policyholder contract deposits and policy and contract claims. It also includes funds held under reinsurance treaties.

      (h)   Accounting Standards:

            In June 1998, FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (FASB 133). In June 2000, FASB issued Statement of Financial Accounting Standards No. 138 "Accounting for Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133" (FASB 138).

            Together, these Statements require the Company to recognize all derivatives in the balance sheet at fair value. The financial statement recognition of the change in the fair value of a derivative depends on a number of factors, including the intended use of the derivative and the extent to which it is effective as part of a hedge transaction. FASB 133 and FASB 138 are effective for the company for the year commencing January 1, 2001. The impact of the adoption of FASB 133 and FASB 138 at January 1, 2001 with respect to the Company's results of operations, financial condition and liquidity is deemed insignificant.

2. Investment Information

(a) Statutory Deposits: Securities with a carrying value of $16,652,000 and $17,560,000 were deposited by the Company under requirements of regulatory authorities as of December 31, 2000 and 1999, respectively.

(b) Net Investment Income: An analysis of net investment income is as follows (in thousands):

                                          Years ended December 31,
                                    ----------------------------------
                                      2000         1999         1998
                                    --------     --------     --------
Fixed maturities                    $398,501     $392,878     $386,353
Equity securities                      3,074        2,309        1,702
Mortgage loans                        40,595       45,173       52,443
Real estate                            1,979        2,113        2,782
Policy loans                             742          750          713
Cash and short-term investments        5,829        7,507        4,334
Other invested assets                  9,055       16,026       11,209
                                    --------     --------     --------
       Total investment income       459,775      466,756      459,536

Investment expenses                    4,912        4,541        4,360
                                    --------     --------     --------

       Net investment income        $454,863     $462,215     $455,176
                                    ========     ========     ========

(c) Investment Gains and Losses: The net realized capital gains (losses) and change in unrealized appreciation (depreciation) of investments for 2000, 1999 and 1998 are summarized below (in thousands):

                                                  Years ended December 31,
                                            ------------------------------------
                                              2000          1999           1998
                                            --------      --------      --------
Realized gains (losses) on investments:
Fixed maturities                            $(57,820)    $ (15,407)     $ (3,908)
Equity securities                                340         1,702           124
Real Estate                                   (2,786)           --         2,079
Other                                             --           602            11
                                            --------      --------      --------
Realized gains (losses)                     $(60,266)    $ (13,103)      $(1,694)
                                            ========      ========      ========

Change in unrealized appreciation
    (depreciation) of investments:
Fixed maturities                            $ 72,175     $(369,679)     $(16,268)
Equity securities                              5,341        (3,812)        1,272
Other invested assets                         69,416       (27,351)       10,788
                                           ---------     ---------     ---------
 Change in unrealized appreciation
    (depreciation) of investments           $146,932     $(400,842)     $ (4,208)
                                           =========     =========     =========

Proceeds from the sale of investments in fixed maturities during 2000, 1999 and 1998 were $281,411,000, $913,263,000 and $317,042,000, respectively.

During 2000, 1999 and 1998, gross gains of $4,565,000, $8,369,000 and $0, respectively, and gross losses of $62,385,000, $23,776,000 and $3,908,000, respectively, were realized on dispositions of fixed maturities.

During 2000, 1999 and 1998, gross gains of $340,000, $1,712,000 and $126,000, respectively, and gross losses of $0, $10,000 and $2,000, respectively, were realized on dispositions of equity securities.

(d)   Market Value of Fixed Maturities and Unrealized Appreciation of
      Investments:

      At December 31, 2000 and 1999, unrealized appreciation of investments in equity securities (before applicable taxes) included gross gains of $19,335,000 and $15,424,000 and gross losses of $2,848,000 and $4,278,000, respectively.

      The amortized cost and estimated market values of investments in fixed maturities at December 31, 2000 and 1999 are as follows (in thousands):

                                                       Gross          Gross         Estimated
        2000                          Amortized      Unrealized     Unrealized       Market
        ----                             Cost          Gains          Losses          Value
                                      ----------     ----------     ----------     ----------
Fixed maturities:
   U.S. Government and government
       agencies and authorities       $   70,479     $   21,557     $       --     $   92,036
   States, municipalities and
       political subdivisions            573,588         26,906            125        600,369
   Foreign governments                     8,794            490             --          9,284
   All other corporate                 4,545,335        121,556        201,223      4,465,668
                                      ----------     ----------     ----------     ----------

Total fixed maturities                $5,198,196     $  170,509     $  201,348     $5,167,357
                                      ==========     ==========     ==========     ==========

                                                       Gross          Gross        Estimated
        1999                          Amortized      Unrealized     Unrealized       Market
        ----                             Cost          Gains          Losses          Value
                                      ----------     ----------     ----------     ----------
Fixed maturities:
   U.S. Government and government
       agencies and authorities       $   68,605     $   13,612     $      407     $   81,810
   States, municipalities and
       political subdivisions            665,514         16,609          4,317        677,806
   Foreign governments                     9,307            108            247          9,168
   All other corporate                 4,333,324         57,006        185,378      4,204,952
                                      ----------     ----------     ----------     ----------

Total fixed maturities                $5,076,750     $   87,335     $  190,349     $4,973,736
                                      ==========     ==========     ==========     ==========

The amortized cost and estimated market value of fixed maturities available for sale at December 31, 2000, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Estimated
                                           Amortized        Market
                                              Cost           Value
                                           ----------     ----------

Due in one year or less                    $  412,615     $  413,417
Due after one year through five years       1,935,705      1,937,504
Due after five years through ten years      1,451,437      1,407,942
Due after ten years                         1,398,439      1,408,494
                                           ----------     ----------

                                           $5,198,196     $5,167,357
                                           ==========     ==========

(e) CMOs: CMOs are U.S. Government and Government agency backed and triple A-rated securities. CMOs are included in other corporate fixed maturities. At December 31, 2000 and 1999, the market value of the CMO portfolio was $775,942,000 and $883,693,000, respectively; the estimated amortized cost was approximately $759,121,000 in 2000 and $883,419,000 in 1999. The
      Company's CMO portfolio is readily marketable. There were no derivative (high risk) CMO securities contained in the portfolio at December 31, 2000.

(f) Fixed Maturities Below Investment Grade: At December 31, 2000 and 1999, the fixed maturities held by the Company that were below investment grade had an aggregate amortized cost of $524,457,000 and $526,765,000, respectively, and an aggregate market value of $405,543,000 and $467,170,000, respectively.

(g) Non-income Producing Assets: Non-income producing assets were insignificant.

(h) Investments Greater than 10% Equity: The market value of investments in the following company exceeded 10% of the Company's total capital funds at December 31, 2000 (in thousands).

      Private Equity Investors III, L.P.           $72,210

3.    Deferred Policy Acquisition Costs

      The following reflects the policy acquisition costs deferred (commissions, direct solicitation and other costs) which will be amortized against future income and the related current amortization charged to income, excluding certain amounts deferred and amortized in the same period (in thousands):

                                             Years ended December 31,
                                     ------------------------------------
                                       2000          1999          1998
                                     --------      --------      --------

    Balance at beginning of year     $ 46,655      $ 41,421      $ 39,748
    Acquisition costs deferred          7,986         9,166         7,323
    Amortization charged to income     (6,307)       (3,932)       (5,650)
                                     --------      --------      --------
    Balance at end of year           $ 48,334      $ 46,655      $ 41,421
                                     ========      ========      ========

4.    Future Policy Benefits and Policyholder Contract Deposits

      (a) The analysis of the future policy benefits and policyholder contract deposits liabilities as at December 31, 2000 and 1999 follows (in thousands):

                                              2000           1999
                                           ----------     ----------
Future policy benefits:
Long duration contracts                    $1,963,603     $1,691,028
Short duration contracts                       26,427         22,135
                                           ----------     ----------
                                           $1,990,030     $1,713,163
                                           ==========     ==========

Policyholder contract deposits:
Annuities                                  $2,875,838     $2,924,027
Guaranteed investment contracts (GICs)        653,004        678,240
Universal life                                105,241        105,223
Corporate owned life insurance                 27,717         26,254
Other investment contracts                     13,672          8,129
                                           ----------     ----------
                                           $3,675,472     $3,741,873
                                           ==========     ==========

(b) Long duration contract liabilities included in future policy benefits, as presented in the table above, result from traditional life and annuity products. Short duration contract liabilities are primarily accident and health products. The liability for future policy benefits has been established based upon the following assumptions:

      (i) Interest rates (exclusive of immediate/terminal funding annuities), which vary by year of issuance and products, range from 3.0 percent to 10.0 percent. Interest rates on immediate/terminal funding annuities are at a maximum of 12.2 percent and grade to not greater than 7.5 percent.

      (ii) Mortality and withdrawal rates are based upon actual experience modified to allow for variations in policy form. The weighted average lapse rate, including surrenders, for individual life approximated 2.4 percent.

(c) The liability for policyholder contract deposit has been established based on the following assumptions:

      (i) Interest rates credited on deferred annuities vary by year of issuance and range from 4.8 percent to 8.3 percent. Credited interest rate guarantees are generally for a period of one year. Withdrawal charges generally range from 3.0 percent to 10.0 percent grading to zero over a period of 5 to 10 years.

      (ii) GICs have market value withdrawal provisions for any funds withdrawn other than benefit responsive payments. Interest rates credited generally range from 5.4 percent to 8.0 percent and maturities range from 3 to 7 years.

      (iii) Interest rates on corporate-owned life insurance business are guaranteed at 4.0 percent and the weighted average rate credited in 2000 was 6.2 percent.

      (iv) The universal life funds, exclusive of corporate-owned life insurance business, have credited interest rates of 5.8 percent to
            6.5 percent and guarantees ranging from 4.0 percent to 5.5 percent depending on the year of issue. Additionally, universal life funds are subject to surrender charges that amount to 11.0 percent of the fund balance and grade to zero over a period not longer than 20 years.

5.    Income Taxes

      (a) The Federal income tax rate applicable to ordinary income is 35% for 2000, 1999 and 1998. Actual tax expense on income from operations differs from the "expected" amount computed by applying the Federal income tax rate because of the following (in thousands except percentages):

                                                Years ended December 31,
                                                -----------------------
                                  2000                   1999                    1998
                         ---------------------    -------------------   ---------------------
                                      Percent                Percent                Percent
                                        of                      of                    of
                                      pre-tax                pre-tax                pre-tax
                                     operating              operating              operating
                           Amount     Income      Amount      Income    Amount       Income
                         ---------------------    -------------------   --------------------
"Expected" income tax
      expense             $ 4,090        35.0%    $30,974       35.0%   $22,149       35.0%
State income tax              751         6.4         418        0.5        194        0.3
Other                        (302)       (2.6)        225        0.3        242        0.4
                          -------        ----     -------       ----    -------       ----
Actual income
      tax expense         $ 4,539        38.8%    $31,617       35.8%   $22,585       35.7%
                          =======      ======     =======     ======    =======       ====

      (b) The components of the net deferred tax liability were as follows (in thousands):

                                              Years ended December 31,
                                              ------------------------
                                                2000            1999
                                              --------        --------
Deferred tax assets:
  Adjustments to mortgage loans and
        investment income due and accrued     $  8,050        $  6,876
  Adjustment to life policy reserves            39,200          39,467
  Unrealized depreciation of investments            --          32,034
  Other                                            129             168
                                              --------        --------
                                                47,379          78,545
                                              --------        --------
Deferred tax liabilities:
   Deferred policy acquisition costs          $  2,361        $  2,875
   Fixed maturities discount                     8,457          16,199
   Unrealized appreciation on investments       19,357              --
   Other                                         4,792           4,415
                                              --------        --------
                                                34,967          23,489
                                              --------        --------

 Net deferred tax (asset) liability           $(12,412)       $(55,056)
                                              ========        --------

(c) At December 31, 2000, accumulated earnings of the Company for Federal income tax purposes include approximately $2,879,000 of "Policyholders' Surplus" as defined under the Code. Under provisions of the Code, "Policyholders' Surplus" has not been currently taxed but would be taxed at current rates if distributed to the Parent. There is no present intention to make cash distributions from "Policyholders' Surplus" and accordingly, no provision has been made for taxes on this amount.

(d) Income taxes paid in 2000, 1999, and 1998 amounted to $3,413,000, $28,174,000, and $26,796,000, respectively.

6.    Commitments and Contingent Liabilities

      The Company, in common with the insurance industry in general, is subject to litigation, including claims for punitive damages, in the normal course of their business. The Company does not believe that such litigation will have a material effect on its operating results and financial condition.

      The Company is a limited partner in Chardon/Hato Rey Partnership (Puerto
      Rico). The partnership agreement requires the Company to make an additional capital contribution of up to $3,000,000 to cover construction cost overruns or operating deficits. Construction was completed in 1992, the building is fully leased and profitable; therefore, no demands are foreseen.

      During 1997, the Company entered into a partnership agreement with Private Equity Investors III, L.P. As of December 31, 2000, the Company's unused capital commitment was $2,432,000. Contributions totaling $22,526,000 have been made through December 31, 2000.

      During 1998, the Company entered into a partnership agreement with Sankaty High Yield Asset Partners, L.P. The agreement requires the Company to make capital contributions totaling $2,993,000. Contributions totaling $2,745,000 have been made through December 31, 2000.

      During 1999, the Company entered into a partnership agreement with G2 Opportunity Fund, LP. The agreement requires the Company to make capital contributions totaling $12,500,000. Contributions totaling $12,108,000 have been made through December 31, 2000.

      During 1999, the Company entered into a partnership agreement with CVC Capital Funding LLC. The agreement requires the Company to make capital contributions totaling $10,000,000. No contributions have been made as of December 31, 2000.

      During 1999, the Company entered into a partnership agreement with Private Equity Investors IV, L.P. The agreement requires the Company to make capital contributions totaling $73,000,000. Contributions totaling $30,170,000 have been made through December 31, 2000.

      During 2000, the Company entered into a partnership agreement with G3 Strategic Investment L.P. The agreement requires the Company to make capital contributions totaling $12,500,000. Contributions totaling $6,375,000 have been made through December 31, 2000.

7.    Fair Value of Financial Instruments

      (a) Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments" (FASB 107) requires disclosure of fair value information about financial instruments for which it is practicable to estimate such fair value. These financial instruments may or may not be recognized in the balance sheet. In the measurement of the fair value of certain of the financial instruments, quoted market prices were not available and other valuation techniques were utilized. These derived fair value estimates are significantly affected by the assumptions used. FASB 107 excludes certain financial instruments, including those related to insurance contracts.

            The following methods and assumptions were used by the Company in estimating the fair value of the financial instruments presented:

            Cash and short-term investments: The carrying amounts reported in the balance sheet for these instruments approximate fair value.

            Fixed maturities: Fair values for fixed maturity securities carried at market value are generally based upon quoted market prices. For certain fixed maturities for which market prices were not readily available, fair values were estimated using values obtained from independent pricing services.

            Equity securities: Fair values for equity securities were based upon quoted market prices.

            Mortgage and policy loans: Where practical, the fair values of loans on real estate were estimated using discounted cash flow calculations based upon the Company's current incremental lending rates for similar type loans. The fair values of policy loans were not calculated as the Company believes it would have to expend excessive costs for the benefits derived. Therefore, the fair value of policy loans was estimated at carrying value.

            Policyholder contract deposits: Fair values of policyholder contract deposits were estimated using discounted cash flow calculations based upon interest rates currently being offered for similar contracts consistent with those remaining for the contracts being valued.

      (b) The fair value and carrying amounts of financial instruments is as follows (in thousands):

            2000
            ----
                                        Fair         Carrying
                                       Value          Amount
                                     ---------      ---------
Cash and short-term investments     $   23,514     $   23,514
Fixed maturities                     5,167,357      5,167,357
Equity securities                       54,505         54,505
Mortgage and policy loans              509,282        483,057

Policyholder contract deposits      $3,769,539     $3,675,472

           1999
           ----
                                        Fair         Carrying
                                       Value          Amount
                                     ---------      ---------
Cash and short-term investments     $  144,011     $  144,011
Fixed maturities                     4,973,736      4,973,736
Equity securities                       51,030         51,030
Mortgage and policy loans              476,653        470,441

Policyholder contract deposits      $3,807,329     $3,741,873

8.    Capital Funds

      (a) The Company may not distribute dividends to the Parent without prior approval of regulatory agencies. Generally, this limits the payment of such dividends to an amount which, in the opinion of the regulatory agencies, is warranted by the financial condition of the Company. During 2000, 1999 and 1998, the Company paid dividends of $20,000,000, $0 and $10,000,000, respectively, to its stockholders.

      (b) The Company's capital funds as determined in accordance with statutory accounting practices were $358,209,000 at December 31, 2000 and $387,814,000 at December 31, 1999. Statutory net
            (loss)/income amounted to $(3,668,000), $66,418,000 and $35,386,000 for 2000, 1999 and 1998, respectively.

      (c) Statement of Accounting Standards No. 130 "Comprehensive Income" (FASB 130) was adopted by the Company effective January 1, 1998. FASB 130 establishes standards for reporting comprehensive income and its components as part of capital funds. The reclassification adjustments with respect to available for sale securities were $(60,263,000), $(13,103,000), and $(1,694,000) for December 31,
            2000, 1999 and 1998, respectively.

9.    Employee Benefits

      (a) The Company participates with its affiliates in a qualified, non-contributory, defined benefit pension plan which is administered by the Parent. All qualified employees who have attained age 21 and completed twelve months of continuous service are eligible to participate in this plan. An employee with 5 or more years of service is entitled to pension benefits beginning at normal retirement age 65. Benefits are based upon a percentage of average final compensation multiplied by years of credited service limited to 44 years of credited service. The average final compensation is subject to certain limitations. Annual funding requirements are determined based on the "projected unit credit" cost method which attributes a pro rata portion of the total projected benefit payable at normal retirement to each year of credited service. Pension expense for current service costs, retirement and termination benefits for the years ended December 31, 2000, 1999 and 1998 were approximately $11,000, $153,000 and $238,000, respectively. The Parent's plans do not separately identify projected benefit obligations and plan assets attributable to employees of participating affiliates. The projected benefit obligations exceeded the plan assets at December 31, 2000 by $146,000,000.

            The Parent has adopted a Supplemental Executive Retirement Program (Supplemental Plan) to provide additional retirement benefits to designated executives and key employees. Under the Supplemental Plan, the annual benefit, not to exceed 60 percent of average final compensation, accrues at a percentage of average final pay multiplied for each year of credited service reduced by any benefits from the current and any predecessor retirement plans, Social Security, if any, and from any qualified pension plan of prior employers. The Supplemental Plan also provides a benefit equal to the reduction in benefits payable under the AIG retirement plan as a result of Federal limitations on benefits payable thereunder. Currently, the Supplemental Plan is unfunded.

      (b) The Parent also sponsors a voluntary savings plan for domestic employees (a 401(k) plan), which during the three years ended December 31, 2000, provided for salary reduction contributions by employees and matching contributions by the Parent of up to 6 percent of annual salary depending on the employees' years of service.

      (c) On April 1, 1985, the Parent terminated and replaced its then existing U.S. pension plan, a contributory qualified defined benefit plan, with the current non-contributory qualified defined benefit plan. Settlement of the obligations of the prior plan was accomplished through the purchase of annuities from the Company for accrued benefits as of the date of termination. Future policy benefits reserves in the accompanying balance sheet that relate to these annuity contracts are $77,027,000 at December 31, 2000 and $82,647,000 at December 31, 1999.

      (d) In addition to the Parent's defined benefit pension plan, the Parent and its subsidiaries provide a post-retirement benefit program for medical care and life insurance. Eligibility in the various plans is generally based upon completion of a specified period of eligible service and reaching a specified age.

      (e) The Parent applies APB Opinion 25 "Accounting for Stock issued to Employees" and related interpretations in accounting for its stock-based compensation plans. Employees of the Company participate in certain stock option and stock purchase plans of the Parent. In general, under the stock option plan, officers and other key employees are granted options to purchase AIG common stock at a price not less than fair market value at the date of grant. In general, the stock purchase plan provides for eligible employees to receive privileges to purchase AIG common stock at a price equal to 85% of the fair market value on the date of grant of the purchase privilege. The Parent has not recognized compensation costs for either plan. The effect of the compensation costs, as determined consistent with FASB 123, was not computed on a subsidiary basis, but rather on a consolidated basis for all subsidiaries of the Parent and therefore are not presented herein.

10.   Leases

(a) The Company occupies leased space in many locations under various long-term leases and has entered into various leases covering the long-term use of data processing equipment. At December 31, 2000, the future minimum lease payments under operating leases were as follows:

               Year                                           Payments
               ----                                           --------

                2001                                           $1,478
                2002                                            1,096
                2003                                              911
                2004                                              858
                Remaining years after 2004                        300
                                                              -------

                Total                                          $4,643
                                                               ======

      Rent expense approximated $1,644,000, $1,667,000 and $1,604,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

11.   Reinsurance

      (a) The Company reinsures portions of its life and accident and health insurance risks with unaffiliated companies. Life insurance risks are reinsured primarily under coinsurance and yearly renewable term treaties. Accident and health insurance risks are reinsured primarily under coinsurance, excess of loss and quota share treaties. Amounts recoverable from reinsurers are estimated in a manner consistent with the assumptions used for the underlying policy benefits and are presented as a component of reinsurance assets. A contingent liability exists with respect to reinsurance ceded to the extent that any reinsurer is unable to meet the obligations assumed under the reinsurance agreements. The Company also reinsures portions of its life and accident and health insurance risks with affiliated companies (see Note 12).

            The effect of all reinsurance contracts, including reinsurance assumed, is as follows (in thousands, except percentages):

                                                                                           Percentage
      December 31, 2000                                                                     of Amount
      -----------------                                                                      Assumed
                                Gross          Ceded          Assumed           Net          to Net
                                -----          -----          -------           ---          ------
Life Insurance in Force     $35,128,181     $25,210,909     $25,384,029     $35,301,301       71.9%
                            ===========     ===========     ===========     ===========
Premiums:
  Life                          105,500           3,147             764         103,117        0.7%
  Accident and Health            22,832          10,655          29,278          41,455       70.6%
  Annuity                        91,602              --              --          91,602         --
                            -----------     -----------     -----------     -----------

Total Premiums              $   219,934     $    13,802     $    30,042     $   236,174       12.7%
                            ===========     ===========     ===========     ===========

11.  Reinsurance - (continued)

                                                                                             Percentage
      December 31, 1999                                                                       of Amount
      -----------------                                                                        Assumed
                               Gross           Ceded           Assumed          Net             to Net
                               -----           -----           -------          ---         --------------
Life Insurance in Force     $32,831,967     $   604,100     $     2,573     $32,230,440            --
                            ===========     ===========     ===========     ===========
Premiums:
  Life                           98,471           2,925              64          95,610           0.7%
  Accident and Health            18,940           8,431          31,393          41,902          74.9%
  Annuity                        51,936              --              --          51,936            --
                            -----------     -----------     -----------     -----------

Total Premiums              $   169,347     $    11,356     $    31,457     $   189,448          16.6%
                            ===========     ===========     ===========     ===========
                                                                                             Percentage
      December 31, 1998                                                                       of Amount
      -----------------                                                                        Assumed
                               Gross          Ceded         Assumed         Net                 to Net
                               -----          -----         -------         ---            --------------
Life Insurance in Force     $5,157,694     $  579,949     $      446     $4,578,191                --
                            ==========     ==========     ==========     ==========
Premiums:
  Life                          55,199          3,320             75         51,954               0.1%
  Accident and Health           16,144          6,470         23,215         32,889              70.6%
  Annuity                       15,496             --             --         15,496                --
                            ----------     ----------     ----------     ----------

Total Premiums              $   86,839     $    9,790     $   23,290     $  100,339              23.2%
                            ==========     ==========     ==========     ==========


(b)   The maximum amount retained on any one life by the Company is $1,000,000.

(c) Reinsurance recoveries, which reduced death and other benefits, approximated $19,191,000, $287,073,000 and $12,396,000 respectively, for the years ended December 31, 2000, 1999 and 1998.

      The Company's reinsurance arrangements do not relieve it from its direct obligation to its insureds.

12.   Transactions with Related Parties

      (a) The Company is party to several reinsurance agreements with its affiliates covering certain life and accident and health insurance risks. Premium income and commission ceded to affiliates amounted to $539,000 and $0, respectively, for the year ended December 31, 2000. Premium income and commission ceded for 1999 amounted to $277,263,000 and $0, respectively. Premium income and commission ceded for 1998 amounted to $ 89,000 and $2,000, respectively. Premium income and ceding commission expense assumed from affiliates aggregated $24,434,000 and $691,000, respectively, for 2000, compared to $25,496,000 and $88,000, respectively, for 1999, and $19,536,000 and $(545,000), respectively, for 1998.

      (b) The Company provides life insurance coverage to employees of the Parent and its domestic subsidiaries in connection with the Parent's employee benefit plans. The statement of income includes $5,715,000 in premiums relating to this business for 2000, $5,366,000 for 1999, and $5,124,000 for 1998.

      (c) The Company is party to several cost sharing agreements with its affiliates. Generally, these agreements provide for the allocation of costs upon either the specific identification basis or a proportional cost allocation basis which management believes to be reasonable. For the years ended December 31, 2000, 1999 and 1998, the Company was charged $32,138,000, $27,700,000 and $23,757,000, respectively, for expenses attributed to the Company but incurred by affiliates. During the same period, the Company received reimbursements from affiliates aggregating $36,462,000, $32,219,000 and $28,405,000, respectively, for costs incurred by the Company but attributable to affiliates.

      (d) During 1999, the Company entered into a reinsurance treaty with Lexington Insurance Company whereby the Company ceded a block of Ordinary Life business and transferred cash and securities valued at $276,917,000.

                   [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Contract Holders of
American International Life Assurance Company of New York
Variable Account A

In our opinion, the accompanying statements of assets and liabilities of American International Life Assurance Company of New York Variable Account A (comprising sixty-four subaccounts, hereafter collectively referred to as "Variable Account A") and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of Variable Account A at December 31, 2000, the results of its operations for the year then ended and the changes in its net assets for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Variable Account A's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2000 by correspondence with the custodians, provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

February 28, 2001

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                       STATEMENT OF ASSETS AND LIABILITIES
                                DECEMBER 31, 2000

-------------------------------------------------------------------------------------------------------------------

ASSETS:
      Investments at Market Value:

                                                                      Shares              Cost         Market Value
                                                               -----------------------------------------------------
          AIM
             Capital Appreciation Fund                                22,553.854      $   681,284      $   695,560
             International Equity Fund                                13,775.733          363,328          277,168
          Alliance
             Money Market Portfolio                               15,503,942.940       15,503,943       15,503,943
             Premier Growth Portfolio                              2,520,890.078       73,863,742       80,794,532
             Growth & Income Portfolio                             3,100,315.400       65,009,267       71,766,741
             International Portfolio                                 645,584.640       11,054,733       10,335,811
             Short-Term Multi-Market Portfolio                        42,943.164          423,009          408,819
             Global Bond Portfolio                                   147,953.853        1,661,241        1,621,548
             U.S. Government/High Grade Securities Portfolio         671,041.986        7,830,202        7,836,669
             Global Dollar Government Portfolio                      181,229.166        2,059,051        1,950,024
             North American Government Income Portfolio              607,658.551        7,541,294        7,729,415
             Utility Income Portfolio                                421,829.497        7,597,556        9,554,437
             Conservative Investors Portfolio                        503,509.376        6,437,786        6,263,661
             Growth Investors Portfolio                              190,689.527        2,806,057        2,454,171
             Growth Portfolio                                      2,061,400.902       47,833,005       51,736,163
             Total Return Portfolio                                  711,733.997       12,205,688       12,818,324
             Worldwide Privatization Portfolio                       576,877.932        9,748,423        9,022,375
             Technology Portfolio                                  1,959,034.746       53,982,595       48,877,910
             Quasar Portfolio                                        931,719.421       11,047,211       11,031,560
             Real Estate Investment Portfolio                        230,695.451        2,413,031        2,479,974
             High Yield Portfolio                                    278,359.239        2,506,338        2,201,823
          Dreyfus
             Stock Index Fund                                        115,852.157        3,657,193        3,938,977
             Small Company Stock Portfolio                            18,380.760          300,817          332,321
          Fidelity
             Money Market Portfolio                                2,885,037.150        2,885,037        2,885,037
             Asset Manager Portfolio                                  69,070.141        1,162,373        1,105,124
             Growth Portfolio                                        109,284.005        4,715,562        4,770,248
             High Income Portfolio                                    44,225.540          510,032          361,769
             Investment Grade Bond Portfolio                          44,392.843          545,583          558,906
             Overseas Portfolio                                       10,528.285          210,880          210,457
             Contrafund Portfolio                                     33,539.630          827,634          796,231
          Merrill Lynch
             Basic Value Focus Fund                                    5,654.122           75,630           77,519
             Developing Capital Markets Fund                             978.338            9,821            7,161
             Global Growth Focus Fund                                  1,105.612           12,884           12,935
             Global Strategy Focus Fund                                3,911.960           52,569           42,443
             High Current Income Fund                                  3,442.429           32,895           27,745
             International Equity Focus Fund                           2,208.444           28,232           23,984
             Prime Bond Fund                                           5,685.164           63,181           65,324
             Quality Equity Fund                                         497.285           17,161           12,736
          Mitchell Hutchins
             Balanced Portfolio                                        4,035.175           43,811           40,110
             Global Income Portfolio                                   2,580.253           27,214           27,712
             High Income Portfolio                                     6,451.539           75,269           57,291
             Growth & Income Portfolio                                 1,921.455           28,355           27,899
             Tactical Allocation Portfolio                            40,188.056          644,703          636,176

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                 STATEMENT OF ASSETS AND LIABILITIES (Continued)
                                DECEMBER 31, 2000

-------------------------------------------------------------------------------------------------------------------

ASSETS:
      Investments at Market Value:

                                                                   Shares            Cost           Market Value
                                                              -----------------------------------------------------
          Van Eck
             Worldwide Hard Assets Fund                          2,412.056            27,122            29,113
             Worldwide Emerging Markets Fund                     1,221.003            13,697            10,122
                                                                                ------------      ------------

             Total Investments                                                  $358,536,439      $371,417,968
                  Total Assets                                                                    $371,417,968
                                                                                                  ============

NET ASSETS ATTRIBUTABLE TO VARIABLE ANNUITY
    CONTRACT HOLDERS:
          Accumulation Reserves                                                                   $370,977,480
          Annuity Reserves                                                                        $    440,488
                                                                                                  ------------
                                                                                                  $371,417,968
                                                                                                  ============

                 See Accompanying Notes to Financial Statements

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                             STATEMENT OF OPERATIONS
          For The Years Ended December 31, 2000 and December 31, 1999

                                                                2000
                                                                         AIM             AIM
                                                                       Capital      International
                                                                    Appreciation       Equity
                                                        Total           Fund            Fund
                                                        -----           ----            ----
Investment Income (Loss):
    Dividends ...................................   $ 29,527,656    $     20,323    $     18,747
Expenses:
    Mortality & Expense Risk Fees ...............      5,196,461           8,857           4,367
    Daily Administrative Charges ................        621,689           1,063             524
                                                    ------------    ------------    ------------
Net Investment Income (Loss) ....................     23,709,506          10,403          13,856
                                                    ------------    ------------    ------------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................     26,127,052          23,711          49,252
    Change in Unrealized Appreciation
        (Depreciation) ..........................    (91,727,883)       (154,590)       (172,381)
                                                    ------------    ------------    ------------
    Net Gain (Loss) on Investments ..............    (65,600,831)       (130,879)       (123,129)
                                                    ------------    ------------    ------------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $(41,891,325)   $   (120,476)   $   (109,273)
                                                    ============    ============    ============

                                                                                    Alliance
                                                      Alliance       Alliance        Growth
                                                        Money         Premier           &
                                                       Market         Growth         Income
                                                      Portfolio      Portfolio      Portfolio
                                                      ---------      ---------      ---------
Investment Income (Loss):
    Dividends ...................................   $    822,550   $  5,250,250    $  5,002,545
Expenses:
    Mortality & Expense Risk Fees ...............        178,354      1,227,332         872,059
    Daily Administrative Charges ................         21,402        146,646         103,687
                                                    ------------   ------------    ------------
Net Investment Income (Loss) ....................        622,794      3,876,272       4,026,799
                                                    ------------   ------------    ------------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................              0      9,046,764       3,532,170
    Change in Unrealized Appreciation
        (Depreciation) ..........................              0    (31,124,910)        484,498
                                                    ------------   ------------    ------------
    Net Gain (Loss) on Investments ..............              0    (22,078,146)      4,016,668
                                                    ------------   ------------    ------------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $    622,794   $(18,201,874)   $  8,043,467
                                                    ============   ============    ============

                                                                     Alliance      Alliance
                                                      Alliance      Short-Term      Global
                                                    International  Multi-Market      Bond
                                                      Portfolio      Portfolio     Portfolio
                                                      ---------      ---------     ---------
Investment Income (Loss):
    Dividends ...................................   $ 1,109,755    $    42,716    $    69,018
Expenses:
    Mortality & Expense Risk Fees ...............       155,426          6,179         22,005
    Daily Administrative Charges ................        18,536            732          2,639
                                                    -----------    -----------    -----------
Net Investment Income (Loss) ....................       935,793         35,805         44,374
                                                    -----------    -----------    -----------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................       479,036        (12,178)       (32,539)
    Change in Unrealized Appreciation
        (Depreciation) ..........................    (4,304,338)       (10,871)       (29,507)
                                                    -----------    -----------    -----------
    Net Gain (Loss) on Investments ..............    (3,825,302)       (23,049)       (62,046)
                                                    -----------    -----------    -----------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $(2,889,509)   $    12,756    $   (17,672)
                                                    ===========    ===========    ===========

                                                     Alliance
                                                       U.S.                     Alliance
                                                    Government/   Alliance       North
                                                       High        Global      American
                                                       Grade       Dollar     Government
                                                    Securities   Government     Income
                                                     Portfolio    Portfolio    Portfolio
                                                     ---------    ---------    ---------
Investment Income (Loss):
    Dividends ...................................   $ 467,130    $ 224,873    $ 679,058
Expenses:
    Mortality & Expense Risk Fees ...............      97,551       22,980       94,598
    Daily Administrative Charges ................      11,697        2,759       11,357
                                                    ---------    ---------    ---------
Net Investment Income (Loss) ....................     357,882      199,134      573,103
                                                    ---------    ---------    ---------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................    (112,815)    (111,766)     (51,457)
    Change in Unrealized Appreciation
        (Depreciation) ..........................     461,801      128,085      269,485
                                                    ---------    ---------    ---------
    Net Gain (Loss) on Investments ..............     348,986       16,319      218,028
                                                    ---------    ---------    ---------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $ 706,868    $ 215,453    $ 791,131
                                                    =========    =========    =========

                                                       Alliance         Alliance      Alliance
                                                        Utility       Conservative     Growth
                                                        Income          Investors     Investors
                                                       Portfolio        Portfolio     Portfolio
                                                       ---------        ---------     ---------
Investment Income (Loss):
    Dividends ...................................      $ 547,928       $ 864,114      $ 634,533
Expenses:
    Mortality & Expense Risk Fees ...............        109,892          83,649         34,240
    Daily Administrative Charges ................         13,189          10,043          4,111
                                                       ---------       ---------      ---------
Net Investment Income (Loss) ....................        424,847         770,422        596,182
                                                       ---------       ---------      ---------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................        357,414         121,210         12,209
    Change in Unrealized Appreciation
        (Depreciation) ..........................         63,353        (597,694)      (706,399)
                                                       ---------       ---------      ---------
    Net Gain (Loss) on Investments ..............        420,767        (476,484)      (694,190)
                                                       ---------       ---------      ---------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................      $ 845,614       $ 293,938      $ (98,008)
                                                       =========       =========      =========

                                                                      Alliance        Alliance
                                                       Alliance         Total         Worldwide
                                                        Growth         Return       Privatization
                                                      Portfolio      Portfolio       Portfolio
                                                      ---------      ---------       ---------
Investment Income (Loss):
    Dividends ...................................   $  6,400,948    $    914,440   $    827,067
Expenses:
    Mortality & Expense Risk Fees ...............        787,904         134,810        148,824
    Daily Administrative Charges ................         94,365          16,131         17,868
                                                    ------------    ------------   ------------
Net Investment Income (Loss) ....................      5,518,679         763,499        660,375
                                                    ------------    ------------   ------------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................      4,419,368         351,624        564,242
    Change in Unrealized Appreciation
        (Depreciation) ..........................    (22,202,339)        120,531     (4,468,051)
                                                    ------------    ------------   ------------
    Net Gain (Loss) on Investments ..............    (17,782,971)        472,155     (3,903,809)
                                                    ------------    ------------   ------------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $(12,264,292)   $  1,235,654   $ (3,243,434)
                                                    ============    ============   ============

                                                                                    Alliance
                                                                                      Real
                                                      Alliance        Alliance        Estate
                                                     Technology        Quasar       Investment
                                                      Portfolio       Portfolio     Portfolio
                                                      ---------       ---------     ---------
Investment Income (Loss):
    Dividends ...................................   $  3,802,021    $    349,464   $     85,105
Expenses:
    Mortality & Expense Risk Fees ...............        794,434         142,466         25,240
    Daily Administrative Charges ................         95,376          17,104          3,013
                                                    ------------    ------------   ------------
Net Investment Income (Loss) ....................      2,912,211         189,894         56,852
                                                    ------------    ------------   ------------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................      6,809,669         442,303        (67,962)
    Change in Unrealized Appreciation
        (Depreciation) ..........................    (25,513,026)     (1,549,304)       454,269
                                                    ------------    ------------   ------------
    Net Gain (Loss) on Investments ..............    (18,703,357)     (1,107,001)       386,307
                                                    ------------    ------------   ------------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $(15,791,146)   $   (917,107)  $    443,159
                                                    ============    ============   ============

                                                                                       Dreyfus
                                                        Alliance        Dreyfus         Zero
                                                          High           Stock         Coupon
                                                          Yield          Index          2000
                                                        Portfolio        Fund         Portfolio
                                                        ---------      ---------      ---------
Investment Income (Loss):
    Dividends ...................................      $ 206,891       $ 102,632      $   1,991
Expenses:
    Mortality & Expense Risk Fees ...............         29,579          50,519            475
    Daily Administrative Charges ................          3,551           6,065             57
                                                       ---------       ---------      ---------
Net Investment Income (Loss) ....................        173,761          46,048          1,459
                                                       ---------       ---------      ---------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................       (103,468)        135,817           (546)
    Change in Unrealized Appreciation
        (Depreciation) ..........................       (206,424)       (635,787)           688
                                                       ---------       ---------      ---------
    Net Gain (Loss) on Investments ..............       (309,892)       (499,970)           142
                                                       ---------       ---------      ---------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................      $(136,131)      $(453,922)     $   1,601
                                                       =========       =========      =========

                                                        Dreyfus
                                                         Small          Fidelity       Fidelity
                                                        Company          Money          Asset
                                                         Stock          Market         Manager
                                                       Portfolio       Portfolio      Portfolio
                                                       ---------       ---------      ---------
Investment Income (Loss):
    Dividends ...................................      $     487       $ 187,330      $ 144,449
Expenses:
    Mortality & Expense Risk Fees ...............          3,607          38,156         16,077
    Daily Administrative Charges ................            433           4,581          1,930
                                                       ---------       ---------      ---------
Net Investment Income (Loss) ....................         (3,553)        144,593        126,442
                                                       ---------       ---------      ---------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................          8,557               0         (8,533)
    Change in Unrealized Appreciation
        (Depreciation) ..........................          9,411               0       (181,745)
                                                       ---------       ---------      ---------
    Net Gain (Loss) on Investments ..............         17,968               0       (190,278)
                                                       ---------       ---------      ---------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................      $  14,415       $ 144,593      $ (63,836)
                                                       =========       =========      =========

                                                                                     Fidelity
                                                                      Fidelity      Investment
                                                      Fidelity          High           Grade
                                                       Growth          Income          Bond
                                                      Portfolio       Portfolio      Portfolio
                                                      ---------       ---------      ---------
Investment Income (Loss):
    Dividends ...................................    $   510,369     $    41,596    $    40,119
Expenses:
    Mortality & Expense Risk Fees ...............         64,950           6,799          7,370
    Daily Administrative Charges ................          7,798             816            885
                                                     -----------     -----------    -----------
Net Investment Income (Loss) ....................        437,621          33,981         31,864
                                                     -----------     -----------    -----------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................        270,409         (66,987)        (3,339)
    Change in Unrealized Appreciation
        (Depreciation) ..........................     (1,428,250)        (99,416)        25,208
                                                     -----------     -----------    -----------
    Net Gain (Loss) on Investments ..............     (1,157,841)       (166,403)        21,869
                                                     -----------     -----------    -----------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $  (720,220)    $  (132,422)   $    53,733
                                                     ===========     ===========    ===========

                                                                               Merrill
                                                                                Lynch
                                                                                Basic
                                                    Fidelity      Fidelity      Value
                                                    Overseas     Contrafund     Focus
                                                    Portfolio    Portfolio      Fund
                                                    ---------    ---------      ----
Investment Income (Loss):
    Dividends ...................................   $  31,500    $  75,260    $   7,969
Expenses:
    Mortality & Expense Risk Fees ...............       3,603        8,947          892
    Daily Administrative Charges ................         433        1,074          107
                                                    ---------    ---------    ---------
Net Investment Income (Loss) ....................      27,464       65,239        6,970
                                                    ---------    ---------    ---------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................      23,051       23,239          (17)
    Change in Unrealized Appreciation
        (Depreciation) ..........................    (116,985)    (147,655)         790
                                                    ---------    ---------    ---------
    Net Gain (Loss) on Investments ..............     (93,934)    (124,416)         773
                                                    ---------    ---------    ---------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $ (66,470)   $ (59,177)   $   7,743
                                                    =========    =========    =========

                                                      Merrill     Merrill       Merrill
                                                       Lynch       Lynch         Lynch
                                                    Developing    Global        Global
                                                      Capital     Growth       Strategy
                                                      Markets      Focus         Focus
                                                       Fund        Fund          Fund
                                                       ----        ----          ----
Investment Income (Loss):
    Dividends ...................................    $     69     $    913     $  6,475
Expenses:
    Mortality & Expense Risk Fees ...............         116          187          571
    Daily Administrative Charges ................          14           22           69
                                                     --------     --------     --------
Net Investment Income (Loss) ....................         (61)         704        5,835
                                                     --------     --------     --------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................          (9)          44          (14)
    Change in Unrealized Appreciation
        (Depreciation) ..........................      (2,955)      (3,245)     (11,002)
                                                     --------     --------     --------
    Net Gain (Loss) on Investments ..............      (2,964)      (3,201)     (11,016)
                                                     --------     --------     --------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $ (3,025)    $ (2,497)    $ (5,181)
                                                     ========     ========     ========


                                                    Merrill    Merrill
                                                     Lynch      Lynch       Merrill
                                                     High    International   Lynch
                                                    Current     Equity       Prime
                                                    Income      Focus        Bond
                                                     Fund        Fund        Fund
                                                     ----        ----        ----
Investment Income (Loss):
    Dividends ...................................   $ 2,945    $ 1,467     $ 3,610
Expenses:
    Mortality & Expense Risk Fees ...............       367        334         686
    Daily Administrative Charges ................        44         40          82
                                                    -------    -------     -------
Net Investment Income (Loss) ....................     2,534      1,093       2,842
                                                    -------    -------     -------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................       (30)        54          (7)
    Change in Unrealized Appreciation
        (Depreciation) ..........................    (5,039)    (6,566)      2,422
                                                    -------    -------     -------
    Net Gain (Loss) on Investments ..............    (5,069)    (6,512)      2,415
                                                    -------    -------     -------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $(2,535)   $(5,419)    $ 5,257
                                                    =======    =======     =======

                                                    Merrill                Mitchell
                                                     Lynch    Mitchell     Hutchins
                                                    Quality   Hutchins      Global
                                                    Equity    Balanced      Income
                                                     Fund     Portfolio    Portfolio
                                                     ----     ---------    ---------
Investment Income (Loss):
    Dividends ...................................   $ 3,824    $ 5,459     $   862
Expenses:
    Mortality & Expense Risk Fees ...............       178        463         344
    Daily Administrative Charges ................        21         56          41
                                                    -------    -------     -------
Net Investment Income (Loss) ....................     3,625      4,940         477
                                                    -------    -------     -------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................        10       (174)        (86)
    Change in Unrealized Appreciation
        (Depreciation) ..........................    (5,224)    (5,016)        547
                                                    -------    -------     -------
    Net Gain (Loss) on Investments ..............    (5,214)    (5,190)        461
                                                    -------    -------     -------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $(1,589)   $  (250)    $   938
                                                    =======    =======     =======

                                                                 Mitchell
                                                    Mitchell     Hutchins      Mitchell
                                                    Hutchins      Growth       Hutchins
                                                      High           &         Tactical
                                                     Income       Income      Allocation
                                                    Portfolio    Portfolio     Portfolio
                                                    ---------    ---------     ---------
Investment Income (Loss):
    Dividends ...................................    $  6,260     $  1,224     $ 11,236
Expenses:
    Mortality & Expense Risk Fees ...............         651          224        6,841
    Daily Administrative Charges ................          78           27          820
                                                     --------     --------     --------
Net Investment Income (Loss) ....................       5,531          973        3,575
                                                     --------     --------     --------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................        (677)          19        2,095
    Change in Unrealized Appreciation
        (Depreciation) ..........................     (14,317)      (1,749)     (23,221)
                                                     --------     --------     --------
    Net Gain (Loss) on Investments ..............     (14,994)      (1,730)     (21,126)
                                                     --------     --------     --------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $ (9,463)    $   (757)    $(17,551)
                                                     ========     ========     ========

                                                     Van Eck      Van Eck        WP&G
                                                    Worldwide    Worldwide     Tomorrow
                                                      Hard       Emerging        Short
                                                     Assets       Markets        Term
                                                      Fund         Fund        Portfolio
                                                      ----         ----        ---------
Investment Income (Loss):
    Dividends ...................................    $    134     $      0     $      0
Expenses:
    Mortality & Expense Risk Fees ...............         258          208        1,877
    Daily Administrative Charges ................          31           25          225
                                                     --------     --------     --------
Net Investment Income (Loss) ....................        (155)        (233)      (2,102)
                                                     --------     --------     --------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................         530          213       12,310
    Change in Unrealized Appreciation
        (Depreciation) ..........................       1,476       (7,886)      (5,040)
                                                     --------     --------     --------
    Net Gain (Loss) on Investments ..............       2,006       (7,673)       7,270
                                                     --------     --------     --------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $  1,851     $ (7,906)    $  5,168
                                                     ========     ========     ========

                                                            WP&G         WP&G
                                                          Tomorrow     Tomorrow
                                                           Medium        Long
                                                            Term         Term
                                                          Portfolio    Portfolio
                                                          ---------    ---------
Investment Income (Loss):
    Dividends ........................................    $      0     $      0
Expenses:
    Mortality & Expense Risk Fees ....................         789          226
    Daily Administrative Charges .....................          95           27
                                                          --------     --------
Net Investment Income (Loss) .........................        (884)        (253)
                                                          --------     --------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity .....................................      10,740        3,596
    Change in Unrealized Appreciation
        (Depreciation) ...............................      (6,967)      (2,548)
                                                          --------     --------
    Net Gain (Loss) on Investments ...................       3,773        1,048
                                                          --------     --------

Increase (Decrease) in Net Assets
    Resulting From Operations ........................    $  2,889     $    795
                                                          ========     ========

                 See Accompanying Notes to Financial Statements

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                             STATEMENT OF OPERATIONS
           For The Years Ended December 31, 2000 and December 31, 1999

                                                               1999
                                                                         AIM             AIM
                                                                       Capital      International
                                                                     Appreciation       Equity
                                                        Total           Fund            Fund
                                                        -----           ----            ----
Investment Income (Loss):
    Dividends ...................................    $19,386,631     $     9,975    $    11,021
Expenses:
    Mortality & Expense Risk Fees ...............      4,264,969           4,019          2,132
    Daily Administrative Charges ................        507,986             481            256
                                                     -----------     -----------    -----------
Net Investment Income (Loss) ....................     14,613,676           5,475          8,633
                                                     -----------     -----------    -----------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................     18,529,459           6,603          5,055
    Change in Unrealized Appreciation
        (Depreciation) ..........................     43,851,315         127,137         81,048
                                                     -----------     -----------    -----------
    Net Gain (Loss) on Investments ..............     62,380,774         133,740         86,103
                                                     -----------     -----------    -----------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $76,994,450     $   139,215    $    94,736
                                                     ===========     ===========    ===========

                                                                                     Alliance
                                                      Alliance        Alliance        Growth
                                                        Money         Premier           &
                                                       Market          Growth         Income
                                                      Portfolio      Portfolio      Portfolio
                                                      ---------      ---------      ---------
Investment Income (Loss):
    Dividends ...................................   $    700,536    $  1,073,618   $  7,224,445
Expenses:
    Mortality & Expense Risk Fees ...............        192,433         983,663        852,263
    Daily Administrative Charges ................         23,015         116,459        100,959
                                                    ------------    ------------   ------------
Net Investment Income (Loss) ....................        485,088         (26,504)     6,271,223
                                                    ------------    ------------   ------------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................              0       6,924,354      3,600,819
    Change in Unrealized Appreciation
        (Depreciation) ..........................              0      14,931,210     (4,022,272)
                                                    ------------    ------------   ------------
    Net Gain (Loss) on Investments ..............              0      21,855,564       (421,453)
                                                    ------------    ------------   ------------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................   $    485,088    $ 21,829,060   $  5,849,770
                                                    ============    ============   ============

                                                                     Alliance     Alliance
                                                      Alliance      Short-Term     Global
                                                    International  Multi-Market     Bond
                                                     Portfolio      Portfolio     Portfolio
                                                     ---------      ---------     ---------
Investment Income (Loss):
    Dividends ...................................    $  393,046    $   51,020     $   79,425
Expenses:
    Mortality & Expense Risk Fees ...............       130,286        11,238         27,549
    Daily Administrative Charges ................        15,511         1,335          3,314
                                                     ----------    ----------     ----------
Net Investment Income (Loss) ....................       247,249        38,447         48,562
                                                     ----------    ----------     ----------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................       364,557       (25,759)       (26,616)
    Change in Unrealized Appreciation
        (Depreciation) ..........................     3,028,155         6,759       (205,670)
                                                     ----------    ----------     ----------
    Net Gain (Loss) on Investments ..............     3,392,712       (19,000)      (232,286)
                                                     ----------    ----------     ----------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $3,639,961    $   19,447     $ (183,724)
                                                     ==========    ==========     ==========

                                                     Alliance
                                                       U.S.                         Alliance
                                                    Government/     Alliance         North
                                                       High          Global         American
                                                       Grade         Dollar        Government
                                                    Securities     Government        Income
                                                     Portfolio     Portfolio       Portfolio
                                                     ---------     ---------       ---------
Investment Income (Loss):
    Dividends ...................................    $ 586,759     $ 239,951       $ 625,132
Expenses:
    Mortality & Expense Risk Fees ...............      116,564        19,589          83,543
    Daily Administrative Charges ................       13,993         2,350          10,002
                                                     ---------     ---------       ---------
Net Investment Income (Loss) ....................      456,202       218,012         531,587
                                                     ---------     ---------       ---------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................      114,310      (282,740)        (70,553)
    Change in Unrealized Appreciation
        (Depreciation) ..........................     (942,385)      413,312           4,809
                                                     ---------     ---------       ---------
    Net Gain (Loss) on Investments ..............     (828,075)      130,572         (65,744)
                                                     ---------     ---------       ---------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $(371,873)    $ 348,584       $ 465,843
                                                     =========     =========       =========

                                                       Alliance        Alliance       Alliance
                                                        Utility      Conservative      Growth
                                                        Income        Investors      Investors
                                                       Portfolio      Portfolio      Portfolio
                                                       ---------      ---------      ---------
Investment Income (Loss):
    Dividends ...................................     $  315,633      $  685,138     $  353,709
Expenses:
    Mortality & Expense Risk Fees ...............         94,341          94,835         45,135
    Daily Administrative Charges ................         11,182          11,384          5,418
                                                      ----------      ----------     ----------
Net Investment Income (Loss) ....................        210,110         578,919        303,156
                                                      ----------      ----------     ----------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................        677,824         282,122        398,725
    Change in Unrealized Appreciation
        (Depreciation) ..........................        327,019        (601,908)      (220,919)
                                                      ----------      ----------     ----------
    Net Gain (Loss) on Investments ..............      1,004,843        (319,786)       177,806
                                                      ----------      ----------     ----------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................     $1,214,953      $  259,133     $  480,962
                                                      ==========      ==========     ==========

                                                                       Alliance      Alliance
                                                      Alliance          Total        Worldwide
                                                       Growth           Return     Privatization
                                                      Portfolio        Portfolio     Portfolio
                                                      ---------        ---------     ---------
Investment Income (Loss):
    Dividends ...................................    $ 4,486,522     $   913,262    $   605,611
Expenses:
    Mortality & Expense Risk Fees ...............        695,454         127,392        107,935
    Daily Administrative Charges ................         83,065          15,285         12,939
                                                     -----------     -----------    -----------
Net Investment Income (Loss) ....................      3,708,003         770,585        484,737
                                                     -----------     -----------    -----------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................      3,158,204         480,690        233,135
    Change in Unrealized Appreciation
        (Depreciation) ..........................      9,482,598        (751,823)     3,635,825
                                                     -----------     -----------    -----------
    Net Gain (Loss) on Investments ..............     12,640,802        (271,133)     3,868,960
                                                     -----------     -----------    -----------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $16,348,805     $   499,452    $ 4,353,697
                                                     ===========     ===========    ===========

                                                                                         Alliance
                                                                                           Real
                                                       Alliance         Alliance          Estate
                                                      Technology        Quasar          Investment
                                                       Portfolio       Portfolio         Portfolio
                                                       ---------       ---------         ---------
Investment Income (Loss):
    Dividends ...................................    $     48,040     $     40,610     $     86,289
Expenses:
    Mortality & Expense Risk Fees ...............         331,866          130,226           22,674
    Daily Administrative Charges ................          39,732           15,588            2,708
                                                     ------------     ------------     ------------
Net Investment Income (Loss) ....................        (323,558)        (105,204)          60,907
                                                     ------------     ------------     ------------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................       3,786,127         (949,626)        (148,484)
    Change in Unrealized Appreciation
        (Depreciation) ..........................      14,639,981        2,380,156          (33,750)
                                                     ------------     ------------     ------------
    Net Gain (Loss) on Investments ..............      18,426,108        1,430,530         (182,234)
                                                     ------------     ------------     ------------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $ 18,102,550     $  1,325,326     $   (121,327)
                                                     ============     ============     ============

                                                                                          Dreyfus
                                                         Alliance         Dreyfus           Zero
                                                           High            Stock           Coupon
                                                          Yield            Index            2000
                                                         Portfolio         Fund           Portfolio
                                                         ---------         ----           ---------
Investment Income (Loss):
    Dividends ...................................       $ 106,596        $  67,038        $   2,732
Expenses:
    Mortality & Expense Risk Fees ...............          30,357           39,854              640
    Daily Administrative Charges ................           3,650            4,783               77
                                                        ---------        ---------        ---------
Net Investment Income (Loss) ....................          72,589           22,401            2,015
                                                        ---------        ---------        ---------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................        (158,252)          95,377               64
    Change in Unrealized Appreciation
        (Depreciation) ..........................          (4,746)         464,796           (1,435)
                                                        ---------        ---------        ---------
    Net Gain (Loss) on Investments ..............        (162,998)         560,173           (1,371)
                                                        ---------        ---------        ---------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................       $ (90,409)       $ 582,574        $     644
                                                        =========        =========        =========

                                                        Dreyfus
                                                         Small       Fidelity       Fidelity
                                                        Company       Money          Asset
                                                         Stock        Market        Manager
                                                       Portfolio     Portfolio      Portfolio
                                                       ---------     ---------      ---------
Investment Income (Loss):
    Dividends ...................................      $      0      $107,188       $ 79,365
Expenses:
    Mortality & Expense Risk Fees ...............         2,151        26,441         15,708
    Daily Administrative Charges ................           258         3,163          1,886
                                                       --------      --------       --------
Net Investment Income (Loss) ....................        (2,409)       77,584         61,771
                                                       --------      --------       --------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................        (1,646)            0          6,293
    Change in Unrealized Appreciation
        (Depreciation) ..........................        25,085             0         54,071
                                                       --------      --------       --------
    Net Gain (Loss) on Investments ..............        23,439             0         60,364
                                                       --------      --------       --------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................      $ 21,030      $ 77,584       $122,135
                                                       ========      ========       ========

                                                                                   Fidelity
                                                                    Fidelity      Investment
                                                     Fidelity         High          Grade
                                                      Growth         Income          Bond
                                                     Portfolio     Portfolio      Portfolio
                                                     ---------     ---------      ---------
Investment Income (Loss):
    Dividends ...................................    $  328,017    $   49,621     $   26,438
Expenses:
    Mortality & Expense Risk Fees ...............        45,240         7,602          6,388
    Daily Administrative Charges ................         5,423           911            767
                                                     ----------    ----------     ----------
Net Investment Income (Loss) ....................       277,354        41,108         19,283
                                                     ----------    ----------     ----------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................        60,273       (11,184)         5,096
    Change in Unrealized Appreciation
        (Depreciation) ..........................       860,769         5,148        (35,551)
                                                     ----------    ----------     ----------
    Net Gain (Loss) on Investments ..............       921,042        (6,036)       (30,455)
                                                     ----------    ----------     ----------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $1,198,396    $   35,072     $  (11,172)
                                                     ==========    ==========     ==========

                                                                              Merrill
                                                                               Lynch
                                                                               Basic
                                                     Fidelity     Fidelity     Value
                                                     Overseas    Contrafund    Focus
                                                     Portfolio   Portfolio     Fund
                                                     ---------   ---------     ----
Investment Income (Loss):
    Dividends ...................................    $ 12,136    $  9,757    $  1,000
Expenses:
    Mortality & Expense Risk Fees ...............       4,045       4,655          43
    Daily Administrative Charges ................         485         558           5
                                                     --------    --------    --------
Net Investment Income (Loss) ....................       7,606       4,544         952
                                                     --------    --------    --------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................       3,622       1,014           0
    Change in Unrealized Appreciation
        (Depreciation) ..........................     107,741      85,032       1,098
                                                     --------    --------    --------
    Net Gain (Loss) on Investments ..............     111,363      86,046       1,098
                                                     --------    --------    --------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $118,969    $ 90,590    $  2,050
                                                     ========    ========    ========

                                                       Merrill     Merrill     Merrill
                                                        Lynch       Lynch       Lynch
                                                     Developing     Global      Global
                                                       Capital      Growth     Strategy
                                                       Markets      Focus       Focus
                                                        Fund         Fund        Fund
                                                        ----         ----        ----
Investment Income (Loss):
    Dividends ...................................      $    0      $  192      $    0
Expenses:
    Mortality & Expense Risk Fees ...............           1          41           7
    Daily Administrative Charges ................           0           5           0
                                                       ------      ------      ------
Net Investment Income (Loss) ....................          (1)        146          (7)
                                                       ------      ------      ------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................           0           6           0
    Change in Unrealized Appreciation
        (Depreciation) ..........................         296       3,297         877
                                                       ------      ------      ------
    Net Gain (Loss) on Investments ..............         296       3,303         877
                                                       ------      ------      ------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................      $  295      $3,449      $  870
                                                       ======      ======      ======

                                                     Merrill    Merrill
                                                      Lynch      Lynch       Merrill
                                                      High    International   Lynch
                                                     Current     Equity       Prime
                                                     Income      Focus        Bond
                                                      Fund        Fund        Fund
                                                      ----        ----        ----
Investment Income (Loss):
    Dividends ...................................     $  465     $  101      $  262
Expenses:
    Mortality & Expense Risk Fees ...............         38         66           6
    Daily Administrative Charges ................          5          8           0
                                                      ------     ------      ------
Net Investment Income (Loss) ....................        422         27         256
                                                      ------     ------      ------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................          0          7           0
    Change in Unrealized Appreciation
        (Depreciation) ..........................       (110)     2,318        (281)
                                                      ------     ------      ------
    Net Gain (Loss) on Investments ..............       (110)     2,325        (281)
                                                      ------     ------      ------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................     $  312     $2,352      $  (25)
                                                      ======     ======      ======

                                                    Merrill                 Mitchell
                                                     Lynch     Mitchell    Hutchins
                                                    Quality    Hutchins     Global
                                                    Equity     Balanced     Income
                                                     Fund      Portfolio   Portfolio
                                                     ----      ---------   ---------
Investment Income (Loss):
    Dividends ...................................    $ 1,584    $     0     $     0
Expenses:
    Mortality & Expense Risk Fees ...............         39        143          49
    Daily Administrative Charges ................          5         17           5
                                                     -------    -------     -------
Net Investment Income (Loss) ....................      1,540       (160)        (54)
                                                     -------    -------     -------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................          3         (3)          2
    Change in Unrealized Appreciation
        (Depreciation) ..........................        799      1,315         (48)
                                                     -------    -------     -------
    Net Gain (Loss) on Investments ..............        802      1,312         (46)
                                                     -------    -------     -------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $ 2,342    $ 1,152     $  (100)
                                                     =======    =======     =======

                                                                  Mitchell
                                                     Mitchell     Hutchins      Mitchell
                                                     Hutchins      Growth       Hutchins
                                                       High          &          Tactical
                                                      Income       Income      Allocation
                                                     Portfolio    Portfolio     Portfolio
                                                     ---------    ---------     ---------
Investment Income (Loss):
    Dividends ...................................     $ 3,996      $     0      $26,733
Expenses:
    Mortality & Expense Risk Fees ...............          61           43        2,506
    Daily Administrative Charges ................           8            5          303
                                                      -------      -------      -------
Net Investment Income (Loss) ....................       3,927          (48)      23,924
                                                      -------      -------      -------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................          (9)           6          812
    Change in Unrealized Appreciation
        (Depreciation) ..........................      (3,662)       1,294       14,696
                                                      -------      -------      -------
    Net Gain (Loss) on Investments ..............      (3,671)       1,300       15,508
                                                      -------      -------      -------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................     $   256      $ 1,252      $39,432
                                                      =======      =======      =======

                                                      Van Eck      Van Eck       WP&G
                                                     Worldwide    Worldwide    Tomorrow
                                                       Hard        Emerging      Short
                                                      Assets       Markets       Term
                                                       Fund         Fund       Portfolio
                                                       ----         ----       ---------
Investment Income (Loss):
    Dividends ...................................    $    217     $      0     $ 19,437
Expenses:
    Mortality & Expense Risk Fees ...............         223           31        3,508
    Daily Administrative Charges ................          27            3          420
                                                     --------     --------     --------
Net Investment Income (Loss) ....................         (33)         (34)      15,509
                                                     --------     --------     --------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity ................................      (9,636)           5        3,486
    Change in Unrealized Appreciation
        (Depreciation) ..........................      12,039        4,311      (16,500)
                                                     --------     --------     --------
    Net Gain (Loss) on Investments ..............       2,403        4,316      (13,014)
                                                     --------     --------     --------

Increase (Decrease) in Net Assets
    Resulting From Operations ...................    $  2,370     $  4,282     $  2,495
                                                     ========     ========     ========

                                                            WP&G         WP&G
                                                          Tomorrow     Tomorrow
                                                           Medium        Long
                                                            Term         Term
                                                          Portfolio    Portfolio
                                                          ---------    ---------
Investment Income (Loss):
    Dividends ........................................    $ 10,811     $  3,203
Expenses:
    Mortality & Expense Risk Fees ....................       1,563          383
    Daily Administrative Charges .....................         187           46
                                                          --------     --------
Net Investment Income (Loss) .........................       9,061        2,774
                                                          --------     --------

Realized & Unrealized Gain (Loss) on Investments:
    Realized Gain (Loss) on Investment
        Activity .....................................       1,675        3,701
    Change in Unrealized Appreciation
        (Depreciation) ...............................      (6,874)      (3,742)
                                                          --------     --------
    Net Gain (Loss) on Investments ...................      (5,199)         (41)
                                                          --------     --------

Increase (Decrease) in Net Assets
    Resulting From Operations ........................    $  3,862     $  2,733
                                                          ========     ========

                 See Accompanying Notes to Financial Statements

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                       STATEMENT OF CHANGES IN NET ASSETS
           For The Years Ended December 31, 2000 and December 31, 1999

                                                        2000
                                                                       AIM              AIM
                                                                     Capital       International
                                                                   Appreciation        Equity
                                                        Total          Fund             Fund
                                                        -----          ----             ----
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............   $  23,709,506    $      10,403    $      13,856
    Realized Gain (Loss) on Investment Activity      26,127,052           23,711           49,252
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........     (91,727,883)        (154,590)        (172,381)
                                                  -------------    -------------    -------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................     (41,891,325)        (120,476)        (109,273)
                                                  -------------    -------------    -------------

Capital Transactions:
    Contract Deposits .........................      57,843,004          116,738          127,194
    Administrative Charges ....................        (167,865)            (214)            (210)
    Transfers .................................       2,436,604          248,468           (5,921)
    Contract Withdrawals ......................     (49,877,046)         (22,375)        (112,954)
    Deferred Sales Charges ....................        (975,674)            (711)          (3,746)
    Death Benefits ............................      (3,038,701)               0                0
    Annuity Payments ..........................         (98,704)               0                0
                                                  -------------    -------------    -------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................       6,121,618          341,906            4,363
                                                  -------------    -------------    -------------
Total Increase (Decrease) in Net Assets .......     (35,769,707)         221,430         (104,910)
Net Assets, at Beginning of Year ..............     407,187,675          474,130          382,078
                                                  -------------    -------------    -------------
Net Assets, at End of Year ....................   $ 371,417,968    $     695,560    $     277,168
                                                  =============    =============    =============

                                                                                      Alliance
                                                     Alliance         Alliance         Growth
                                                       Money           Premier            &
                                                      Market           Growth          Income
                                                     Portfolio        Portfolio       Portfolio
                                                     ---------        ---------       ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $    622,794     $  3,876,272     $  4,026,799
    Realized Gain (Loss) on Investment Activity               0        9,046,764        3,532,170
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........               0      (31,124,910)         484,498
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................         622,794      (18,201,874)       8,043,467
                                                   ------------     ------------     ------------

Capital Transactions:
    Contract Deposits .........................       6,556,221       13,616,978        7,035,605
    Administrative Charges ....................          (8,186)         (40,053)         (29,105)
    Transfers .................................      (5,339,096)        (974,030)      (1,658,985)
    Contract Withdrawals ......................      (3,452,057)     (12,057,127)     (10,666,096)
    Deferred Sales Charges ....................         (64,867)        (223,977)        (262,722)
    Death Benefits ............................        (350,246)        (680,958)        (863,857)
    Annuity Payments ..........................               0           (3,277)          (3,243)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................      (2,658,231)        (362,444)      (6,448,403)
                                                   ------------     ------------     ------------
Total Increase (Decrease) in Net Assets .......      (2,035,437)     (18,564,318)       1,595,064
Net Assets, at Beginning of Year ..............      17,539,380       99,358,850       70,171,677
                                                   ------------     ------------     ------------
Net Assets, at End of Year ....................    $ 15,503,943     $ 80,794,532     $ 71,766,741
                                                   ============     ============     ============

                                                                      Alliance         Alliance
                                                     Alliance        Short-Term         Global
                                                   International    Multi-Market         Bond
                                                     Portfolio        Portfolio        Portfolio
                                                     ---------        ---------        ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $    935,793     $     35,805     $     44,374
    Realized Gain (Loss) on Investment Activity         479,036          (12,178)         (32,539)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........      (4,304,338)         (10,871)         (29,507)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................      (2,889,509)          12,756          (17,672)
                                                   ------------     ------------     ------------

Capital Transactions:
    Contract Deposits .........................       1,696,260                0           30,914
    Administrative Charges ....................          (4,948)            (175)            (538)
    Transfers .................................         586,954          (40,223)        (126,108)
    Contract Withdrawals ......................      (1,669,398)        (177,185)        (187,818)
    Deferred Sales Charges ....................         (20,432)          (4,575)          (2,421)
    Death Benefits ............................        (244,786)               0          (14,370)
    Annuity Payments ..........................               0                0             (410)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................         343,650         (222,158)        (300,751)
                                                   ------------     ------------     ------------
Total Increase (Decrease) in Net Assets .......      (2,545,859)        (209,402)        (318,423)
Net Assets, at Beginning of Year ..............      12,881,670          618,221        1,939,971
                                                   ------------     ------------     ------------
Net Assets, at End of Year ....................    $ 10,335,811     $    408,819     $  1,621,548
                                                   ============     ============     ============

                                                      Alliance
                                                        U.S.                            Alliance
                                                     Government/       Alliance           North
                                                        High            Global          American
                                                        Grade           Dollar         Government
                                                     Securities       Government         Income
                                                      Portfolio       Portfolio        Portfolio
                                                      ---------       ---------        ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............     $   357,882      $   199,134      $   573,103
    Realized Gain (Loss) on Investment Activity        (112,815)        (111,766)         (51,457)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........         461,801          128,085          269,485
                                                    -----------      -----------      -----------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................         706,868          215,453          791,131
                                                    -----------      -----------      -----------

Capital Transactions:
    Contract Deposits .........................         284,325          173,116          666,031
    Administrative Charges ....................          (2,943)            (810)          (3,308)
    Transfers .................................        (925,676)          31,210          430,043
    Contract Withdrawals ......................      (1,140,345)        (190,443)        (718,006)
    Deferred Sales Charges ....................         (17,563)          (2,628)          (9,895)
    Death Benefits ............................         (93,709)         (15,533)         (78,311)
    Annuity Payments ..........................            (209)               0                0
                                                    -----------      -----------      -----------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................      (1,896,120)          (5,088)         286,554
                                                    -----------      -----------      -----------
Total Increase (Decrease) in Net Assets .......      (1,189,252)         210,365        1,077,685
Net Assets, at Beginning of Year ..............       9,025,921        1,739,659        6,651,730
                                                    -----------      -----------      -----------
Net Assets, at End of Year ....................     $ 7,836,669      $ 1,950,024      $ 7,729,415
                                                    ===========      ===========      ===========

                                                     Alliance          Alliance        Alliance
                                                      Utility        Conservative       Growth
                                                      Income          Investors        Investors
                                                     Portfolio        Portfolio        Portfolio
                                                     ---------        ---------        ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............     $   424,847      $   770,422      $   596,182
    Realized Gain (Loss) on Investment Activity         357,414          121,210           12,209
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........          63,353         (597,694)        (706,399)
                                                    -----------      -----------      -----------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................         845,614          293,938          (98,008)
                                                    -----------      -----------      -----------

Capital Transactions:
    Contract Deposits .........................       1,241,388                0                0
    Administrative Charges ....................          (2,823)          (2,743)          (1,138)
    Transfers .................................          41,806          (33,648)        (285,503)
    Contract Withdrawals ......................        (721,369)        (825,015)        (310,195)
    Deferred Sales Charges ....................          (6,489)         (14,171)          (4,361)
    Death Benefits ............................         (51,548)        (201,836)               0
    Annuity Payments ..........................               0                0                0
                                                    -----------      -----------      -----------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................         500,965       (1,077,413)        (601,197)
                                                    -----------      -----------      -----------
Total Increase (Decrease) in Net Assets .......       1,346,579         (783,475)        (699,205)
Net Assets, at Beginning of Year ..............       8,207,858        7,047,136        3,153,376
                                                    -----------      -----------      -----------
Net Assets, at End of Year ....................     $ 9,554,437      $ 6,263,661      $ 2,454,171
                                                    ===========      ===========      ===========

                                                                     Alliance          Alliance
                                                    Alliance           Total           Worldwide
                                                     Growth           Return         Privatization
                                                    Portfolio        Portfolio         Portfolio
                                                    ---------        ---------         ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $  5,518,679     $    763,499     $    660,375
    Realized Gain (Loss) on Investment Activity       4,419,368          351,624          564,242
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........     (22,202,339)         120,531       (4,468,051)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................     (12,264,292)       1,235,654       (3,243,434)
                                                   ------------     ------------     ------------

Capital Transactions:
    Contract Deposits .........................       6,367,001        1,358,159        2,092,673
    Administrative Charges ....................         (25,034)          (3,534)          (4,818)
    Transfers .................................      (1,561,591)       1,533,986       (1,062,248)
    Contract Withdrawals ......................      (7,509,236)      (1,479,199)      (1,242,723)
    Deferred Sales Charges ....................        (124,074)         (36,935)         (13,251)
    Death Benefits ............................        (176,100)         (31,355)         (32,320)
    Annuity Payments ..........................          (9,412)               0             (426)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................      (3,038,446)       1,341,122         (263,113)
                                                   ------------     ------------     ------------
Total Increase (Decrease) in Net Assets .......     (15,302,738)       2,576,776       (3,506,547)
Net Assets, at Beginning of Year ..............      67,038,901       10,241,548       12,528,922
                                                   ------------     ------------     ------------
Net Assets, at End of Year ....................    $ 51,736,163     $ 12,818,324     $  9,022,375
                                                   ============     ============     ============

                                                                                      Alliance
                                                                                        Real
                                                     Alliance         Alliance         Estate
                                                    Technology         Quasar        Investment
                                                     Portfolio        Portfolio       Portfolio
                                                     ---------        ---------       ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $  2,912,211     $    189,894     $     56,852
    Realized Gain (Loss) on Investment Activity       6,809,669          442,303          (67,962)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........     (25,513,026)      (1,549,304)         454,269
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................     (15,791,146)        (917,107)         443,159
                                                   ------------     ------------     ------------

Capital Transactions:
    Contract Deposits .........................      13,065,263        1,108,237          266,481
    Administrative Charges ....................         (23,983)          (4,139)            (685)
    Transfers .................................      10,185,557        1,022,247          184,844
    Contract Withdrawals ......................      (5,019,310)        (614,569)        (162,156)
    Deferred Sales Charges ....................        (107,553)         (14,550)          (4,312)
    Death Benefits ............................        (132,538)               0                0
    Annuity Payments ..........................         (15,021)         (19,128)            (208)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................      17,952,415        1,478,098          283,964
                                                   ------------     ------------     ------------
Total Increase (Decrease) in Net Assets .......       2,161,269          560,991          727,123
Net Assets, at Beginning of Year ..............      46,716,641       10,470,569        1,752,851
                                                   ------------     ------------     ------------
Net Assets, at End of Year ....................    $ 48,877,910     $ 11,031,560     $  2,479,974
                                                   ============     ============     ============

                                                                                       Dreyfus
                                                     Alliance          Dreyfus          Zero
                                                       High             Stock          Coupon
                                                       Yield            Index           2000
                                                     Portfolio          Fund          Portfolio
                                                     ---------          ----          ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............     $   173,761      $    46,048      $     1,459
    Realized Gain (Loss) on Investment Activity        (103,468)         135,817             (546)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........        (206,424)        (635,787)             688
                                                    -----------      -----------      -----------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................        (136,131)        (453,922)           1,601
                                                    -----------      -----------      -----------

Capital Transactions:
    Contract Deposits .........................         297,755          287,715                0
    Administrative Charges ....................            (908)          (1,749)             (15)
    Transfers .................................        (642,394)         347,326          (44,991)
    Contract Withdrawals ......................        (244,231)        (151,162)          (5,604)
    Deferred Sales Charges ....................          (2,267)          (3,771)             (84)
    Death Benefits ............................               0          (40,131)               0
    Annuity Payments ..........................               0                0                0
                                                    -----------      -----------      -----------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................        (592,045)         438,228          (50,694)
                                                    -----------      -----------      -----------
Total Increase (Decrease) in Net Assets .......        (728,176)         (15,694)         (49,093)
Net Assets, at Beginning of Year ..............       2,929,999        3,954,671           49,093
                                                    -----------      -----------      -----------
Net Assets, at End of Year ....................     $ 2,201,823      $ 3,938,977      $         0
                                                    ===========      ===========      ===========

                                                     Dreyfus
                                                      Small         Fidelity        Fidelity
                                                     Company          Money           Asset
                                                      Stock          Market          Manager
                                                    Portfolio       Portfolio       Portfolio
                                                    ---------       ---------       ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $    (3,553)    $   144,593     $   126,442
    Realized Gain (Loss) on Investment Activity          8,557               0          (8,533)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........          9,411               0        (181,745)
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................         14,415         144,593         (63,836)
                                                   -----------     -----------     -----------

Capital Transactions:
    Contract Deposits .........................         10,883         370,942          53,089
    Administrative Charges ....................           (114)           (888)           (576)
    Transfers .................................        116,136         698,859        (202,371)
    Contract Withdrawals ......................        (47,176)       (654,627)        (38,825)
    Deferred Sales Charges ....................         (1,334)        (16,684)           (976)
    Death Benefits ............................              0               0               0
    Annuity Payments ..........................              0               0               0
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................         78,395         397,602        (189,659)
                                                   -----------     -----------     -----------
Total Increase (Decrease) in Net Assets .......         92,810         542,195        (253,495)
Net Assets, at Beginning of Year ..............        239,511       2,342,842       1,358,619
                                                   -----------     -----------     -----------
Net Assets, at End of Year ....................    $   332,321     $ 2,885,037     $ 1,105,124
                                                   ===========     ===========     ===========

                                                                                     Fidelity
                                                                    Fidelity        Investment
                                                    Fidelity          High             Grade
                                                     Growth          Income            Bond
                                                    Portfolio       Portfolio        Portfolio
                                                    ---------       ---------        ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $   437,621     $    33,981     $    31,864
    Realized Gain (Loss) on Investment Activity        270,409         (66,987)         (3,339)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........     (1,428,250)        (99,416)         25,208
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................       (720,220)       (132,422)         53,733
                                                   -----------     -----------     -----------

Capital Transactions:
    Contract Deposits .........................        583,441           8,187          45,033
    Administrative Charges ....................         (2,114)           (188)           (257)
    Transfers .................................        259,056        (118,656)        (54,827)
    Contract Withdrawals ......................       (251,642)        (22,321)        (26,828)
    Deferred Sales Charges ....................         (7,186)           (254)            (10)
    Death Benefits ............................        (31,103)              0               0
    Annuity Payments ..........................        (32,291)              0               0
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................        518,161        (133,232)        (36,889)
                                                   -----------     -----------     -----------
Total Increase (Decrease) in Net Assets .......       (202,059)       (265,654)         16,844
Net Assets, at Beginning of Year ..............      4,972,307         627,423         542,062
                                                   -----------     -----------     -----------
Net Assets, at End of Year ....................    $ 4,770,248     $   361,769     $   558,906
                                                   ===========     ===========     ===========

                                                                                Merrill
                                                                                 Lynch
                                                                                 Basic
                                                   Fidelity      Fidelity        Value
                                                   Overseas     Contrafund       Focus
                                                   Portfolio     Portfolio       Fund
                                                   ---------     ---------       ----
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $  27,464     $  65,239     $   6,970
    Realized Gain (Loss) on Investment Activity       23,051        23,239           (17)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........     (116,985)     (147,655)          790
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................      (66,470)      (59,177)        7,743
                                                   ---------     ---------     ---------

Capital Transactions:
    Contract Deposits .........................            0       120,894             0
    Administrative Charges ....................         (150)         (361)          (72)
    Transfers .................................      (50,124)      216,269             0
    Contract Withdrawals ......................      (59,571)      (56,461)            0
    Deferred Sales Charges ....................       (1,964)       (1,755)            0
    Death Benefits ............................            0             0             0
    Annuity Payments ..........................      (15,079)            0             0
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................     (126,888)      278,586           (72)
                                                   ---------     ---------     ---------
Total Increase (Decrease) in Net Assets .......     (193,358)      219,409         7,671
Net Assets, at Beginning of Year ..............      403,815       576,822        69,848
                                                   ---------     ---------     ---------
Net Assets, at End of Year ....................    $ 210,457     $ 796,231     $  77,519
                                                   =========     =========     =========

                                                     Merrill      Merrill        Merrill
                                                      Lynch        Lynch          Lynch
                                                   Developing     Global         Global
                                                     Capital      Growth        Strategy
                                                     Markets       Focus          Focus
                                                      Fund         Fund           Fund
                                                      ----         ----           ----
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............     $    (61)     $    704      $  5,835
    Realized Gain (Loss) on Investment Activity           (9)           44           (14)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........       (2,955)       (3,245)      (11,002)
                                                    --------      --------      --------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................       (3,025)       (2,497)       (5,181)
                                                    --------      --------      --------

Capital Transactions:
    Contract Deposits .........................            0             0             0
    Administrative Charges ....................           (9)          (15)          (46)
    Transfers .................................            0             0             0
    Contract Withdrawals ......................            0             0             0
    Deferred Sales Charges ....................            0             0             0
    Death Benefits ............................            0             0             0
    Annuity Payments ..........................            0             0             0
                                                    --------      --------      --------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................           (9)          (15)          (46)
                                                    --------      --------      --------
Total Increase (Decrease) in Net Assets .......       (3,034)       (2,512)       (5,227)
Net Assets, at Beginning of Year ..............       10,195        15,447        47,670
                                                    --------      --------      --------
Net Assets, at End of Year ....................     $  7,161      $ 12,935      $ 42,443
                                                    ========      ========      ========

                                                   Merrill       Merrill
                                                    Lynch         Lynch       Merrill
                                                    High      International    Lynch
                                                   Current       Equity        Prime
                                                   Income         Focus        Bond
                                                    Fund          Fund         Fund
                                                    ----          ----         ----
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $  2,534     $  1,093     $  2,842
    Realized Gain (Loss) on Investment Activity         (30)          54           (7)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........      (5,039)      (6,566)       2,422
                                                   --------     --------     --------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................      (2,535)      (5,419)       5,257
                                                   --------     --------     --------

Capital Transactions:
    Contract Deposits .........................           0            0       15,138
    Administrative Charges ....................         (30)         (27)         (46)
    Transfers .................................           0            0            0
    Contract Withdrawals ......................           0            0            0
    Deferred Sales Charges ....................           0            0            0
    Death Benefits ............................           0            0            0
    Annuity Payments ..........................           0            0            0
                                                   --------     --------     --------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................         (30)         (27)      15,092
                                                   --------     --------     --------
Total Increase (Decrease) in Net Assets .......      (2,565)      (5,446)      20,349
Net Assets, at Beginning of Year ..............      30,310       29,430       44,975
                                                   --------     --------     --------
Net Assets, at End of Year ....................    $ 27,745     $ 23,984     $ 65,324
                                                   ========     ========     ========

                                                    Merrill                  Mitchell
                                                     Lynch      Mitchell     Hutchins
                                                    Quality     Hutchins      Global
                                                    Equity      Balanced      Income
                                                     Fund       Portfolio    Portfolio
                                                     ----       ---------    ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $  3,625     $  4,940     $    477
    Realized Gain (Loss) on Investment Activity          10         (174)         (86)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........      (5,224)      (5,016)         547
                                                   --------     --------     --------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................      (1,589)        (250)         938
                                                   --------     --------     --------

Capital Transactions:
    Contract Deposits .........................           0        5,391            0
    Administrative Charges ....................         (15)         (40)         (28)
    Transfers .................................           0            0            0
    Contract Withdrawals ......................           0       (2,401)      (2,541)
    Deferred Sales Charges ....................           0            0            0
    Death Benefits ............................           0            0            0
    Annuity Payments ..........................           0            0            0
                                                   --------     --------     --------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................         (15)       2,950       (2,569)
                                                   --------     --------     --------
Total Increase (Decrease) in Net Assets .......      (1,604)       2,700       (1,631)
Net Assets, at Beginning of Year ..............      14,340       37,410       29,343
                                                   --------     --------     --------
Net Assets, at End of Year ....................    $ 12,736     $ 40,110     $ 27,712
                                                   ========     ========     ========

                                                                  Mitchell
                                                   Mitchell       Hutchins     Mitchell
                                                   Hutchins        Growth      Hutchins
                                                     High             &        Tactical
                                                    Income         Income     Allocation
                                                   Portfolio      Portfolio    Portfolio
                                                   ---------      ---------    ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $   5,531     $     973     $   3,575
    Realized Gain (Loss) on Investment Activity         (677)           19         2,095
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........      (14,317)       (1,749)      (23,221)
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................       (9,463)         (757)      (17,551)
                                                   ---------     ---------     ---------

Capital Transactions:
    Contract Deposits .........................       25,044         6,294       208,251
    Administrative Charges ....................          (50)          (25)         (680)
    Transfers .................................        5,475        11,067        45,125
    Contract Withdrawals ......................       (3,230)         (491)      (20,618)
    Deferred Sales Charges ....................            0            (1)            0
    Death Benefits ............................            0             0             0
    Annuity Payments ..........................            0             0             0
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................       27,239        16,844       232,078
                                                   ---------     ---------     ---------
Total Increase (Decrease) in Net Assets .......       17,776        16,087       214,527
Net Assets, at Beginning of Year ..............       39,515        11,812       421,649
                                                   ---------     ---------     ---------
Net Assets, at End of Year ....................    $  57,291     $  27,899     $ 636,176
                                                   =========     =========     =========

                                                    Van Eck       Van Eck        WP&G
                                                   Worldwide     Worldwide     Tomorrow
                                                     Hard        Emerging        Short
                                                    Assets        Markets        Term
                                                     Fund          Fund        Portfolio
                                                     ----          ----        ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $    (155)    $    (233)    $  (2,102)
    Realized Gain (Loss) on Investment Activity          530           213        12,310
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........        1,476        (7,886)       (5,040)
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................        1,851        (7,906)        5,168
                                                   ---------     ---------     ---------

Capital Transactions:
    Contract Deposits .........................            0         2,363             0
    Administrative Charges ....................          (20)           (6)          (28)
    Transfers .................................       19,412         3,880      (267,434)
    Contract Withdrawals ......................       (6,330)       (1,023)       (3,838)
    Deferred Sales Charges ....................         (156)            0             0
    Death Benefits ............................            0             0             0
    Annuity Payments ..........................            0             0             0
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................       12,906         5,214      (271,300)
                                                   ---------     ---------     ---------
Total Increase (Decrease) in Net Assets .......       14,757        (2,692)     (266,132)
Net Assets, at Beginning of Year ..............       14,356        12,814       266,132
                                                   ---------     ---------     ---------
Net Assets, at End of Year ....................    $  29,113     $  10,122     $       0
                                                   =========     =========     =========

                                                          WP&G          WP&G
                                                        Tomorrow      Tomorrow
                                                         Medium         Long
                                                          Term          Term
                                                        Portfolio     Portfolio
                                                        ---------     ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ...................    $    (884)    $    (253)
    Realized Gain (Loss) on Investment Activity ....       10,740         3,596
    Change in Unrealized Appreciation
        (Depreciation) of Investments ..............       (6,967)       (2,548)
                                                        ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Operations ................................        2,889           795
                                                        ---------     ---------

Capital Transactions:
    Contract Deposits ..............................            0             0
    Administrative Charges .........................           (3)          (18)
    Transfers ......................................     (124,010)      (33,280)
    Contract Withdrawals ...........................         (550)            0
    Deferred Sales Charges .........................            0             1
    Death Benefits .................................            0             0
    Annuity Payments ...............................            0             0
                                                        ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions ......................     (124,563)      (33,297)
                                                        ---------     ---------
Total Increase (Decrease) in Net Assets ............     (121,674)      (32,502)
Net Assets, at Beginning of Year ...................      121,674        32,502
                                                        ---------     ---------
Net Assets, at End of Year .........................    $       0     $       0
                                                        =========     =========

                 See Accompanying Notes to Financial Statements

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                       STATEMENT OF CHANGES IN NET ASSETS
           For The Years Ended December 31, 2000 and December 31, 1999

                                        1999
                                        ----
                                                                         AIM                  AIM
                                                                       Capital           International
                                                                     Appreciation            Equity
                                                       Total             Fund                 Fund
                                                       -----             ----                 ----
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $  14,613,676     $       5,475     $       8,633
    Realized Gain (Loss) on Investment Activity       18,529,459             6,603             5,055
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........       43,851,315           127,137            81,048
                                                   -------------     -------------     -------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................       76,994,450           139,215            94,736
                                                   -------------     -------------     -------------

Capital Transactions:
    Contract Deposits .........................       64,828,773            88,202             9,952
    Administrative Charges ....................         (126,754)              (74)              (81)
    Transfers .................................          459,875             1,123           101,180
    Contract Withdrawals ......................      (33,916,353)             (296)             (980)
    Deferred Sales Charges ....................         (744,436)                0               (14)
    Death Benefits ............................       (2,600,379)                0                 0
    Annuity Payments ..........................           (2,387)                0                 0
                                                   -------------     -------------     -------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................       27,898,339            88,955           110,057
                                                   -------------     -------------     -------------
Total Increase (Decrease) in Net Assets .......      104,892,789           228,170           204,793
Net Assets, at Beginning of Year ..............      302,294,886           245,960           177,285
                                                   -------------     -------------     -------------
Net Assets, at End of Year ....................    $ 407,187,675     $     474,130     $     382,078
                                                   =============     =============     =============

                                                                                          Alliance
                                                      Alliance           Alliance           Growth
                                                        Money            Premier              &
                                                       Market             Growth            Income
                                                      Portfolio         Portfolio         Portfolio
                                                      ---------         ---------         ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............     $    485,088      $    (26,504)     $  6,271,223
    Realized Gain (Loss) on Investment Activity                0         6,924,354         3,600,819
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........                0        14,931,210        (4,022,272)
                                                    ------------      ------------      ------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................          485,088        21,829,060         5,849,770
                                                    ------------      ------------      ------------

Capital Transactions:
    Contract Deposits .........................       15,920,041        14,223,773        10,493,077
    Administrative Charges ....................           (5,880)          (28,578)          (25,538)
    Transfers .................................       (6,003,887)        5,078,599         1,354,945
    Contract Withdrawals ......................       (6,118,772)       (4,833,266)       (8,044,310)
    Deferred Sales Charges ....................         (166,060)         (108,499)         (126,961)
    Death Benefits ............................         (322,821)         (938,281)         (407,238)
    Annuity Payments ..........................                0              (538)             (610)
                                                    ------------      ------------      ------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................        3,302,621        13,393,210         3,243,365
                                                    ------------      ------------      ------------
Total Increase (Decrease) in Net Assets .......        3,787,709        35,222,270         9,093,135
Net Assets, at Beginning of Year ..............       13,751,671        64,136,580        61,078,542
                                                    ------------      ------------      ------------
Net Assets, at End of Year ....................     $ 17,539,380      $ 99,358,850      $ 70,171,677
                                                    ============      ============      ============

                                                                      Alliance         Alliance
                                                     Alliance        Short-Term         Global
                                                   International    Multi-Market         Bond
                                                     Portfolio       Portfolio        Portfolio
                                                     ---------       ---------        ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $    247,249     $     38,447     $     48,562
    Realized Gain (Loss) on Investment Activity         364,557          (25,759)         (26,616)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........       3,028,155            6,759         (205,670)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................       3,639,961           19,447         (183,724)
                                                   ------------     ------------     ------------

Capital Transactions:
    Contract Deposits .........................         800,826           (5,692)          52,571
    Administrative Charges ....................          (3,796)            (301)            (644)
    Transfers .................................        (326,881)        (379,300)        (387,667)
    Contract Withdrawals ......................        (864,697)        (262,880)        (101,547)
    Deferred Sales Charges ....................         (19,115)          (8,925)          (1,713)
    Death Benefits ............................         (83,917)               0          (36,450)
    Annuity Payments ..........................               0                0             (454)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................        (497,580)        (657,098)        (475,904)
                                                   ------------     ------------     ------------
Total Increase (Decrease) in Net Assets .......       3,142,381         (637,651)        (659,628)
Net Assets, at Beginning of Year ..............       9,739,289        1,255,872        2,599,599
                                                   ------------     ------------     ------------
Net Assets, at End of Year ....................    $ 12,881,670     $    618,221     $  1,939,971
                                                   ============     ============     ============

                                                      Alliance
                                                        U.S.                         Alliance
                                                     Government/     Alliance          North
                                                        High          Global          American
                                                        Grade         Dollar         Government
                                                     Securities     Government         Income
                                                      Portfolio     Portfolio        Portfolio
                                                      ---------     ---------        ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $    456,202     $    218,012     $    531,587
    Realized Gain (Loss) on Investment Activity         114,310         (282,740)         (70,553)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........        (942,385)         413,312            4,809
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................        (371,873)         348,584          465,843
                                                   ------------     ------------     ------------

Capital Transactions:
    Contract Deposits .........................         897,659           84,400          901,728
    Administrative Charges ....................          (3,451)            (730)          (3,004)
    Transfers .................................        (333,172)        (417,507)      (1,017,610)
    Contract Withdrawals ......................      (1,021,703)         (94,780)        (620,560)
    Deferred Sales Charges ....................         (24,406)          (2,123)          (8,884)
    Death Benefits ............................        (138,430)               0           (7,314)
    Annuity Payments ..........................            (215)               0                0
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................        (623,718)        (430,740)        (755,644)
                                                   ------------     ------------     ------------
Total Increase (Decrease) in Net Assets .......        (995,591)         (82,156)        (289,801)
Net Assets, at Beginning of Year ..............      10,021,512        1,821,815        6,941,531
                                                   ------------     ------------     ------------
Net Assets, at End of Year ....................    $  9,025,921     $  1,739,659     $  6,651,730
                                                   ============     ============     ============

                                                     Alliance         Alliance       Alliance
                                                      Utility       Conservative      Growth
                                                      Income         Investors      Investors
                                                     Portfolio       Portfolio      Portfolio
                                                     ---------       ---------      ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $   210,110     $   578,919     $   303,156
    Realized Gain (Loss) on Investment Activity        677,824         282,122         398,725
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........        327,019        (601,908)       (220,919)
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................      1,214,953         259,133         480,962
                                                   -----------     -----------     -----------

Capital Transactions:
    Contract Deposits .........................      1,038,529          84,975          14,900
    Administrative Charges ....................         (2,210)         (3,226)         (1,275)
    Transfers .................................          2,215        (127,228)       (633,789)
    Contract Withdrawals ......................       (646,827)     (1,146,461)       (917,519)
    Deferred Sales Charges ....................        (10,041)        (32,269)        (23,414)
    Death Benefits ............................       (162,831)        (44,897)         (4,307)
    Annuity Payments ..........................              0               0               0
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................        218,835      (1,269,106)     (1,565,404)
                                                   -----------     -----------     -----------
Total Increase (Decrease) in Net Assets .......      1,433,788      (1,009,973)     (1,084,442)
Net Assets, at Beginning of Year ..............      6,774,070       8,057,109       4,237,818
                                                   -----------     -----------     -----------
Net Assets, at End of Year ....................    $ 8,207,858     $ 7,047,136     $ 3,153,376
                                                   ===========     ===========     ===========

                                                                     Alliance        Alliance
                                                    Alliance          Total         Worldwide
                                                     Growth           Return      Privatization
                                                    Portfolio       Portfolio       Portfolio
                                                    ---------       ---------       ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............   $  3,708,003    $    770,585    $    484,737
    Realized Gain (Loss) on Investment Activity      3,158,204         480,690         233,135
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........      9,482,598        (751,823)      3,635,825
                                                  ------------    ------------    ------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................     16,348,805         499,452       4,353,697
                                                  ------------    ------------    ------------

Capital Transactions:
    Contract Deposits .........................      4,112,031         926,065       1,324,562
    Administrative Charges ....................        (21,728)         (3,028)         (3,218)
    Transfers .................................      1,403,494        (988,296)       (188,619)
    Contract Withdrawals ......................     (4,543,141)       (590,929)       (536,925)
    Deferred Sales Charges ....................       (112,348)        (12,136)         (9,216)
    Death Benefits ............................       (159,330)        (31,529)        (26,454)
    Annuity Payments ..........................              0               0            (369)
                                                  ------------    ------------    ------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................        678,978        (699,853)        559,761
                                                  ------------    ------------    ------------
Total Increase (Decrease) in Net Assets .......     17,027,783        (200,401)      4,913,458
Net Assets, at Beginning of Year ..............     50,011,118      10,441,949       7,615,464
                                                  ------------    ------------    ------------
Net Assets, at End of Year ....................   $ 67,038,901    $ 10,241,548    $ 12,528,922
                                                  ============    ============    ============

                                                                                       Alliance
                                                                                         Real
                                                     Alliance         Alliance          Estate
                                                    Technology         Quasar         Investment
                                                     Portfolio        Portfolio       Portfolio
                                                     ---------        ---------       ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $   (323,558)    $   (105,204)    $     60,907
    Realized Gain (Loss) on Investment Activity       3,786,127         (949,626)        (148,484)
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........      14,639,981        2,380,156          (33,750)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................      18,102,550        1,325,326         (121,327)
                                                   ------------     ------------     ------------

Capital Transactions:
    Contract Deposits .........................       6,922,986          863,386          242,328
    Administrative Charges ....................          (9,450)          (3,903)            (688)
    Transfers .................................       5,363,781       (2,124,420)        (150,196)
    Contract Withdrawals ......................      (2,054,318)        (447,462)        (179,371)
    Deferred Sales Charges ....................         (47,647)         (11,872)          (3,482)
    Death Benefits ............................        (229,196)          (7,384)               0
    Annuity Payments ..........................               0                0             (201)
                                                   ------------     ------------     ------------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................       9,946,156       (1,731,655)         (91,610)
                                                   ------------     ------------     ------------
Total Increase (Decrease) in Net Assets .......      28,048,706         (406,329)        (212,937)
Net Assets, at Beginning of Year ..............      18,667,935       10,876,898        1,965,788
                                                   ------------     ------------     ------------
Net Assets, at End of Year ....................    $ 46,716,641     $ 10,470,569     $  1,752,851
                                                   ============     ============     ============

                                                                                        Dreyfus
                                                      Alliance         Dreyfus           Zero
                                                        High            Stock           Coupon
                                                        Yield           Index            2000
                                                      Portfolio         Fund           Portfolio
                                                      ---------         ----           ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............     $    72,589      $    22,401      $     2,015
    Realized Gain (Loss) on Investment Activity        (158,252)          95,377               64
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........          (4,746)         464,796           (1,435)
                                                    -----------      -----------      -----------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................         (90,409)         582,574              644
                                                    -----------      -----------      -----------

Capital Transactions:
    Contract Deposits .........................         594,456          624,406                0
    Administrative Charges ....................            (795)          (1,399)             (22)
    Transfers .................................         978,308          309,021                0
    Contract Withdrawals ......................        (130,618)         (80,356)          (6,575)
    Deferred Sales Charges ....................          (2,036)          (1,015)               0
    Death Benefits ............................               0                0                0
    Annuity Payments ..........................               0                0                0
                                                    -----------      -----------      -----------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................       1,439,315          850,657           (6,597)
                                                    -----------      -----------      -----------
Total Increase (Decrease) in Net Assets .......       1,348,906        1,433,231           (5,953)
Net Assets, at Beginning of Year ..............       1,581,093        2,521,440           55,046
                                                    -----------      -----------      -----------
Net Assets, at End of Year ....................     $ 2,929,999      $ 3,954,671      $    49,093
                                                    ===========      ===========      ===========

                                                      Dreyfus
                                                       Small         Fidelity        Fidelity
                                                      Company         Money           Asset
                                                       Stock          Market         Manager
                                                     Portfolio      Portfolio       Portfolio
                                                     ---------      ---------       ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $    (2,409)    $    77,584     $    61,771
    Realized Gain (Loss) on Investment Activity         (1,646)              0           6,293
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........         25,085               0          54,071
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................         21,030          77,584         122,135
                                                   -----------     -----------     -----------

Capital Transactions:
    Contract Deposits .........................            535       2,649,790         275,031
    Administrative Charges ....................            (95)           (496)           (557)
    Transfers .................................         98,062      (1,464,320)        (61,557)
    Contract Withdrawals ......................        (12,172)       (363,787)        (39,599)
    Deferred Sales Charges ....................            (13)         (8,901)           (167)
    Death Benefits ............................              0               0               0
    Annuity Payments ..........................              0               0               0
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................         86,317         812,286         173,151
                                                   -----------     -----------     -----------
Total Increase (Decrease) in Net Assets .......        107,347         889,870         295,286
Net Assets, at Beginning of Year ..............        132,164       1,452,972       1,063,333
                                                   -----------     -----------     -----------
Net Assets, at End of Year ....................    $   239,511     $ 2,342,842     $ 1,358,619
                                                   ===========     ===========     ===========

                                                                                     Fidelity
                                                                     Fidelity       Investment
                                                     Fidelity          High           Grade
                                                      Growth          Income           Bond
                                                     Portfolio       Portfolio       Portfolio
                                                     ---------       ---------       ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $   277,354     $    41,108     $    19,283
    Realized Gain (Loss) on Investment Activity         60,273         (11,184)          5,096
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........        860,769           5,148         (35,551)
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................      1,198,396          35,072         (11,172)
                                                   -----------     -----------     -----------

Capital Transactions:
    Contract Deposits .........................        712,253         137,804          37,785
    Administrative Charges ....................         (1,417)           (214)           (196)
    Transfers .................................        265,542         (42,167)        (20,689)
    Contract Withdrawals ......................       (100,932)        (23,085)        (80,855)
    Deferred Sales Charges ....................           (557)           (136)         (2,328)
    Death Benefits ............................              0               0               0
    Annuity Payments ..........................              0               0               0
                                                   -----------     -----------     -----------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................        874,889          72,202         (66,283)
                                                   -----------     -----------     -----------
Total Increase (Decrease) in Net Assets .......      2,073,285         107,274         (77,455)
Net Assets, at Beginning of Year ..............      2,899,022         520,149         619,517
                                                   -----------     -----------     -----------
Net Assets, at End of Year ....................    $ 4,972,307     $   627,423     $   542,062
                                                   ===========     ===========     ===========

                                                                                      Merrill
                                                                                       Lynch
                                                                                       Basic
                                                     Fidelity         Fidelity         Value
                                                     Overseas        Contrafund        Focus
                                                     Portfolio       Portfolio          Fund
                                                     ---------       ---------          ----
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............      $   7,606       $   4,544       $     952
    Realized Gain (Loss) on Investment Activity          3,622           1,014               0
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........        107,741          85,032           1,098
                                                     ---------       ---------       ---------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................        118,969          90,590           2,050
                                                     ---------       ---------       ---------

Capital Transactions:
    Contract Deposits .........................              0         192,216          67,800
    Administrative Charges ....................           (158)           (177)             (2)
    Transfers .................................        (15,638)         61,250               0
    Contract Withdrawals ......................        (15,964)              0               0
    Deferred Sales Charges ....................            (65)              0               0
    Death Benefits ............................              0               0               0
    Annuity Payments ..........................              0               0               0
                                                     ---------       ---------       ---------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................        (31,825)        253,289          67,798
                                                     ---------       ---------       ---------
Total Increase (Decrease) in Net Assets .......         87,144         343,879          69,848
Net Assets, at Beginning of Year ..............        316,671         232,943               0
                                                     ---------       ---------       ---------
Net Assets, at End of Year ....................      $ 403,815       $ 576,822       $  69,848
                                                     =========       =========       =========

                                                       Merrill        Merrill         Merrill
                                                        Lynch          Lynch           Lynch
                                                     Developing        Global          Global
                                                       Capital         Growth         Strategy
                                                       Markets         Focus           Focus
                                                        Fund            Fund            Fund
                                                        ----            ----            ----
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............       $     (1)       $    146        $     (7)
    Realized Gain (Loss) on Investment Activity              0               6               0
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........            296           3,297             877
                                                      --------        --------        --------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................            295           3,449             870
                                                      --------        --------        --------

Capital Transactions:
    Contract Deposits .........................          9,900          12,000          46,800
    Administrative Charges ....................              0              (2)              0
    Transfers .................................              0               0               0
    Contract Withdrawals ......................              0               0               0
    Deferred Sales Charges ....................              0               0               0
    Death Benefits ............................              0               0               0
    Annuity Payments ..........................              0               0               0
                                                      --------        --------        --------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................          9,900          11,998          46,800
                                                      --------        --------        --------
Total Increase (Decrease) in Net Assets .......         10,195          15,447          47,670
Net Assets, at Beginning of Year ..............              0               0               0
                                                      --------        --------        --------
Net Assets, at End of Year ....................       $ 10,195        $ 15,447        $ 47,670
                                                      ========        ========        ========

                                                   Merrill       Merrill
                                                    Lynch         Lynch       Merrill
                                                    High      International    Lynch
                                                   Current        Equity       Prime
                                                   Income         Focus         Bond
                                                    Fund           Fund         Fund
                                                    ----           ----         ----
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $    422     $     27     $    256
    Realized Gain (Loss) on Investment Activity           0            7            0
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........        (110)       2,318         (281)
                                                   --------     --------     --------
Increase (Decrease) in Net Assets Resulting                                         0
    From Operations ...........................         312        2,352          (25)
                                                   --------     --------     --------

Capital Transactions:
    Contract Deposits .........................      30,000       27,082       45,000
    Administrative Charges ....................          (2)          (4)           0
    Transfers .................................           0            0            0
    Contract Withdrawals ......................           0            0            0
    Deferred Sales Charges ....................           0            0            0
    Death Benefits ............................           0            0            0
    Annuity Payments ..........................           0            0            0
                                                   --------     --------     --------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................      29,998       27,078       45,000
                                                   --------     --------     --------
Total Increase (Decrease) in Net Assets .......      30,310       29,430       44,975
Net Assets, at Beginning of Year ..............           0            0            0
                                                   --------     --------     --------
Net Assets, at End of Year ....................    $ 30,310     $ 29,430     $ 44,975
                                                   ========     ========     ========

                                                   Merrill                   Mitchell
                                                    Lynch       Mitchell      Hutchins
                                                   Quality      Hutchins      Global
                                                   Equity       Balanced      Income
                                                    Fund       Portfolio     Portfolio
                                                    ----       ---------     ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $  1,540     $   (160)    $    (54)
    Realized Gain (Loss) on Investment Activity           3           (3)           2
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........         799        1,315          (48)
                                                   --------     --------     --------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................       2,342        1,152         (100)
                                                   --------     --------     --------

Capital Transactions:
    Contract Deposits .........................      12,000       11,021            0
    Administrative Charges ....................          (2)          (5)          (5)
    Transfers .................................           0       25,242       29,696
    Contract Withdrawals ......................           0            0         (248)
    Deferred Sales Charges ....................           0            0            0
    Death Benefits ............................           0            0            0
    Annuity Payments ..........................           0            0            0
                                                   --------     --------     --------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................      11,998       36,258       29,443
                                                   --------     --------     --------
Total Increase (Decrease) in Net Assets .......      14,340       37,410       29,343
Net Assets, at Beginning of Year ..............           0            0            0
                                                   --------     --------     --------
Net Assets, at End of Year ....................    $ 14,340     $ 37,410     $ 29,343
                                                   ========     ========     ========

                                                                 Mitchell
                                                    Mitchell     Hutchins       Mitchell
                                                    Hutchins      Growth        Hutchins
                                                      High          &           Tactical
                                                     Income       Income       Allocation
                                                    Portfolio    Portfolio      Portfolio
                                                    ---------    ---------      ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $   3,927     $     (48)    $  23,924
    Realized Gain (Loss) on Investment Activity           (9)            6           812
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........       (3,662)        1,294        14,696
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................          256         1,252        39,432
                                                   ---------     ---------     ---------

Capital Transactions:
    Contract Deposits .........................            0        10,690       335,370
    Administrative Charges ....................           (7)           (2)         (186)
    Transfers .................................       39,594             0        54,937
    Contract Withdrawals ......................         (328)         (128)       (7,904)
    Deferred Sales Charges ....................            0             0             0
    Death Benefits ............................            0             0             0
    Annuity Payments ..........................            0             0             0
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................       39,259        10,560       382,217
                                                   ---------     ---------     ---------
Total Increase (Decrease) in Net Assets .......       39,515        11,812       421,649
Net Assets, at Beginning of Year ..............            0             0             0
                                                   ---------     ---------     ---------
Net Assets, at End of Year ....................    $  39,515     $  11,812     $ 421,649
                                                   =========     =========     =========

                                                     Van Eck                    Van Eck
                                                    Worldwide     Van Eck      Worldwide
                                                      Hard       Worldwide      Emerging
                                                     Assets       Balanced      Markets
                                                      Fund          Fund          Fund
                                                      ----          ----          ----
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............     $    (33)     $      0      $    (34)
    Realized Gain (Loss) on Investment Activity       (9,636)            0             5
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........       12,039             0         4,311
                                                    --------      --------      --------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................        2,370             0         4,282
                                                    --------      --------      --------

Capital Transactions:
    Contract Deposits .........................            0             0           535
    Administrative Charges ....................          (16)            0            (3)
    Transfers .................................       (7,036)            0         8,000
    Contract Withdrawals ......................       (1,986)            0             0
    Deferred Sales Charges ....................          (33)            0             0
    Death Benefits ............................            0             0             0
    Annuity Payments ..........................            0             0             0
                                                    --------      --------      --------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................       (9,071)            0         8,532
                                                    --------      --------      --------
Total Increase (Decrease) in Net Assets .......       (6,701)            0        12,814
Net Assets, at Beginning of Year ..............       21,057             0             0
                                                    --------      --------      --------
Net Assets, at End of Year ....................     $ 14,356      $      0      $ 12,814
                                                    ========      ========      ========

                                                     WP&G          WP&G          WP&G
                                                   Tomorrow      Tomorrow      Tomorrow
                                                     Short        Medium         Long
                                                     Term          Term         Term
                                                   Portfolio     Portfolio     Portfolio
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets
Operations:
    Net Investment Income (Loss) ..............    $  15,509     $   9,061     $   2,774
    Realized Gain (Loss) on Investment Activity        3,486         1,675         3,701
    Change in Unrealized Appreciation
        (Depreciation) of Investments .........      (16,500)       (6,874)       (3,742)
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Operations ...........................        2,495         3,862         2,733
                                                   ---------     ---------     ---------

Capital Transactions:
    Contract Deposits .........................            0             0             0
    Administrative Charges ....................         (114)          (49)          (26)
    Transfers .................................       (9,402)       (2,944)      (12,789)
    Contract Withdrawals ......................      (14,120)      (10,952)            0
    Deferred Sales Charges ....................          (60)            0             0
    Death Benefits ............................            0             0             0
    Annuity Payments ..........................            0             0             0
                                                   ---------     ---------     ---------
Increase (Decrease) in Net Assets Resulting
    From Capital Transactions .................      (23,696)      (13,945)      (12,815)
                                                   ---------     ---------     ---------
Total Increase (Decrease) in Net Assets .......      (21,201)      (10,083)      (10,082)
Net Assets, at Beginning of Year ..............      287,333       131,757        42,584
                                                   ---------     ---------     ---------
Net Assets, at End of Year ....................    $ 266,132     $ 121,674     $  32,502
                                                   =========     =========     =========

                 See Accompanying Notes to Financial Statements

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                          NOTES TO FINANCIAL STATEMENTS

1. History

Variable Account A (the "Account") is a separate investment account established under the provisions of New York Insurance Law by American International Life Assurance Company of New York (the "Company"), a wholly-owned subsidiary of American International Group, Inc. The Account operates as a unit investment trust registered under the Investment Company Act of 1940, as amended, and supports the operations of the Company's individual single purchase payment deferred variable annuity contracts, individual flexible premium deferred variable annuity contracts and group flexible premium deferred variable annuity contracts (the "contracts"). The following products are offered by the Account:
Profile, Ovation, Trilogy and Paradigm. The Alliance Gallery product has been discontinued as of April 30, 2000. The Account invests in shares of AIM Variable Insurance Fund ("AIM Fund"), Alliance Variable Products Series Fund, Inc. ("Alliance Fund"), Alliance Variable Products Series Fund B, Inc. ("Alliance Fund B"), Dreyfus Variable Investment Fund ("Dreyfus Fund"), Fidelity Investments Variable Insurance Products Fund ("Fidelity Trust"), Fidelity Investments Variable Insurance Products Fund II ("Fidelity Trust II"), Mercury HW Variable Trust ("Mercury HW Trust" formerly Hotchkis & Wiley Variable Trust, "Hotchkis & Wiley Trust"), Mercury Asset Management V.I. Funds, Inc. ("Mercury Fund"), Merrill Lynch Variable Series Funds ("Merrill Lynch Fund"), Mitchell Hutchins Series Trust ("Mitchell Hutchins Trust") amd Van Eck Investment Trust ("Van Eck Trust"). Investment by the Account in shares of Weiss, Peck & Greer ("WP&G Tomorrow Fund") has been discontinued as of July 31, 2000. The assets in the policies may be invested in the following subaccounts:

AIM Fund:                                                      Mercury HW Trust:
        Capital Appreciation Fund                                     International VIP Portfolio
        International Equity Fund                                     Low Duration VIP Portfolio

Alliance Fund:                                                 Mercury Fund:
        Conservative Investors Portfolio                              U.S. Large Cap Fund
        Global Bond Portfolio
        Global Dollar Government
        Portfolio                                              Merrill Lynch Fund:
        Growth Portfolio                                              Basic Value Focus Fund
        Growth & Income Portfolio                                     Capital Focus Fund
        Growth Investors Portfolio                                    Developing Capital Markets Fund
        High Yield Portfolio                                          Domestic Money Market Fund
        International Portfolio                                       Global Growth Focus Fund
        Money Market Portfolio                                        Global Strategy Focus Fund
        North American Government Income Portfolio                    Utilities & Telecommunications Focus Fund
        Premier Growth Portfolio                                      High Current Income Fund
        Quasar Portfolio                                              International Equity Focus Fund
        Real Estate Investment Portfolio                              Natural Resources Focus Fund
        Short-Term Multi-Market Portfolio                             Prime Bond Fund
        Technology Portfolio                                          Quality Equity Fund
        Total Return Portfolio                                        Small Cap Value Focus Fund
        U.S. Government/High Grade Securities Portfolio
        Utility Income Portfolio                               Mitchell Hutchins Trust:
        Worldwide Privatization Portfolio                             Balanced Portfolio
                                                                      Global Income Portfolio
Alliance Fund B:                                                      Growth Portfolio
        Growth Portfolio                                              Growth & Income Portfolio
        Growth & Income Portfolio                                     High Income Portfolio
        Money Market Portfolio                                        Small Cap Portfolio
        U.S. Government/High Grade Securities Portfolio               Strategic Income Portfolio
                                                                      Tactical Allocation Portfolio

Dreyfus Fund:
        Small Company Stock Portfolio                          Van Eck Trust:
        Stock Index Fund                                              Worldwide Emerging Markets Fund
        Zero Coupon 2000 Portfolio (Fund Closed 12/29/00)             Worldwide Hard Assets Fund


Fidelity Trust:                                                WP&G Tomorrow Fund:
        Growth Portfolio                                              Tomorrow Long Term Portfolio (Fund Closed 07/31/00)
        High Income Portfolio                                         Tomorrow Medium Term Portfolio (Fund Closed 07/31/00)
        Money Market Portfolio                                        Tomorrow Short Term Portfolio (Fund Closed 07/31/00)
        Overseas Portfolio
        Money Market Portfolio
        Overseas Portfolio

Fidelity Trust II:
        Asset Manager Portfolio
        Contrafund Portfolio
        Investment Grade Bond Portfolio

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                    NOTES TO FINANCIAL STATEMENTS (continued)

The assets of the Account are the property of the Company. The portion of the Account's assets applicable to the contracts are not chargeable with liabilities arising out of any other business conducted by the Company.

In addition to the Account, a contract holder may also allocate funds to the Guaranteed Account, which is part of the Company's general account. Amounts allocated to the Guaranteed Account are credited with a guaranteed rate of interest for a selected period. Because of exemptive and exclusionary provisions, interests in the Guaranteed Account have not been registered under the Securities Act of 1933, and the Guaranteed Account has not been registered as an investment company under the Investment Company Act of 1940.

2. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Account in preparation of the financial statements in conformity with generally accepted accounting principles.

A. Investment Valuation - The investments in the respective funds and trusts are stated at market value, which is the net asset value of each of the respective series as determined at the close of business on the last business day of the period by the Fund.

B. Accounting for Investments - Investment transactions are accounted for on the date the investments are purchased or sold. Dividend income is recorded on the ex-dividend date.

C. Federal Income Taxes - The Company is taxed under federal law as a life insurance company. The Account is part of the Company's total operations and is not taxed separately. Under existing federal law, no taxes are payable on investment income and realized capital gains of the Account.

D. The preparation of the accompanying financial statements required management to make estimates and assumptions that affect the reported values of assets and liabilities and the reported amounts from operations and policy transactions. Actual results could differ from those estimates.

E. Realized gains and losses on the sales of investments are computed on the basis of the identified cost of the investment sold.

3. Contract Charges

Daily charges for mortality and expense risks assumed by the Company are assessed through the daily unit value calculation and are equivalent on an annual basis to 1.25% of the value of the contracts.

Daily charges for administrative expenses are assessed through the daily unit value calculation and are equivalent on an annual basis to 0.15% of the value of the contracts. In addition, an annual administrative expense charge of $30 may be assessed against each contract on its anniversary date by surrendering units.

Daily charges for the Accidental Death Benefit (ADB) option are assessed through the daily unit value calculation on all contracts that have elected this option and are equivalent on an annual basis to 0.05% of the value of the contracts. These charges are included as part of the mortality and expense risk fees line of the Statement of Operations.

Daily charges for the Annual Ratchet Plan option are assessed on all contracts that have elected this option and are equivalent on an annual basis to 0.10% of the value of the contracts. These charges are included as part of the administrative charges line of the Statement of Changes in Net Assets.

Daily charges for the Equity Assurance Plan option are assessed on all contracts that have elected this option and are equivalent to a maximum 0.20% on an annual basis of the value of the contracts. These charges are included as part of the administrative charges line of the Statement of Changes in Net Assets.

The contracts provide that in the event that a contract holder withdraws all or a portion of the contract value within the surrender charge period they will be assessed a deferred sales charge. The deferred sales charge is based on a table of charges, of which the maximum charge is 6% of the contract value subject to a maximum of 8.5% of premiums paid for single premium contracts and a maximum charge of 6% of premiums paid for flexible premium contracts.

Certain states impose premium taxes upon contracts. The Company intends to advance premium taxes due until the contract is surrendered or annuitized.

4. Annuity Reserves

Annuity reserves are computed for currently payable contracts according to the 83 IAM or Annuity 2000 Mortality Tables. The assumed interest rate is 5%. Charges to annuity reserves for mortality and expense risks experience are reimbursed to the Company if the reserves required are less than originally estimated. If additional reserves are required, the Company reimburses the variable annuity account.

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                    NOTES TO FINANCIAL STATEMENTS (continued)

5. Purchases and Sales of Investments

For the year ended December 31, 2000, investment activity in the Account was as follows:

                                                            Cost of        Proceeds
                                                           Purchases      From Sales
                                                           ---------      ----------
Shares of
---------
AIM
       Capital Appreciation Fund                          $   411,025    $    58,713
       International Equity Fund                              212,961        194,743
Alliance
       Money Market Portfolio                              20,718,939     22,754,378
       Premier Growth Portfolio                            18,555,837     15,041,585
       Growth & Income Portfolio                           11,996,119     14,417,438
       International Portfolio                              3,543,615      2,264,157
       Short-Term Multi-Market Portfolio                       60,511        246,865
       Global Bond Portfolio                                  119,972        376,322
       U.S. Government/High Grade Securities Portfolio      1,128,845      2,667,079
       Global Dollar Government Portfolio                     478,317        284,272
       North American Government Income Portfolio           2,548,299      1,688,644
       Utility Income Portfolio                             1,838,906        913,093
       Conservative Investors Portfolio                     1,101,903      1,408,893
       Growth Investors Portfolio                             693,682        698,695
       Growth Portfolio                                    11,964,621      9,484,179
       Total Return Portfolio                               4,802,286      2,697,666
       Worldwide Privatization Portfolio                    3,576,972      3,179,695
       Technology Portfolio                                31,518,685     10,653,482
       Quasar Portfolio                                     3,618,981      1,950,791
       Real Estate Investment Portfolio                       622,653        281,830
       High Yield Portfolio                                   704,151      1,122,435
Dreyfus
       Stock Index Fund                                       850,688        366,405
       Zero Coupon 2000 Portfolio                               1,991         50,767
       Small Company Stock Portfolio                          154,273         79,431
Fidelity
       Money Market Portfolio                               2,824,206      2,282,012
       Asset Manager Portfolio                                211,324        274,541
       Growth Portfolio                                     1,751,525        795,423
       High Income Portfolio                                   57,664        156,915
       Investment Grade Bond Portfolio                        129,511        134,537
       Overseas Portfolio                                      31,610        130,888
       Contrafund Portfolio                                   468,502        124,677
Merrill Lynch
       Basic Value Focus Fund                                   7,968          1,071
       Developing Capital Markets Fund                             69            138
       Global Growth Focus Fund                                   913            224
       Global Strategy Focus Fund                               6,475            686
       High Current Income Fund                                 2,944            441
       International Equity Focus Fund                          1,466            401
       Prime Bond Fund                                         18,746            813
       Quality Equity Fund                                      3,824            214
Mitchell Hutchins
       Balanced Portfolio                                      11,047          3,156
       Global Income Portfolio                                    863          2,955
       High Income Portfolio                                   36,766          3,997
       Growth & Income Portfolio                               18,631            814
       Tactical Allocation Portfolio                          264,487         28,829
Van Eck
       Worldwide Hard Assets Fund                              19,542          6,790
       Worldwide Emerging Markets Fund                         19,988         15,008
Weiss, Peck & Greer
       Tomorrow Short Term Portfolio                                0        272,293
       Tomorrow Medium Term Portfolio                               0        125,168
       Tomorrow Long Term Portfolio                                 0         33,378

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                    NOTES TO FINANCIAL STATEMENTS (continued)

5. Purchases and Sales of Investments

For the year ended December 31, 1999, investment activity in the Account was as follows:

                                                            Cost of        Proceeds
                                                           Purchases      From Sales
                                                           ---------      ----------
Shares of
AIM Fund:
       Capital Appreciation Fund                          $   128,209    $    33,780
       International Equity Fund                              205,094         86,404
Alliance Fund:
       Money Market Portfolio                              41,298,010     37,510,301
       Premier Growth Portfolio                            26,088,038     12,721,329
       Growth & Income Portfolio                           22,224,290     12,709,699
       International Portfolio                              2,176,695      2,427,027
       Short-Term Multi-Market Portfolio                       81,368        700,019
       Global Bond Portfolio                                  143,177        570,518
       U.S. Government/High Grade Securities Portfolio      3,387,088      3,554,607
       Global Dollar Government Portfolio                     380,706        593,435
       North American Government Income Portfolio           1,748,821      1,972,878
       Utility Income Portfolio                             2,107,388      1,678,443
       Conservative Investors Portfolio                     1,170,953      1,861,141
       Growth Investors Portfolio                             444,209      1,706,458
       Growth Portfolio                                    10,886,514      6,499,533
       Total Return Portfolio                               1,880,137      1,809,752
       Worldwide Privatization Portfolio                    2,486,364      1,441,866
       Technology Portfolio                                17,902,317      8,279,718
       Quasar Portfolio                                     6,751,299      8,588,158
       Real Estate Investment Portfolio                       519,639        550,341
       High Yield Portfolio                                 2,649,732      1,137,829
Dreyfus Fund:
       Stock Index Fund                                     1,130,457        257,399
       Zero Coupon 2000 Portfolio                               2,731          7,314
       Small Company Stock Portfolio                           98,573         14,665
Fidelity Trust:
       Money Market Portfolio                               3,113,079      2,223,211
       Asset Manager Portfolio                                430,929        196,008
       Growth Portfolio                                     1,358,627        206,871
       High Income Portfolio                                  219,651        106,341
       Investment Grade Bond Portfolio                        158,491        205,490
       Overseas Portfolio                                      12,135         36,356
       Contrafund Portfolio                                   262,408          4,575
Merrill Lynch Fund:
       Basic Value Focus Fund                                  68,797             48
       Developing Capital Markets Fund                          9,900              2
       Global Growth Focus Fund                                12,191             48
       Global Strategy Focus Fund                              46,799              7
       High Current Income Fund                                30,464             44
       International Equity Focus Fund                         27,183             78
       Prime Bond Fund                                         45,261              7
       Quality Equity Fund                                     13,583             46
Mitchell Hutchins Trust:
       Balanced Portfolio                                      36,262            165
       Global Income Portfolio                                 29,696            307
       High Income Portfolio                                   43,593            407
       Growth & Income Portfolio                               10,689            178
       Tactical Allocation Portfolio                          415,979          9,838
Van Eck Trust:
       Worldwide Hard Assets Fund                              15,216         24,321
       Worldwide Emerging Markets Fund                          8,535             37
WP&G Tomorrow Fund:
       Tomorrow Short Term Portfolio                           20,105         28,292
       Tomorrow Medium Term Portfolio                          10,811         15,695
       Tomorrow Long Term Portfolio                             3,653         13,693

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                    NOTES TO FINANCIAL STATEMENTS (continued)

6. Net Increase (Decrease) in Accumulation Units

For the year ended December 31, 2000, transactions in accumulation units of the account were as follows:

                                             AIM            AIM             Alliance
                                           Capital      International        Money
                                        Appreciation       Equity            Market
                                          2 Fund        2   Fund       1    Portfolio
                     VARIABLE ANNUITY     ------        --------       --------------
Units Purchased .....................      6,871.60        7,904.47         509,882.34
Units Withdrawn .....................     (1,437.24)      (6,998.03)       (313,672.84)
Units Transferred Between Funds .....     11,086.17         (917.09)       (415,230.66)
Units Transferred From (To) AI Life .      3,166.16            0.00         (12,074.78)
                                         ----------      ----------      -------------
Net Increase (Decrease) .............     19,686.69          (10.65)       (231,095.94)
Units, at Beginning of the Year .....     29,393.04       21,718.81       1,440,087.19
                                         ----------      ----------      -------------
Units, at End of the Year ...........     49,079.73       21,708.16       1,208,991.25
                                         ==========      ==========      =============

Unit Value at December 31, 2000 .....    $    14.17      $    12.77      $       12.71
                                         ==========      ==========      =============

                                            Alliance      Alliance          Alliance
                                             Money         Money             Premier
                                             Market        Market            Growth
                                          3 Portfolio   5 Portfolio        1 Portfolio
                     VARIABLE ANNUITY     -----------   -----------        -----------
Units Purchased .....................          0.00       20,929.24         303,113.13
Units Withdrawn .....................       (253.05)         (44.09)       (277,860.09)
Units Transferred Between Funds .....          0.00      (10,867.43)        (43,364.80)
Units Transferred From (To) AI Life .          0.00            0.00          14,438.68
                                            -------      ----------      -------------
Net Increase (Decrease) .............       (253.05)      10,017.72          (3,673.08)
Units, at Beginning of the Year .....        741.67          459.91       2,092,120.32
                                            -------      ----------      -------------
Units, at End of the Year ...........        488.62       10,477.63       2,088,447.24
                                            =======      ==========      =============

Unit Value at December 31, 2000 .....       $ 12.81      $    12.66      $       38.15
                                            =======      ==========      =============

                                            Alliance      Alliance       Alliance
                                            Premier        Premier        Premier
                                             Growth        Growth         Growth
                                          2 Portfolio    3 Portfolio    4 Portfolio
                     VARIABLE ANNUITY     -----------    -----------    -----------
Units Purchased ......................          0.00           0.00        0.00
Units Withdrawn ......................     (7,306.86)    (16,848.45)     (18.67)
Units Transferred Between Funds ......     (4,254.05)          0.00        0.00
Units Transferred From (To) AI Life ..          0.00           0.00        0.00
                                          ----------     ----------     -------
Net Increase (Decrease) ..............    (11,560.91)    (16,848.45)     (18.67)
Units, at Beginning of the Year ......     54,294.71      26,324.01      481.35
                                          ----------     ----------     -------
Units, at End of the Year ............     42,733.80       9,475.56      462.68
                                          ==========     ==========     =======

Unit Value at December 31, 2000 ......    $    16.41     $    38.45     $ 38.08
                                          ==========     ==========     =======

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                                            Alliance         Alliance        Alliance
                                             Growth           Growth         Growth
                                               &                &              &
                                             Income           Income         Income
                                          1 Portfolio      2 Portfolio     3 Portfolio
                     VARIABLE ANNUITY     -----------      -----------     -----------
Units Purchased .....................       190,509.54            0.00           0.00
Units Withdrawn .....................      (340,354.74)     (12,061.60)     (9,329.85)
Units Transferred Between Funds .....       (48,789.26)     (20,334.59)          0.00
Units Transferred From (To) AI Life .         6,669.50            0.00           0.00
                                         -------------     -----------     ----------
Net Increase (Decrease) .............      (191,964.96)     (32,396.19)     (9,329.85)
Units, at Beginning of the Year .....     2,088,797.99      136,844.23      28,976.07
                                         -------------     -----------     ----------
Units, at End of the Year ...........     1,896,833.03      104,448.04      19,646.22
                                         =============     ===========     ==========

Unit Value at December 31, 2000 .....    $       35.45     $     22.41     $    35.73
                                         =============     ===========     ==========

                                              Alliance        Alliance        Alliance
                                               Growth          Growth          Growth
                                                 &               &               &
                                               Income          Income          Income
                                            4 Portfolio     5 Portfolio      6 Portfolio
                     VARIABLE ANNUITY       -----------     -----------      -----------
Units Purchased ..........................      0.00         23,462.92           0.00
Units Withdrawn ..........................     (0.24)          (343.89)        (41.29)
Units Transferred Between Funds ..........      0.00           (897.93)          0.00
Units Transferred From (To) AI Life ......      0.00              0.00           0.00
                                              ------        ----------        -------
Net Increase (Decrease) ..................     (0.24)        22,221.10         (41.29)
Units, at Beginning of the Year ..........     81.85         17,241.24         908.63
                                              ------        ----------        -------
Units, at End of the Year ................     81.61         39,462.34         867.34
                                              ======        ==========        =======

Unit Value at December 31, 2000 ..........    $35.39        $    35.31        $ 35.25
                                              ======        ==========        =======

                                                                        Alliance
                                           Alliance       Alliance     Short-Term
                                        International   International  Multi-Market
                                         1 Portfolio     3 Portfolio   1 Portfolio
                     VARIABLE ANNUITY    -----------     -----------   -----------
Units Purchased .....................      88,895.28          0.00           0.00
Units Withdrawn .....................    (106,501.64)      (759.90)    (14,927.01)
Units Transferred Between Funds .....      23,480.48       (121.04)     (3,355.22)
Units Transferred From (To) AI Life .       4,680.22          0.00           0.00
                                         -----------     ---------     ----------
Net Increase (Decrease) .............      10,554.34       (880.94)    (18,282.23)
Units, at Beginning of the Year .....     629,923.79      4,790.47      51,021.78
                                         -----------     ---------     ----------
Units, at End of the Year ...........     640,478.13      3,909.53      32,739.55
                                         ===========     =========     ==========

Unit Value at December 31, 2000 .....    $     16.04     $   16.17     $    12.31
                                         ===========     =========     ==========

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                                          Alliance        Alliance      Alliance
                                         Short-Term        Global        Global
                                        Multi-Market       Bond           Bond
                                        3 Portfolio     1 Portfolio    2 Portfolio
                     VARIABLE ANNUITY   -----------     -----------    -----------
Units Purchased ......................       0.00         2,378.22           0.00
Units Withdrawn ......................    (197.93)      (15,410.39)        (75.79)
Units Transferred Between Funds ......       0.00        (9,555.08)       (997.68)
Units Transferred From (To) AI Life ..       0.00           446.58           0.00
                                          -------      -----------      ---------
Net Increase (Decrease) ..............    (197.93)      (22,140.67)     (1,073.47)
Units, at Beginning of the Year ......     676.53       143,078.76       2,609.77
                                          -------      -----------      ---------
Units, at End of the Year ............     478.60       120,938.09       1,536.30
                                          =======      ===========      =========

Unit Value at December 31, 2000 ......    $ 12.40      $     13.23      $   10.25
                                          =======      ===========      =========

                                                         Alliance       Alliance
                                                           U.S.            U.S.
                                          Alliance      Government/     Government/
                                           Global       High Grade      High Grade
                                            Bond        Securities      Securities
                                        3 Portfolio    1 Portfolio     3 Portfolio
                     VARIABLE ANNUITY   -----------    -----------     -----------

Units Purchased ......................       0.00        18,114.74           0.00
Units Withdrawn ......................    (609.92)      (94,748.41)       (617.49)
Units Transferred Between Funds ......    (121.57)      (77,213.97)          0.00
Units Transferred From (To) AI Life ..       0.00        (9,322.73)          0.00
                                          -------      -----------      ---------
Net Increase (Decrease) ..............    (731.49)     (163,170.37)       (617.49)
Units, at Beginning of the Year ......     731.49       704,381.77       1,299.53
                                          -------      -----------      ---------
Units, at End of the Year ............       0.00       541,211.40         682.04
                                          =======      ===========      =========

Unit Value at December 31, 2000 ......    $ 13.33      $     13.86      $   13.97
                                          =======      ===========      =========

                                           Alliance                         Alliance
                                             U.S.          Alliance          North
                                          Government/       Global          American
                                          High Grade        Dollar         Government
                                          Securities      Government         Income
                                         5 Portfolio      1 Portfolio      1 Portfolio
                     VARIABLE ANNUITY    -----------      -----------      -----------

Units Purchased .....................      3,822.32        10,227.19        43,932.50
Units Withdrawn .....................       (483.13)      (12,435.03)      (51,878.17)
Units Transferred Between Funds .....     12,619.71         1,819.12        29,267.41
Units Transferred From (To) AI Life .          0.00             0.00           573.80
                                         ----------      -----------      -----------
Net Increase (Decrease) .............     15,958.90          (388.72)       21,895.54
Units, at Beginning of the Year .....      7,289.12       111,574.88       452,117.14
                                         ----------      -----------      -----------
Units, at End of the Year ...........     23,248.02       111,186.16       474,012.68
                                         ==========      ===========      ===========

Unit Value at December 31, 2000 .....    $    13.81      $     17.54      $     16.31
                                         ==========      ===========      ===========

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                                           Alliance        Alliance        Alliance
                                            Utility        Utility        Conservative
                                            Income         Income          Investors
                                         1 Portfolio     3 Portfolio      1 Portfolio
                     VARIABLE ANNUITY    -----------     -----------      -----------
Units Purchased .....................      54,541.87           0.00             0.00
Units Withdrawn .....................     (29,797.14)     (4,554.62)      (67,161.07)
Units Transferred Between Funds .....       1,219.95          90.37        (1,780.38)
Units Transferred From (To) AI Life .         323.11           0.00             0.00
                                         -----------      ---------      -----------
Net Increase (Decrease) .............      26,287.79      (4,464.25)      (68,941.45)
Units, at Beginning of the Year .....     367,300.62       4,554.62       455,648.34
                                         -----------      ---------      -----------
Units, at End of the Year ...........     393,588.41          90.37       386,706.89
                                         ===========      =========      ===========

Unit Value at December 31, 2000 .....    $     24.27      $   23.46      $     15.86
                                         ===========      =========      ===========

                                            Alliance     Alliance          Alliance
                                          Conservative    Growth            Growth
                                           Investors     Investors         Investors
                                          2 Portfolio   1 Portfolio       2 Portfolio
                     VARIABLE ANNUITY     -----------   -----------       -----------

Units Purchased .....................           0.00           0.00             0.00
Units Withdrawn .....................        (546.67)    (15,691.47)         (444.33)
Units Transferred Between Funds .....        (201.60)    (14,370.76)          118.45
Units Transferred From (To) AI Life .           0.00           0.00             0.00
                                           ---------    -----------        ---------
Net Increase (Decrease) .............        (748.27)    (30,062.23)         (325.88)
Units, at Beginning of the Year .....       9,991.37     151,515.40         7,148.50
                                           ---------    -----------        ---------
Units, at End of the Year ...........       9,243.10     121,453.17         6,822.62
                                           =========    ===========        =========
Unit Value at December 31, 2000 .....      $   14.20    $     19.29        $   16.27
                                           =========    ===========        =========

                                            Alliance         Alliance         Alliance
                                             Growth           Growth           Growth
                                           1 Portfolio      2 Portfolio     3 Portfolio
                     VARIABLE ANNUITY      -----------      -----------     -----------

Units Purchased .....................       152,459.23             0.00           0.00
Units Withdrawn .....................      (218,183.89)       (8,715.09)         (0.93)
Units Transferred Between Funds .....       (40,437.19)      (17,469.03)          0.00
Units Transferred From (To) AI Life .         2,930.59             0.00           0.00
                                         -------------      -----------      ---------
Net Increase (Decrease) .............      (103,231.26)      (26,184.12)         (0.93)
Units, at Beginning of the Year .....     1,666,132.37       116,430.54       4,156.54
                                         -------------      -----------      ---------
Units, at End of the Year ...........     1,562,901.11        90,246.42       4,155.61
                                         =============      ===========      =========
Unit Value at December 31, 2000 .....    $       31.12      $     19.87      $   31.37
                                         =============      ===========      =========

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                                             Alliance     Alliance          Alliance
                                              Growth       Growth            Growth
                                           4 Portfolio   5 Portfolio       6 Portfolio
                     VARIABLE ANNUITY      -----------   -----------       -----------
Units Purchased ..........................      0.00      25,504.27           0.00
Units Withdrawn ..........................     (0.24)       (270.46)        (23.08)
Units Transferred Between Funds ..........      0.00       3,300.78           0.00
Units Transferred From (To) AI Life ......      0.00         479.30           0.00
                                              ------     ----------        -------
Net Increase (Decrease) ..................     (0.24)     29,013.89         (23.08)
Units, at Beginning of the Year ..........     79.59       7,156.89         507.99
                                              ------     ----------        -------
Units, at End of the Year ................     79.35      36,170.78         484.91
                                              ======     ==========        =======

Unit Value at December 31, 2000 ..........    $31.07     $    30.98        $ 30.93
                                              ======     ==========        =======

                                            Alliance       Alliance      Alliance
                                             Total          Total          Total
                                            Return          Return        Return
                                          1 Portfolio    2 Portfolio    3 Portfolio
                     VARIABLE ANNUITY     -----------    -----------    -----------
Units Purchased .....................      67,799.26           0.00           0.00
Units Withdrawn .....................     (74,877.14)        (55.64)         (0.30)
Units Transferred Between Funds .....      65,973.22       6,790.47           0.00
Units Transferred From (To) AI Life .       4,741.90           0.00           0.00
                                         -----------      ---------      ---------
Net Increase (Decrease) .............      63,637.24       6,734.83          (0.30)
Units, at Beginning of the Year .....     521,657.49           0.00       2,261.25
                                         -----------      ---------      ---------
Units, at End of the Year ...........     585,294.73       6,734.83       2,260.95
                                         ===========      =========      =========

Unit Value at December 31, 2000 .....    $     21.71      $   10.74      $   17.03
                                         ===========      =========      =========

                                        Alliance      Alliance
                                          Total       Worldwide        Alliance
                                         Return     Privatization      Technology
                     VARIABLE ANNUITY  4 Portfolio   1 Portfolio      1 Portfolio
                                       -----------   -----------      -----------
Units Purchased ...................       0.00        92,331.83         386,454.19
Units Withdrawn ...................      (0.38)      (65,228.43)       (144,051.34)
Units Transferred Between Funds ...       0.00       (57,432.62)        266,510.60
Units Transferred From (To) AI Life       0.00         3,399.71          18,861.44
                                       -------      -----------      -------------
Net Increase (Decrease) ...........      (0.38)      (26,929.51)        527,774.89
Units, at Beginning of the Year ...     127.86       520,828.28       1,399,804.13
                                       -------      -----------      -------------
Units, at End of the Year .........     127.48       493,898.77       1,927,579.02
                                       =======      ===========      =============

Unit Value at December 31, 2000 ...    $ 21.67      $     18.26      $       24.78
                                       =======      ===========      =============

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                                                Alliance           Alliance          Alliance
                                               Technology          Technology        Technology
                                               2 Portfolio        3 Portfolio       4 Portfolio
                     VARIABLE ANNUITY          -----------        -----------       -----------
Units Purchased ...........................          0.00             0.00              0.00
Units Withdrawn ...........................    (20,484.11)            0.00             (8.20)
Units Transferred Between Funds ...........      1,707.39            56.37              0.00
Units Transferred From (To) AI Life .......          0.00             0.00              0.00
                                               ----------           ------           -------
Net Increase (Decrease) ...................    (18,776.72)           56.37             (8.20)
Units, at Beginning of the Year ...........     65,745.89             0.00            261.16
                                               ----------           ------           -------
Units, at End of the Year .................     46,969.17            56.37            252.96
                                               ==========           ======           =======
Unit Value at December 31, 2000 ...........    $    22.29           $23.67           $ 24.74
                                               ==========           ======           =======

                                                                                  Alliance
                                                                                    Real
                                                 Alliance        Alliance          Estate
                                                 Quasar           Quasar          Investment
                                               1 Portfolio      2 Portfolio      1 Portfolio
                     VARIABLE ANNUITY          -----------      -----------      -----------
Units Purchased .....................           82,458.69             0.00         25,664.70
Units Withdrawn .....................          (45,627.14)       (8,834.66)       (16,526.64)
Units Transferred Between Funds .....           68,086.53           772.97         16,427.68
Units Transferred From (To) AI Life .            4,439.56             0.00              0.00
                                              -----------       ----------       -----------
Net Increase (Decrease) .............          109,357.64        (8,061.69)        25,565.74
Units, at Beginning of the Year .....          756,712.16        21,811.17        191,461.45
                                              -----------       ----------       -----------
Units, at End of the Year ...........          866,069.80        13,749.48        217,027.19
                                              ===========       ==========       ===========

Unit Value at December 31, 2000 .....         $     12.46       $    12.14       $     11.35
                                              ===========       ==========       ===========

                                          Alliance
                                            Real          Alliance          Dreyfus
                                           Estate           High             Stock
                                         Investment         Yield            Index
                                        3 Portfolio      1 Portfolio         2 Fund
                     VARIABLE ANNUITY   -----------      -----------         ------
Units Purchased .....................         0.00        32,252.87        13,516.16
Units Withdrawn .....................        (0.26)      (26,613.57)       (9,231.91)
Units Transferred Between Funds .....         0.00       (67,518.53)        4,174.02
Units Transferred From (To) AI Life .         0.00           576.64        11,822.35
                                         ---------      -----------      -----------
Net Increase (Decrease) .............        (0.26)      (61,302.59)       20,280.62
Units, at Beginning of the Year .....     1,124.68       311,807.12       178,957.20
                                         ---------      -----------      -----------
Units, at End of the Year ...........     1,124.42       250,504.53       199,237.82
                                         =========      ===========      ===========

Unit Value at December 31, 2000 .....    $   11.42      $      8.79      $     19.77
                                         =========      ===========      ===========

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                                                 Dreyfus        Dreyfus
                                                  Zero           Small          Fidelity
                                                 Coupon         Company          Money
                                                  2000           Stock           Market
                                              2 Portfolio     2 Portfolio     2 Portfolio
                           VARIABLE ANNUITY   -----------     -----------     -----------
Units Purchased ...........................         0.00          915.47        31,810.29
Units Withdrawn ...........................      (486.91)      (4,170.56)      (56,232.78)
Units Transferred Between Funds ...........    (3,718.10)       9,567.59        60,020.81
Units Transferred From (To) AI Life .......         0.00          339.58             0.00
                                               ---------      ----------      -----------
Net Increase (Decrease) ...................    (4,205.01)       6,652.08        35,598.32
Units, at Beginning of the Year ...........     4,205.01       22,441.86       203,824.29
                                               ---------      ----------      -----------
Units, at End of the Year .................         0.00       29,093.94       239,422.61
                                               =========      ==========      ===========

Unit Value at December 31, 2000 ...........    $   12.18      $    11.42      $     12.05
                                               =========      ==========      ===========

                                                Fidelity                        Fidelity
                                                 Asset        Fidelity            High
                                                Manager        Growth            Income
                     VARIABLE ANNUITY         2 Portfolio    2 Portfolio      2 Portfolio
                                              -----------    -----------      -----------
Units Purchased ...........................     3,357.59       24,706.65           678.57
Units Withdrawn ..........................     (2,586.11)     (20,375.99)       (1,963.93)
Units Transferred Between Funds ..........    (12,726.06)      (5,842.79)      (11,094.41)
Units Transferred From (To) AI Life ......          0.00       15,913.92             0.00
                                              ----------     -----------       ----------
Net Increase (Decrease) ..................    (11,954.58)      14,401.79       (12,379.77)
Units, at Beginning of the Year ..........     84,516.55      217,583.76        50,360.48
                                              ----------     -----------       ----------
Units, at End of the Year ................     72,561.97      231,985.55        37,980.71
                                              ==========     ===========       ==========

Unit Value at December 31, 2000 ..........    $    15.23     $     20.06       $     9.52
                                              ==========     ===========       ==========

                                           Fidelity
                                          Investment
                                             Grade        Fidelity        Fidelity
                                             Bond         Overseas       Contrafund
                                         2 Portfolio     2 Portfolio     2 Portfolio
                     VARIABLE ANNUITY    -----------     -----------     -----------
Units Purchased .....................      3,818.09            0.00        7,701.31
Units Withdrawn .....................     (2,193.34)      (8,509.81)      (3,648.23)
Units Transferred Between Funds .....     (4,752.26)      (2,767.58)       9,917.54
Units Transferred From (To) AI Life .        374.26            0.00        4,078.17
                                         ----------      ----------      ----------
Net Increase (Decrease) .............     (2,753.25)     (11,277.39)      18,048.79
Units, at Beginning of the Year .....     45,932.23       21,909.50       36,168.81
                                         ----------      ----------      ----------
Units, at End of the Year ...........     43,178.98       10,632.11       54,217.60
                                         ==========      ==========      ==========

Unit Value at December 31, 2000 .....    $    12.94      $    14.70      $    14.69
                                         ==========      ==========      ==========

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                                                 Merrill       Merrill       Merrill
                                                  Lynch         Lynch         Lynch
                                                  Basic       Developing     Global
                                                  Value        Capital       Growth
                                                  Focus        Markets        Focus
                                                 1 Fund        1 Fund        1 Fund
                           VARIABLE ANNUITY      ------        ------        ------
Units Purchased ...........................         0.00         0.00           0.00
Units Withdrawn ...........................        (5.49)       (0.92)         (1.19)
Units Transferred Between Funds ...........         0.00         0.00           0.00
Units Transferred From (To) AI Life .......         0.00         0.00           0.00
                                               ---------      -------      ---------
Net Increase (Decrease) ...................        (5.49)       (0.92)         (1.19)
Units, at Beginning of the Year ...........     5,491.85       915.38       1,189.48
                                               ---------      -------      ---------
Units, at End of the Year .................     5,486.36       914.46       1,188.29
                                               =========      =======      =========

Unit Value at December 31, 2000 ...........    $   14.13      $  7.83      $   10.89
                                               =========      =======      =========

                                                 Merrill     Merrill         Merrill
                                                  Lynch       Lynch           Lynch
                                                 Global        High       International
                                                Strategy     Current         Equity
                                                  Focus       Income          Focus
                                                 1 Fund      1 Fund          1 Fund
                                                 ------      ------          ------
                     VARIABLE ANNUITY
Units Purchased ......................              0.00         0.00           0.00
Units Withdrawn ......................             (3.71)       (3.07)         (2.13)
Units Transferred Between Funds ......              0.00         0.00           0.00
Units Transferred From (To) AI Life ..              0.00         0.00           0.00
                                               ---------    ---------      ---------
Net Increase (Decrease) ..............             (3.71)       (3.07)         (2.13)
Units, at Beginning of the Year ......          3,713.55     3,068.45       2,127.43
                                               ---------    ---------      ---------
Units, at End of the Year ............          3,709.84     3,065.38       2,125.30
                                               =========    =========      =========

Unit Value at December 31, 2000 ......         $   11.44    $    9.05      $   11.28
                                               =========    =========      =========

                                              Merrill       Merrill
                                              Lynch          Lynch        Mitchell
                                              Prime         Quality       Hutchins
                                               Bond         Equity        Balanced
                     VARIABLE ANNUITY         1 Fund        1 Fund      1 Portfolio
                                              ------        ------      -----------
Units Purchased ........................     1,486.87         0.00         410.99
Units Withdrawn ........................        (4.37)       (0.96)       (192.19)
Units Transferred Between Funds ........         0.00         0.00           0.00
Units Transferred From (To) AI Life ....         0.00         0.00           0.00
                                            ---------      -------      ---------
Net Increase (Decrease) ................     1,482.50        (0.96)        218.80
Units, at Beginning of the Year ........     4,376.06       957.89       2,831.56
                                            ---------      -------      ---------
Units, at End of the Year ..............     5,858.56       956.93       3,050.36
                                            =========      =======      =========

Unit Value at December 31, 2000 ........    $   11.15      $ 13.31      $   13.15
                                            =========      =======      =========

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                                                                               Mitchell
                                                Mitchell       Mitchell        Hutchins
                                                Hutchins       Hutchins        Growth
                                                 Global          High            &
                                                 Income         Income         Income
                                               1 Portfolio    1 Portfolio    1 Portfolio
                           VARIABLE ANNUITY    -----------    -----------    -----------
Units Purchased ...........................         0.00       2,039.91         376.61
Units Withdrawn ...........................      (234.86)       (269.45)        (30.80)
Units Transferred Between Funds ...........         0.00         446.51         689.40
Units Transferred From (To) AI Life .......         0.00           0.00           0.00
                                               ---------      ---------      ---------
Net Increase (Decrease) ...................      (234.86)      2,216.97       1,035.21
Units, at Beginning of the Year ...........     2,650.87       3,026.51         685.38
                                               ---------      ---------      ---------
Units, at End of the Year .................     2,416.01       5,243.48       1,720.59
                                               =========      =========      =========

Unit Value at December 31, 2000 ...........    $   11.47      $   10.93      $   16.22
                                               =========      =========      =========

                                                Mitchell         Mitchell      Van Eck
                                                Hutchins         Hutchins     Worldwide
                                                Tactical         Tactical       Hard
                                               Allocation       Allocation     Assets
                                              1 Portfolio      4 Portfolio     2 Fund
                     VARIABLE ANNUITY         -----------      -----------     ------
Units Purchased .......................        12,145.92           0.00           0.00
Units Withdrawn .......................        (1,182.87)        (45.08)       (729.76)
Units Transferred Between Funds .......         2,602.87           0.00       2,160.22
Units Transferred From (To) AI Life ...             0.00           0.00           0.00
                                              ----------        -------      ---------
Net Increase (Decrease) ...............        13,565.92         (45.08)      1,430.46
Units, at Beginning of the Year .......        23,181.78         992.09       1,690.70
                                              ----------        -------      ---------
Units, at End of the Year .............        36,747.70         947.01       3,121.16
                                              ==========        =======      =========

Unit Value at December 31, 2000 .......       $    16.88        $ 16.86      $    9.33
                                              ==========        =======      =========

                                           Van Eck          WP&G           WP&G
                                          Worldwide      Tommorrow       Tommorrow
                                          Emerging         Short          Medium
                                           Markets         Term            Term
                                           2 Fund       2 Portfolio     2 Portfolio
                     VARIABLE ANNUITY      ------       -----------     -----------
Units Purchased .....................       188.52            0.00           0.00
Units Withdrawn .....................      (102.06)        (275.62)        (37.98)
Units Transferred Between Funds .....    (1,038.67)     (18,659.42)     (8,045.77)
Units Transferred From (To) AI Life .     1,359.14            0.00           0.00
                                         ---------      ----------      ---------
Net Increase (Decrease) .............       406.93      (18,935.04)     (8,083.75)
Units, at Beginning of the Year .....     1,076.74       18,935.04       8,083.75
                                         ---------      ----------      ---------
Units, at End of the Year ...........     1,483.67            0.00           0.00
                                         =========      ==========      =========

Unit Value at December 31, 2000 .....    $    6.82      $    13.80      $   15.34
                                         =========      ==========      =========

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                                                                        WP&G
                                                                     Tommorrow
                                                                        Long
                                                                        Term
                                                                    2 Portfolio
                     VARIABLE ANNUITY                               -----------
Units Purchased ................................................          0.00
Units Withdrawn ................................................         (1.10)
Units Transferred Between Funds ................................     (1,957.79)
Units Transferred From (To) AI Life ............................          0.00
                                                                     ---------
Net Increase (Decrease) ........................................     (1,958.89)
Units, at Beginning of the Year ................................      1,958.89
                                                                     ---------
Units, at End of the Year ......................................          0.00
                                                                     =========

Unit Value at December 31, 2000 ................................     $   16.91
                                                                     =========

Footnote 1 are the funds under the Ovation, Trilogy and Paradigm products. Footnote 2 are the funds under the Profile product.
Footnote 3 are the funds under the Alliance Gallery product.
Footnote 4 are the funds under the Ovation, Trilogy, Paradigm and Profile products that have elected the Accidental Death Benefit option.
Footnote 5 are the funds under the Trilogy, Paradigm and Profile products that are subject to 12B-1 fees.
Footnote 6 are the funds under the Trilogy, Paradigm, and Profile products that are subject to 12B-1 fees and have elected the Accidental Death Benefit option.

                  AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY
                              OF NEW YORK (AI LIFE)
                               VARIABLE ACCOUNT A

                    NOTES TO FINANCIAL STATEMENTS (continued)

7.  Net Increase (Decrease) in Annuity Units

For the year ended December 31, 2000, transactions in annuity units of the account were as follows:

                                                                                                     Alliance
                                                                               Alliance               Growth             Alliance
                                                                                Premier                 &                 Global
                                                                                Growth                Income               Bond
                                                                              1 Portfolio           1 Portfolio         1 Portfolio
                              VARIABLE ANNUITY                                -----------           -----------        -------------
Units Purchased ...................................................               911.22              1,165.42                0.00
Units Withdrawn ...................................................                 0.00                  0.00               (9.46)
Units Transferred Between Funds ...................................                 0.00                  0.00                0.00
Units Transferred From (To) AI Life ...............................                 0.00                  0.00                0.00
                                                                               ---------             ---------           ---------
Net Increase (Decrease) ...........................................               911.22              1,165.42               (9.46)
Units, at Beginning of the Year ...................................               211.87                309.60              522.51
                                                                               ---------             ---------           ---------
Units, at End of the Year .........................................             1,123.09              1,475.02              513.05
                                                                               =========             =========           =========

Unit Value at December 31, 2000 ...................................            $   34.05             $   31.65           $   11.81
                                                                               =========             =========           =========

                                                                               Alliance
                                                                                 U.S.
                                                                             Government/
                                                                                 High                                    Alliance
                                                                                 Grade               Alliance            Worldwide
                                                                               Securities             Growth           Privatization
                                                                              1 Portfolio           2 Portfolio         1 Portfolio
                              VARIABLE ANNUITY                                -----------           -----------        -------------
Units Purchased ...................................................                 0.00              1,771.12                0.00
Units Withdrawn ...................................................                (4.62)                 0.00               (5.88)
Units Transferred Between Funds ...................................                 0.00                  0.00                0.00
Units Transferred From (To) AI Life ...............................                 0.00                  0.00                0.00
                                                                               ---------             ---------           ---------
Net Increase (Decrease) ...........................................                (4.62)             1,771.12               (5.88)
Units, at Beginning of the Year ...................................               261.01                  0.00              324.19
                                                                               ---------             ---------           ---------
Units, at End of the Year .........................................               256.39              1,771.12              318.31
                                                                               =========             =========           =========

Unit Value at December 31, 2000 ...................................            $   12.37             $   19.72           $   16.30
                                                                               =========             =========           =========

                                                                               Alliance              Alliance            Alliance
                                                                               Technology           Technology            Quasar
                                                                              1 Portfolio           2 Portfolio         2 Portfolio
                              VARIABLE ANNUITY                                -----------           -----------         ----------
Units Purchased ...................................................               804.85              2,044.29            5,774.40
Units Withdrawn ...................................................                 0.00                  0.00                0.00
Units Transferred Between Funds ...................................                 0.00                  0.00                0.00
Units Transferred From (To) AI Life ...............................                 0.00                  0.00                0.00
                                                                               ---------             ---------           ---------
Net Increase (Decrease) ...........................................               804.85              2,044.29            5,774.40
Units, at Beginning of the Year ...................................                 0.00                  0.00                0.00
                                                                               ---------             ---------           ---------
Units, at End of the Year .........................................               804.85              2,044.29            5,774.40
                                                                               =========             =========           =========

Unit Value at December 31, 2000 ...................................            $   22.12             $   22.12           $   12.05
                                                                               =========             =========           =========

Footnote 1 are the funds under the Alliance Gallery, Ovation, Trilogy and Paradigm products.
Footnote 2 are the funds under the Profile product.

                                                                               Alliance
                                                                                 Real
                                                                                 Estate              Fidelity            Fidelity
                                                                               Investment             Growth             Overseas
                                                                              1 Portfolio           2 Portfolio         2 Portfolio
                              VARIABLE ANNUITY                                -----------           -----------         ----------
Units Purchased ...................................................                 0.00              5,839.01            3,710.78
Units Withdrawn ...................................................                (5.92)                 0.00                0.00
Units Transferred Between Funds ...................................                 0.00                  0.00                0.00
Units Transferred From (To) AI Life ...............................                 0.00                  0.00                0.00
                                                                               ---------             ---------           ---------
Net Increase (Decrease) ...........................................                (5.92)             5,839.01            3,710.78
Units, at Beginning of the Year ...................................               329.22                  0.00                0.00
                                                                               ---------             ---------           ---------
Units, at End of the Year .........................................               323.30              5,839.01            3,710.78
                                                                               =========             =========           =========

Unit Value at December 31, 2000 ...................................            $   10.13             $   19.91           $   14.59
                                                                               =========             =========           =========

Footnote 1 are the funds under the Alliance Gallery, Ovation, Trilogy and Paradigm products.
Footnote 2 are the funds under the Profile product.

                                     PART C
                                OTHER INFORMATION

Item 24. Financial Statements and Exhibits.

(a)   Financial Statements


      Audited Statements of American International Life Assurance Company of New York and Separate Account A for the year ended December 31, 2000, are included in Part B of the registration statement.


(b)   Exhibits

      1. Certificate of Resolution for American International Life Assurance Company of New York dated June 5, 1986, authorizing the issuance and sale of variable and fixed annuity contracts.*

      2.    N/A

      3.    (a)   Principal Underwriter's Agreement between American
                  International Life Assurance Company of New York and American
                  International Fund Distributors, dated August 1, 1988;*

            (b) Broker/Dealer Agreement between American International Life Assurance Company of New York and American International Fund Distributors, dated August 1, 1988;*

            (c) Selling Agreement between American International Life Assurance Company of New York, AIG Life Insurance Company and AIG Equity Sales Corporation, dated October 1998*

            (d) Distribution Agreement between American International Life Assurance Company of New York, AIG Life Insurance Company and Alliance Fund Distributors, dated June 11, 1991;*

            (e) Buy Sell Agreement between American International Life Assurance Company of New York and Alliance Variable Products Series Fund and Alliance Capital Management, L.P., dated June 11, 1991*

      4.    (a)   Form of Individual Variable Annuity Single Purchase Payment
                  Policy (45649 - 4/87)*

            (b)   Form of Individual Variable Annuity Policy (21VAN0896NY)*

            (c)   Form of Group Variable Annuity Policy (21GVAN897NY)*

            (d)   Form of Variable Annuity Certificate of Coverage(26GVAN897NY)*

            (e)   Form of Group Immediate Variable Annuity Contract
                  (21GVIA1000)##

            (f) Form of Individual Variable Annuity Policy (26GVIA1000) and Certificate Schedule##

            (g)   Form of Group Variable Annuity Group Contract (21GVAN999)
                  ###

            (h)   Form of Variable Annuity Certificate of Coverage (26GVAN999NY)
                  ###

            (i) Form of Variable Annuity Certificate of Coverage and Contract (26 GNSVAN 800) ####

            (j) Form of Group Variable Annuity Contract (21GNSVAN800) (filed electronically herein).

      5.    (a)   Form of Single Premium Variable Annuity application (52971
                  11/96)*

            (b)   Form of Group Variable Annuity application (24GVAN897)*

      6.    (a)   By-Laws of American International Life Assurance Company of
                  New York as amended on 3/25/75;*

            (b) Certificate of Incorporation of American International Life Assurance Company of New York, dated March 5, 1962;*

            (c) Certificate of Amendment of the Certificate of Incorporation of American International Life Assurance Company of New York, dated February 4, 1972;*

            (d) Certificate of Amendment of the Certificate of Incorporation of American International Life Assurance Company of New York, dated January 18, 1985;*

            (e) Certificate of Amendment of the Certificate of Incorporation of American International Life Assurance Company of New York, dated June 1, 1987;*

            (f) Certificate of Amendment of the Certificate of Incorporation of American International Life Assurance Company of New York, dated March 22, 1989;*

            (g) Certificate of Amendment of the Certificate of Incorporation of American International Life Assurance Company of New York, dated June 27, 1991*

      7.    N/A

      8. Delaware Valley Financial Services, Inc. Administrative Agreement, appointing Delaware Valley Financial Services, Inc. by AIG Life Insurance Company and American International Life Assurance Company of New York, dated October 1, 1986*

      9.    Opinion and Consent of Counsel (filed electronically herewith).

     10.    (a)   Consent of Morgan, Lewis & Bockius LLP (filed electronically herewith).

            (b) Consent of Independent Accountants (filed electronically herewith).

      (11)  N/A

      (12)  N/A

      (13)  Performance Data (Form of Schedule)#

      (14)  (a)   Powers of Attorney **
            (b)   Power of Attorney ***

* Incorporated by reference to Registrant's Post-Effective Amendment No. 10 to Form N-4 (File No. 33-39170), filed on October 27, 1998.

** Incorporated by reference to Registrant's Post-Effective Amendment No. 2 to Form N-4 (File No. 33-90686) filed on May 2, 1997.

*** Incorporated by reference to Registrant's Post-Effective Amendment No. 12 to Form N-4 (File No. 33-39170) filed on May 1, 2000.

# Incorporated by reference to Registrant's Pre-Effective Amendment No. 2 to Form N-4 (File No. 333-63730) filed on October 29, 2001.

## Incorporated by reference to Registrant's Registration Statement on Form N-4 (File No. 333-63412) filed on June 20, 2001.

### Incorporated by reference to Registrant's Registration Statement on Form N-4 (File No. 333-63730) filed on June 25, 2001.

#### Incorporated by reference to Registrant's Registration Statement on Form N-4 (File No. 333-67866) filed on August 17, 2001.

Item 25. Directors and Officers of the Depositor.

The following are the Principal Officers and Directors of the Company:

Officers:

Name and Principal                     Position and Offices
Business Address                       with the Company

James A. Bambrick                      Senior Vice President
One Alico Plaza
600 King Street
Wilmington, DE 19801

Paul S. Bell                           Director, Senior Vice President,
One Alico Plaza                        Chief Actuary
600 King Street
Wilmington, DE 19801

Marion E. Fajen                        Director
5608 N. Waterbury Road
Des Moines, IA 50312

Partick J. Foley                       Director
Donovan, Perry, Carbon
   McDermit & Radzil
Wall Street Plaza
88 Pine Street
New York, NY 10005

Cecil C. Gamwell, III                  Director
419 West Beach Road
Charleston, RI 02813

Maurice R. Greenberg                   Director
70 Pine Street
New York, New York 10270

Jack R. Harnes                         Director
70 Pine Street
New York, New York 10270

John Iniss Howell                      Director
Indian Rock Corporation
263 Glenville Road, 2nd Floor
Greenwich, CT 06831

Jeffrey M. Kestenbaum                  Executive Vice President
80 Pine Street
New York, New York 10005

Jerome T. Muldowney                    Director, Senior Vice  President
175 Water Street
New York, New York 10038

Edward E. Matthews                     Senior Vice President - Finance
70 Pine Street
New York, New York 10270

Robinson Kendall Nottingham            Director, Chairman of the Board
One Alico Plaza
600 King Street
Wilmington, DE 19801

John Oehmke                            Chief Financial Officer, Vice President
One Alico Plaza
600 King Street
Wilmington, DE 19801

Nicholas A. O'Kulich                   Director, Vice  Chairman, Treasurer
70 Pine Street
New York, New York 10270

Edmund Sze-Wing Tse                    Director
70 Pine Street
New York, New York 10270

Elizabeth M. Tuck                      Secretary - Corporate
70 Pine Street
New York, New York 10270

Gerald W. Wyndorf                      Director, Chief Executive Officer,
80 Pine Street                         President
New York, New York 10005

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

Incorporated by reference to the Form 10-K, Exhibit 21 filed by American International Group (parent of registrant) for the year ended December 31, 2000.

Item 27. Number of Contractowners

Not applicable.

Item 28. Indemnification

Incorporated by reference to Principal Underwriter's Agreement between American International Life Assurance Company of New York and American International Fund Distributors, dated August 1, 1988, and filed electronically on October 27, 1998 as an exhibit to post-effective amendment no. 10 to the registration statement on Form N-4 (File No. 33-39170).

Item 29. Principal Underwriter

(a) AIG Equity Sales Corp., the principal underwriter for Variable Account A, also acts as the principal underwriter for other separate accounts of the Depositor, and for the separate accounts of AIG Life Insurance Company, an affiliated company.

(b) The following information is provided for each director and officer of the principal underwriter:

Name and Principal Business Address*   Positions and Offices with Underwriter
------------------------------------   --------------------------------------

Kevin Clowe                            Director
Ernest T. Patrikis                     Director
Walter R. Josiah                       Director and President
Ronald Alan Latz                       Director, Vice President and Financial
                                       Operations Principal
Jerome Thomas Muldowney                Director
Helen Stefanis                         Director
Martinnette J. Witrick                 Vice President and Compliance Officer
Kenneth F. Judkowitz                   Vice President
Elizabeth M. Tuck                      Secretary

*     Business address is 70 Pine Street, New York, New York 10270.

(c)                     Net
      Name of           Underwriting   Compensation
      Principal         Discounts and  on            Brokerage
      Underwriter       Commission     Redemption    Commissions  Compensation
      -----------       ----------     ----------    -----------  ------------

      AIG Equity            $0            $0               $0          $0
      Sales Corp.

Item 30. Location of Accounts and Records.

Kenneth F. Judkowitz, Vice President of AIG Life Insurance Company, whose address is 70 Pine Street, New York, New York 10270, maintains physical possession of the accounts, books, or documents of Variable Account I required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder.

Item 31. Management Services.

Not applicable.

Item 32. Undertakings

(a) Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a

      Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

(c) Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

(d) Registrant represents that in connection with 403(b) Plans, it is relying on the November 28, 1988 no-action letter issued by the SEC to the American Council of Life Insurance.

(e) Registrant represents that the fees and charges deducted under the contracts offered by this registration statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the company.

                                   SIGNATURES


      As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Wilmington, and State of Delaware on this 27th day of November, 2001.


                                    Variable Account A
                                    By: American International Life Assurance
                                    Company of New York

                                        /s/ Kenneth D. Walma
                                    By: ________________________________________
                                        Kenneth D. Walma,
                                        Vice President and General Counsel


                                    American International Life Assurance
                                    Company of New York

                                        /s/ Kenneth D. Walma
                                    By: ________________________________________
                                        Kenneth D. Walma,
                                        Vice President and General Counsel

      As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                         Date
---------                     -----                         ----


Paul S. Bell*                 Chief Actuary, Senior         November 27, 2001
----------------------------  Vice President, Director
Paul S. Bell

Marion E. Fajen*              Director                      November 27, 2001
----------------------------
Marion E. Fajen

Patrick J. Foley*             Director                      November 27, 2001
----------------------------
Patrick J. Foley

Cecil C. Gamwell, III*        Director                      November 27, 2001
----------------------------
Cecil C. Gamwell, III

M.R. Greenberg*               Director                      November 27, 2001
----------------------------
M.R. Greenberg

Jack R. Harnes*               Director                      November 27, 2001
----------------------------
Jack R. Harnes

John Iniss Howell*            Director                      November 27, 2001
----------------------------
John Iniss Howell

Edward. E. Matthews*          Senior Vice President,        November 27, 2001
----------------------------  Director
Edward E. Matthews

Jerome T. Muldowney*          Senior Vice President,        November 27, 2001
----------------------------  Director
Jerome T. Muldowney

Robinson Kendall Nottingham*  Chairman of the Board         November 27, 2001
----------------------------  of Directors, Director
Robinson Kendall Nottingham

John Oehmke*                  Vice President, Chief         November 27, 2001
----------------------------  Financial Officer
John Oehmke

Nicholas A. O'Kulich*         Vice Chairman, Treasurer,     November 27, 2001
----------------------------  Director
Nicholas A. O'Kulich

Edmund Sze-Wing Tse*          Director                      November 27, 2001
----------------------------
Edmund Sze-Wing Tse

Elizabeth M. Tuck*            Secretary                     November 27, 2001
----------------------------
Elizabeth M. Tuck

Gerald W. Wyndorf*            Director                      November 27, 2001
----------------------------
Gerald W. Wyndorf


*By: /s/ Kenneth D. Walma
     -----------------------
     Kenneth D. Walma,
     Attorney in Fact

                                INDEX TO EXHIBITS

Exhibit

b(4)        Form of Group Variable Annuity Contract

b(9)        Opinion and Consent of Counsel

b(10)(a)    Consent of Morgan, Lewis & Bockius LLP

b(10)(b)    Consent of Independent Accountants